Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286293

PROSPECTUS

GRAYSCALE COINDESK CRYPTO 5 ETF

Grayscale CoinDesk Crypto 5 ETF (formerly known as Grayscale Digital Large Cap Fund LLC) (the “Fund”) is a Cayman Islands limited liability company that is authorized under its Third Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) to create and issue shares (the “Shares”), which represent equal, fractional undivided interests in the profits, losses, distributions, capital and assets of, and ownership of, the Fund. The Fund’s purpose is to hold the top digital assets by market capitalization that meet certain criteria set by the Fund. The Fund’s investment objective is for the value of the Shares (based on NAV per Share) to reflect the value of the digital assets held by the Fund (the “Fund Components”) as determined by reference to their respective Index Prices or Digital Asset Reference Rates (as defined herein) and weightings within the Fund, plus any cash held by the Fund and reduced by the Fund’s expenses and other liabilities. While an investment in the Shares is not a direct investment in the Fund Components, the Shares are designed to provide investors with a cost-effective and convenient way to gain investment exposure to the digital assets held by the Fund. Grayscale Investments, LLC (“GSI”) was the manager of the Fund before January 1, 2025, Grayscale Operating, LLC (“GSO”) was the co-manager of the Fund from January 1, 2025 to May 3, 2025, and Grayscale Investments Sponsors, LLC (“GSIS”) was the co-manager of the Fund from January 1, 2025 to May 3, 2025 and is and will be the sole remaining manager thereafter (each of GSI, GSO and GSIS, the “Manager,” as the context may require, and GSO and GSIS, together, the “Co-Managers”). The Bank of New York Mellon is the transfer agent for the Fund (in such capacity, the “Transfer Agent”) and the administrator for the Fund (in such capacity, the “Administrator”), Coinbase, Inc. is the prime broker for the Fund (the “Prime Broker”) and Coinbase Custody Trust Company, LLC is the custodian for the Fund (the “Custodian”).

The Shares have been approved for listing on NYSE Arca, Inc. (“NYSE Arca”) under the symbol “GDLC.” The Fund intends to issue Shares on a continuous basis and is registering an indeterminate number of Shares. It is expected that the Shares will be sold to the public at varying prices to be determined by reference to, among other considerations, the prices of the Fund Components and the trading price of the Shares on the NYSE Arca at the time of each sale.

The Shares may be purchased from the Fund only in one or more blocks of 10,000 Shares (a block of 10,000 Shares is called a “Basket”). The Fund issues Baskets of Shares to certain authorized participants (“Authorized Participants”) on an ongoing basis as described in “Plan of Distribution.” In addition, the Fund redeems Shares in Baskets on an ongoing basis from Authorized Participants. The Fund is currently able to accept Cash Orders (as defined herein), pursuant to which an Authorized Participant will deposit cash into, or accept cash from, the Cash Account in connection with the creation and redemption of Baskets, and a third party (a “Liquidity Provider”) that is not an agent of, or otherwise acting on behalf of, such Authorized Participant will obtain or receive Fund Components in exchange for cash in connection with such order. However, the Fund is not at this time able to create and redeem shares via in-kind transactions with Authorized Participants. Although the SEC recently approved orders to permit in-kind creations and redemptions by authorized participants for certain spot digital asset exchange-traded product ("ETP") shares, it is not yet clear whether or how market participants, including registered broker-dealers, will adjust their activities to account for the new orders. In light of the new orders, NYSE Arca may seek the necessary regulatory approval to amend its listing rules to permit the Fund to do so (the “In-Kind Regulatory Approval”). Subject to NYSE Arca seeking and obtaining In-Kind Regulatory Approval, in the future the Fund may also create and redeem Shares via in-kind transactions with Authorized Participants or their designees (any such designee, an “AP Designee”) in exchange for the Fund Components and cash, if any. There can be no assurance as to when NYSE Arca will seek or obtain such regulatory approval, if at all. See “Description of Creation and Redemption of Shares.” Some of the activities of the Authorized Participants will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions under the Securities Act of 1933, as amended (the “Securities Act”). See “Plan of Distribution.” Since July 1, 2022, the Fund Components have consisted of the digital assets that make up the CoinDesk Large Cap Select Index (DLCS) (the “DLCS”), as rebalanced from time to time, subject to the Manager’s discretion to exclude individual digital assets in certain cases. Effective from June 5, 2025, the Fund Components will consist of the digital assets from the Fund Components and/or rebalance the weighting of the Fund Components that make up the CoinDesk 5 Index (the “CD5”), as rebalanced from time to time, subject to the Manager’s discretion to exclude individual digital assets in certain cases. As of September 16, 2025, approximately 3.6022 Bitcoin, 21.8543 Ether, 10,704.6148 XRP, 97.4253 SOL, and 6,547.5018 ADA are required to create a Basket of 10,000 Shares.

In addition, and in common with other spot exchange-traded products that hold digital assets, at this time, none of the Fund, the Manager, the Custodian, nor any other person associated with the Fund will, directly or indirectly, engage in Staking (as defined herein), meaning no action will be taken pursuant to which any portion of the Fund’s digital assets becomes subject to proof-of-stake validation or is used to earn additional digital assets or generate income or other earnings, and there can be no assurance that the Fund, the Manager, the Custodian or any other person associated with the Fund will ever be permitted to engage in such activity in the future.

Investing in the Shares involves significant risks. You should carefully consider the risk factors described beginning on page 26 in this prospectus, in “Part I—Item 1A. Risk Factors” beginning on page 64 in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, in any applicable prospectus supplement and in the other documents incorporated or deemed incorporated by reference herein before you invest in the Shares.

The Fund is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and will therefore be subject to reduced reporting requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are neither interests in nor obligations of the Manager.

The U.S. dollar value of a Basket of Shares at 4:00 p.m., New York time, on the trade date of a creation or redemption order is equal to the sum of (x) all “Fund Component Basket Amounts”, which, for any Fund Component, is the amount of tokens of such Fund Component required to be delivered in connection with the creation or redemption of a Basket of Shares, multiplied by the applicable Index Price or Digital Asset Reference Rate (as defined herein); and (y) the Cash Portion (as defined herein), if any. The Index Prices and Digital Asset Reference Rates are calculated using non-GAAP methodology and are not used in the Fund’s financial statements.

The Fund is not a registered investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and is therefore not subject to regulation under the Investment Company Act. Furthermore, the Manager believes that the Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936 (the “CEA”), as administered by the Commodity Futures Trading Commission (the “CFTC”) and that the Manager is not subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor. See “Part I—Item 1A. Risk Factors—Risk Factors Related to the Fund and the Shares—Shareholders do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act or the protections afforded by the CEA” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

The date of this prospectus is September 18, 2025.

Neither the Fund nor the Manager has authorized anyone to provide you with any information other than that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of the Fund. Neither the Fund nor the Manager takes any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. Neither the Fund nor the Manager is making an offer to sell any security or soliciting any offer to buy any security in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement and any free writing prospectus or any document incorporated by reference is accurate as of any date other than the respective dates on the front of such documents. The Fund’s business, assets, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute an offer to sell, or an invitation on behalf of the Fund or the Manager, to subscribe to or purchase any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Authorized Participants may be required to deliver a prospectus when making transactions in the Shares. This prospectus summarizes certain documents and other information in a manner the Manager believes to be accurate. In making an investment decision, you must rely on your own examination of the Fund, the digital asset industry, the operation of the digital asset markets and the terms of the offering and the Shares, including the merits and risks involved. Although the Manager believes this information to be reliable, the accuracy and completeness of this information is not guaranteed and has not been independently verified.

See “Glossary of Defined Terms” for the definition of certain capitalized terms used in this prospectus.

i

Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” with respect to the Fund’s financial conditions, results of operations, plans, objectives, future performance and business. Statements preceded by, followed by or that include words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other similar expressions are intended to identify some of the forward-looking statements. All statements (other than statements of historical fact) included in or incorporated by reference into this prospectus that address activities, events or developments that will or may occur in the future, including such matters as changes in market prices and conditions, the Fund’s operations, the Manager’s plans and references to the Fund’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially from such statements. These statements are based upon certain assumptions and analyses the Manager made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. You should specifically consider the numerous risks described in this prospectus, in “Part I—Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025 (as amended and supplemented through the date of this registration statement, the “Annual Report”), in any applicable prospectus supplement and in the other documents incorporated or deemed incorporated by reference herein. Whether or not actual results and developments will conform to the Manager’s expectations and predictions, however, is subject to a number of risks and uncertainties, including:

•
the extreme volatility of trading prices that many digital assets, including the digital assets held by the Fund, have experienced in recent periods and may continue to experience, which could cause the value of the Shares to be volatile and/or have a material adverse effect on the value of the Shares;
•
the recency of the development of digital assets and the uncertain medium-to-long term value of the Shares due to a number of factors relating to the capabilities and development of blockchain technologies and to the fundamental investment characteristics of digital assets;
•
the value of the Shares depending on the acceptance of digital assets, a new and rapidly evolving industry;
•
a temporary or permanent “fork” or a “clone” could adversely affect the value of the Shares;
•
recent developments in the digital asset economy which have led to extreme volatility and disruption in digital asset markets, a loss of confidence in participants of the digital asset ecosystem, significant negative publicity surrounding digital assets broadly and market-wide declines in liquidity;
•
the value of the Shares relating directly to the value of the digital assets then held by the Fund, the value of which may be highly volatile and subject to fluctuations due to a number of factors;
•
the largely unregulated nature and lack of transparency surrounding the operations of Digital Asset Trading Platforms, which may adversely affect the value of digital assets and, consequently, the value of the Shares;
•
the limited history of the Index Prices and Digital Asset Reference Rates;
•
the Fund’s reliance on third party service providers to perform certain functions essential to the affairs of the Fund and the challenges that replacement of such service providers could pose to the safekeeping of the digital assets held by the Fund and to the operations of the Fund;
•
the Fund’s shareholders having different rights than those of shareholders governed by the laws of U.S. jurisdictions due to the Fund being a Cayman Islands limited liability company;
•
the Custodian’s possible resignation or removal by the Manager or otherwise, without replacement, which could trigger early termination of the Fund;
•
competition from the emergence or growth of other methods of investing in digital assets could adversely affect the value of the Shares;
•
the liquidity of the Shares may be affected if Authorized Participants cease to perform their obligations under the Participant Agreements or the Liquidity Engager (as defined herein) is unable to engage Liquidity Providers;
•
the commencement of a redemption program, in conjunction with the listing of the Shares on the NYSE Arca, may impact whether the Shares trade at a discount or premium to the NAV per Share;
•
any suspension or other unavailability of the Fund’s redemption program may cause the Shares to trade at a discount to the NAV per Share;

ii

•
the possibility that the Shares may trade at a price that is at, above or below the Fund’s NAV per Share as a result of the non-current trading hours between NYSE Arca and the Digital Asset Trading Platform Market;
•
the SEC has taken, and may in the future take, the view that some of the Fund Components are securities, which has adversely affected, and could adversely affect the value of such digital assets and the price of the Shares and result in potentially extraordinary, nonrecurring expenses to, or termination of, the Fund;
•
regulatory changes or actions by the U.S. Congress or any U.S. federal or state agencies that may affect the value of the Shares or restrict the use of one or more digital assets, mining or validating activity or the operation of their networks or the Digital Asset Trading Platform Market in a manner that adversely affects the value of the Shares;
•
regulatory changes or other events in foreign jurisdictions that may affect the value of the Shares or restrict the use of one or more digital assets, validating activity or the operation of their networks or the Digital Asset Trading Platform Market in a manner that adversely affects the value of the Shares;
•
the possibility that an Authorized Participant, the Fund or the Manager could be subject to regulation as a money service business or money transmitter, which could result in extraordinary expenses to such Authorized Participant, the Fund or the Manager and also result in decreased liquidity for the Shares;
•
regulatory changes or interpretations that could obligate the Fund or the Manager to register and comply with new regulations, resulting in potentially extraordinary, nonrecurring expenses to the Fund;
•
potential conflicts of interest that may arise among the Manager or its affiliates and the Fund;
•
the potential discontinuance of the Manager’s continued services, which could be detrimental to the Fund;
•
the lack of ability to facilitate in-kind creations and redemptions of Shares, which could have adverse consequences for the Fund;
•
the lack of ability to participate in Staking (as defined herein), which could have adverse consequences for the Fund; and
•
the Custodian’s possible resignation or removal by the Manager or otherwise, without replacement, which could trigger early termination of the Fund.

Consequently, all forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Manager anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Fund’s operations or the value of the Shares. Should one or more of these risks discussed in this prospectus, in “Part I—Item 1A. Risk Factors” in the Annual Report, in any applicable prospectus supplement and in the other documents incorporated or deemed incorporated by reference herein, or other uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those described in forward-looking statements. Forward-looking statements are made based on the Manager’s beliefs, estimates and opinions on the date the statements are made and neither the Fund nor the Manager is under a duty or undertakes an obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, other than as required by applicable laws. Moreover, neither the Fund, the Manager, nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Investors are therefore cautioned against relying on forward-looking statements.

iii

Prospectus Summary

You should read this entire prospectus and the material incorporated by reference herein, including “Part I— Item 1A. Risk Factors” in the Annual Report, in any applicable prospectus supplement and in the other documents incorporated or deemed incorporated by reference herein, before making an investment decision about the Shares.

Overview of the Fund

Grayscale CoinDesk Crypto 5 ETF (formerly known as Grayscale Digital Large Cap Fund LLC) (the “Fund”) is a Cayman Islands limited liability company that was formed and registered on January 25, 2018 under the LLC Act. The Fund’s purpose is to hold the top digital assets by market capitalization that meet certain criteria set by the Fund. On September 18, 2025, the Fund changed its name from Grayscale Digital Large Cap Fund LLC to Grayscale CoinDesk Crypto 5 ETF, by amending and restating the LLC Agreement to reflect the name change.

As a passive investment vehicle, the Fund’s investment objective is for the value of the Shares (based on NAV per Share) to reflect the value of the digital assets held by the Fund (the “Fund Components”) as determined by reference to their respective Index Prices or Digital Asset Reference Rates and weightings within the Fund, plus any cash held by the Fund and reduced by the Fund’s expenses and other liabilities. Since July 1, 2022, the Fund Components have consisted of the digital assets that make up the CoinDesk Large Cap Select Index (DLCS) (the “DLCS”), as rebalanced from time to time, subject to the Manager’s discretion to exclude individual digital assets in certain cases. The DLCS is designed and managed by CoinDesk Indices, Inc. (the “Index Provider”). The digital assets that make up the DLCS (the “DLCS Index Components” or, prior to June 5, the “Index Components”) are drawn from the universe (the “DLCS Index Universe” or, prior to June 5, 2025, the “Index Universe”) of investable digital assets meeting the following criteria, (i) the digital asset must be ranked in the top 250 in the Index Provider’s Digital Asset Classification Standard (“DACS”) report, (ii) custodian services for the digital asset must be available from Coinbase Custody, a division of Coinbase Global Inc., and must be accessible to U.S. investors, (iii) the digital asset must not be a stablecoin or categorized as a meme coin as determined by the Index Provider and (iv) the digital asset must have been listed on a Constituent Trading Platform (as defined herein) for a minimum of 30 days leading up to the quarterly period beginning 14 days before the second business day of each January, April, July, and October, during which the DLCS is rebalanced (each such period, a “DLCS Index Rebalancing Period” or, prior to June 5, 2025, an “Index Rebalancing Period”). Due to the Index Provider’s criteria for selecting digital assets for inclusion as DLCS Index Components, certain high market capitalization digital assets are not DLCS Index Components as a result of their categorization by the Index Provider or other specified reasons and therefore not included as DLCS Index Components. For example, as of the date hereof, Tether (“USDT”) and U.S. Dollar Coin (“USDC”) are not included due to their categorization by the Index Provider as stablecoins, Dogecoin (“DOGE”) is not included due to its categorization by the Index Provider as a meme coin, and Binance Coin (“BNB”) is not included due to custodian services from Coinbase Custody not being available for it.

The Index Provider applies market capitalization, liquidity and data availability criteria to the digital assets in the DLCS Index Universe in order to arrive at between five and ten digital assets that, in the Index Provider’s judgment, represent a diversified benchmark for the largest and most liquid digital assets in the digital asset market (the “Large Cap sector”), rather than exposure to all digital assets in the DLCS Index Universe. The respective weightings of the DLCS Index Components within the DLCS are determined by the Index Provider based on market capitalization criteria, and are referred to as the “DLCS Index Weightings.” The process followed by the Index Provider to determine the DLCS Index Universe, the DLCS Index Components and their respective DLCS Index Weightings is referred to as the “DLCS Methodology.” The Fund seeks to (i) provide large-cap coverage of the digital asset market; (ii) minimize transaction costs through low turnover of the Fund’s portfolio; and (iii) create a portfolio that could be replicated through direct purchases in the Digital Asset Market. Because DLCS Index Components target the Large Cap sector and are included in the DLCS in accordance with market capitalization and liquidity criteria, as of June 30, 2025, the DLCS covered approximately 83% of the market capitalization of the entire digital asset market, excluding stablecoins and meme coins, based on data provided by the Index Provider calculated using data from CoinMarketCap.com. Additionally, as of June 30, 2025, the DLCS covered approximately 92% of the market capitalization of the DLCS Index Universe.

Effective from June 5, 2025 the Fund Components will consist of the digital assets that make up the CoinDesk 5 Index (the “CD5” or the “Index”), as rebalanced from time to time, subject to the Manager’s discretion to exclude individual digital assets in certain rules-based circumstances as further described in this prospectus and our Annual Report, as amended from time to time by our Exchange Act filings. The CD5 is designed and managed by the Index Provider. The digital assets that make up the CD5 (the “Index Components”) are drawn from the universe of investable digital assets meeting the following criteria (the “Index Universe”): (i) the digital asset must be ranked in the top 250 by market capitalization, excluding stablecoins; (ii) the digital asset must be able to support an applicable index price by nature of its inclusion on a sufficient amount of digital asset trading platforms and volume metrics; (iii) the digital asset must not be a “wrapped token,” “pegged token,” or “liquid-staked asset,” a “gas-only token,” a “memecoin,” a “privacy-focused” token, each as defined by the Index Provider, or an asset that meets the definition of a security as determined by the Index Provider; and (iv) the digital asset must be listed as a USD and/or USDC pair on a minimum of three trading platforms that contribute to the applicable Index Price and such trading platform must meet the following requirements: (a) at least one listing has existed for the previous 90 days; (b) at least one digital trading platform is a Category 1 Trading Platform; and (c) there has been 30 consecutive days of non-zero volume on all three trading platforms described above.

The Index Provider will apply market capitalization, liquidity and data availability criteria to the digital assets in the Index Universe in order to arrive at five digital assets that, in the Index Provider’s judgment, represent a diversified benchmark for the largest and most liquid digital assets in the digital asset market (the “Large Cap Sector”), rather than exposure to all digital assets in the Index Universe. The respective weightings of the Index Components within the CD5 are determined by the Index Provider based on market capitalization criteria and are referred to as the “Index Weightings.” The process followed by the Index Provider to determine the Index Universe, the Index Components and their respective Index Weightings is referred to as the “CD5 Methodology.”

From and after June 5, 2025, the Fund will seek to (i) provide large cap coverage of the digital asset market; (ii) minimize transaction costs through low turnover of the Fund’s portfolio; and (iii) create a portfolio that could be replicated through direct purchases in the Digital Asset Market. Because Index Components target the Large Cap Sector and are included in the CD5 in accordance with market capitalization and liquidity criteria, as of June 30, 2025, the CD5 covered approximately 85% of the market capitalization of the entire digital asset market, excluding stablecoins and meme coins, based on data provided by the Index Provider calculated using data from CoinMarketCap.com. Additionally, as of June 30, 2025, the CD5 covered approximately 83% of the market capitalization of the Index Universe.

As the context may require, prior to June 5, 2025, references herein to the “Index Components,” “Index Universe,” “Fund Rebalancing Period” and the “Index Rebalancing Period” are references to the “DLCS Index Components,” the “DLCS Index Universe,” the “DLCS Fund Rebalancing Period” and the “DLCS Index Rebalancing Period” as applicable.

The Fund Components consist of the Index Components except that the Manager may determine to exclude a particular Index Component in its discretion under a variety of circumstances. See “Part I—Item 1. Business—Fund Construction Criteria—DLCS Methodology—Inclusion of New Fund Components” in the Annual Report, as amended from time to time by our Exchange Act filings. The weightings of each Fund Component (the “Fund Weightings”) are generally expected to be the same as the Index Weightings except when the Manager determines to exclude one or more digital assets from the Fund Components and/or rebalance the weighting of the Fund Components, in which case the Fund Weightings will generally be expected to be calculated proportionally to the respective Index Weightings for the remaining Index Components. In addition, the Manager expects to ensure on an initial and continuing basis that at least 85% of the total Fund Components (the “Weightings Floor”) consist of commodities that are the primary investment underlying exchange-traded products previously approved by the SEC to list and trade on a national securities exchange (“Approved Components”) and that no more than 15% of the Fund Components will be non-Approved Components. As of the date of this prospectus, the only Fund Components that are Approved Components are Bitcoin and Ether. The Manager expects that the Fund Components not included in the Weightings Floor will consist solely of digital assets that meet the Inclusion Criteria, as described in the Annual Report, but that are not Approved Components. If, following an Index Rebalancing Period, an Index Component is added which causes the Index Weightings of Approved Components in the aggregate to fall below 85% of the Index Weightings, the Manager expects that it will rebalance the Fund such that the applicable Fund Weightings of Approved Components will meet or exceed the Weightings Floor. With respect to any intra-quarter deviation from such Weightings Floor as a result of Fund Component price fluctuations, the Manager will cause the Fund to rebalance its portfolio to meet or exceed such Weightings Floor. This practice may cause deviations from the Index Weightings, which are not subject to such restrictions. In the event the Fund seeks to change this position, an application would need to be filed with the SEC by NYSE Arca seeking approval to amend its listing rules to permit the Fund to remove or modify the Weightings Floor for those affected Fund Components.

There can be no assurance that the Fund will be able to achieve its investment objective. Historically, the Fund has not met its investment objective and the Shares quoted on OTCQX have not reflected the value of the Fund Components, plus any cash held by the Fund and reduced by the Fund’s expenses and other liabilities, but instead have traded at both premiums and discounts to such value, which at times have been substantial. The Fund will not utilize leverage, derivatives or any similar arrangements in seeking to meet its investment objective.

The Fund historically issued shares, which represented equal, fractional undivided interests in the profits, losses, distributions, capital and assets of, and ownership of, the Fund (“Shares”), on a periodic basis to certain “accredited investors” within the meaning of Rule 501(a) of Regulation D under the Securities Act. The Shares were quoted on OTC Markets Group Inc.’s OTCQX® Best Market (“OTCQX”) under the ticker symbol “GDLC.” From and after the date of this prospectus, the Fund intends to issue Shares on an ongoing basis pursuant to this registration statement and intends to rely on an exemption or other relief from the SEC under Regulation M to operate a redemption program. The Shares have been approved for listing on NYSE Arca under the symbol “GDLC.” The Shares will be distributed by Authorized Participants who will be able to take advantage of arbitrage opportunities to keep the value of the Shares closely linked to the aggregate value of the Fund’s assets, less its liabilities and expenses (referred to as the “arbitrage mechanism”). Immediately prior to listing on NYSE Arca, it is expected that the market price of the Shares will be at, or approximate to, a value that aligns with NAV per Share. Upon listing on NYSE Arca, the Manager expects the market price of the Shares and the NAV per Share to converge, thus closing the current discount to NAV per Share. Subsequent to the first day of trading, the Manager expects there to be a net creation of Shares if the Shares trade at a premium to NAV per Share and a net redemption of Shares if the Shares trade at a discount to NAV per Share, representing the effective functioning of the arbitrage mechanism.

Thereafter, it is expected that the Shares will be sold to the public at varying prices to be determined by reference to, among other considerations, the prices of the Fund Components represented by each Share and the trading price of the Shares on NYSE Arca at the time of each sale. Shares registered hereby are of the same class and will have the same rights as any Shares distributed prior to this offering.

As previously noted, the Shares have historically traded at a substantial premium over, or a substantial discount to, the value of the Fund’s digital assets, plus any cash held by the Fund and reduced by the Fund’s expenses and other liabilities. For example, from July 1, 2022 to June 30, 2025, the Shares quoted on OTCQX traded at a discount to the value of the Fund’s NAV per Share based on the DLCS Methodology. From July 1, 2022 to June 30, 2025, the maximum discount of the closing price of the Shares quoted on OTCQX below the value of the Fund’s NAV per Share was 63% and the average discount was 35%. The closing price of the Shares, as quoted on OTCQX at 4:00 p.m., New York time, on each business day, between July 1, 2022 to June 30, 2025, has been quoted at a discount on 751 days. As of June 30, 2025, the last business day of such period, the closing price of the Shares quoted on OTCQX was $47.95 and the Fund’s Shares were quoted on OTCQX at a discount of 2% to the Fund’s NAV per Share. As of September 16, 2025, the closing price of the Shares quoted on OTCQX was $54.25 and the Fund’s Shares were quoted on OTCQX at a discount of 7% to the Fund’s NAV per Share.

The Fund is registered and regulated as a private fund under the Private Funds Act (As Revised) of the Cayman Islands (the “Private Funds Act”). The Cayman Islands Monetary Authority (the “Authority”) has supervisory and enforcement powers to ensure the Fund’s compliance with the Private Funds Act. Before the Fund is able to effect open redemptions as an open-ended Fund, it will be required to meet the requirements of, and register with, the Authority and be regulated as a mutual fund under the Mutual Funds Act (As Revised) of the Cayman Islands.

Grayscale Investments, LLC (“GSI”) was the manager of the Fund before January 1, 2025, Grayscale Operating, LLC (“GSO”) was the co-manager of the Fund from January 1, 2025 to May 3, 2025, and Grayscale Investments Sponsors, LLC (“GSIS”) was the co-manager of the Fund from January 1, 2025 to May 3, 2025 and is and will be the sole remaining manager thereafter (each of GSI, GSO and GSIS, the “Manager”, as the context may require, and GSO and GSIS, together, the “Co-Managers”). The Bank of New York Mellon is the transfer agent for the Fund (in such capacity, the “Transfer Agent”) and the administrator for the Fund (in such capacity, the “Administrator”), Coinbase, Inc. is the prime broker for the Fund (the “Prime Broker”) and Coinbase Custody Trust Company, LLC is the custodian for the Fund (the “Custodian”).

The Fund issues Shares only in one or more blocks of 10,000 Shares (a block of 10,000 Shares is called a “Basket”) to certain authorized participants (“Authorized Participants”) from time to time. Baskets are offered in exchange for the Fund Components and cash, if any. Through its redemption program, the Fund redeems Shares from Authorized Participants on an ongoing basis. The creation and redemption of Baskets will be made only in exchange for the delivery to the Fund, or the distribution or other disposition by the Fund, of the amount of whole and fractional tokens of each Fund Component represented by each Basket being created plus cash representing the Cash Portion, if any. The amount of tokens of each Fund Component required to be delivered in connection with a Basket is calculated by dividing the total amount of tokens of such Fund Component held by the Fund at 4:00 p.m., New York time, on the trade date of a creation or redemption order, after deducting all accrued but unpaid Fund Component Fee Amounts (as defined herein) for such Fund Component and the amount of tokens of such Fund Component payable as a portion of Additional Fund Expenses (as defined herein) (in each case, determined using the applicable Index Price or Digital Asset Reference Rate), by the number of Shares outstanding at such time (with the quotient so obtained calculated to one one-millionth (i.e., carried to the sixth decimal place)), and multiplying such quotient by 10,000. We refer to the amount of tokens of each Fund Component so obtained as the “Fund Component Basket Amount.” If the Fund holds any cash in U.S. dollars or other fiat currency, each Basket created will also require the delivery of an amount of U.S. dollars or other fiat currency (as converted into U.S. dollars at the applicable exchange rate as of 4:00 p.m., New York time, on each business day) determined by dividing the amount of cash held by the Fund by the total number of Shares outstanding at such time (the quotient so obtained calculated to one one-millionth (i.e., carried to the sixth decimal place)), and multiplying such quotient by 10,000 (the “Cash Portion”). We refer to the sum of the Fund Component Basket Amounts for all Fund Components then held by the Fund, and the Cash Portion, if any, as the “Basket Amount.”

The U.S. dollar value of a Basket of Shares at 4:00 p.m., New York time, on the trade date of a creation or redemption order is equal to the sum of (x) all “Fund Component Basket Amounts”, which, for any Fund Component, is the amount of tokens of such Fund Component required to be delivered in connection with the creation or redemption of a Basket of Shares, multiplied by the applicable Index Price or Digital Asset Reference Rate; and (y) the Cash Portion, if any. The Index Prices and Digital Asset Reference Rates are calculated using non-GAAP methodology and are not used in the Fund’s financial statements. See “Part I—Item 1. Business—Overview of the Digital Asset Industry and Market—Digital Asset Reference Rates” in the Fund’s Annual Report, as amended from time to time by our Exchange Act filings.

The Basket Amount on any trade date is determined by adding (x) the Fund Component Basket Amounts for all Fund Components and (y) the Cash Portion, if any, in each case, as of such trade date.

The Fund creates Baskets of Shares only in exchange for the delivery to the Fund of the amount of whole and fractional tokens of each Fund Component represented by each Basket being created plus cash representing the Cash Portion, if any, and redeems Shares only in exchange for the distribution or other disposition by the Fund of the amount of whole and fractional tokens of each Fund Component represented by each Basket being created plus cash representing the Cash Portion, if any. At this time, Authorized Participants may only submit orders to create or redeem Shares through transactions that are referred to as “Cash Orders” in this prospectus. Cash Orders are made through the participation of a Liquidity Provider (as defined herein) and facilitated by the Transfer Agent, as described in “Description of Creation and Redemption of Shares.” Authorized Participants must pay a Variable Fee (as defined herein) in connection with certain Cash Orders.

Subject to In-Kind Regulatory Approval, in the future Authorized Participants would also be able to submit orders to create or redeem shares through “In-Kind Orders.” In connection with In-Kind Orders, Authorized Participants, or their AP Designees, would deposit Fund Components directly with the Fund or receive Fund Components directly from the Fund. However, because In-Kind Regulatory Approval has not been obtained, at this time Shares will not be created or redeemed through In-Kind Orders. Even if In-Kind Regulatory Approval were sought and obtained, there can be no assurance that in-kind creations or redemptions of the Shares will be available in the future. To the extent in-kind creations and redemptions of Shares continue to be unavailable for any reason, this could have adverse consequences for the Fund. See “Risk Factors—Risk Factors Related to the Fund and the Shares—The lack of ability to facilitate in-kind creations and redemptions of Shares could have adverse consequences for the Fund.”

The Shares are neither interests in nor obligations of the Manager. As provided under the LLC Agreement, the Fund’s assets will not be loaned or pledged, or serve as collateral for any loan, margin, rehypothecation, or other similar activity to which the Manager, the Fund or any of their respective affiliates are a party.

Some of the notable features of the Fund and its Shares include the holding of digital assets in the Fund’s own accounts, the experience of the Manager’s management team in the digital asset industry and the use of the Custodian to protect the Fund’s private keys. See “Part I—Item 1. Business—Activities of the Fund” in the Annual Report.

The Manager maintains an Internet website at www.etfs.grayscale.com/gdlc, through which the Fund’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are made available free of charge after they have been filed with or furnished to the Securities and Exchange Commission (the “SEC”). Additional information regarding the Fund may also be found on the SEC’s EDGAR database at www.sec.gov.

The contents of the websites referred to above and any websites referred to herein are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

Fund Objective and Determination of Principal Market NAV and NAV

The Fund’s investment objective is for the value of the Shares (based on NAV per Share) to reflect the value of the Fund Components as determined by reference to their respective Index Prices or Digital Asset Reference Rates and weightings within the Fund, plus any cash held by the Fund and reduced by the Fund’s expenses and other liabilities. There can be no assurance that the Fund will be able to achieve its investment objective.

While an investment in the Shares is not a direct investment in the Fund Components, the Shares are designed to provide investors with a cost-effective and convenient way to gain investment exposure to the Fund Components. A substantial direct investment in digital assets may require expensive and sometimes complicated arrangements in connection with the acquisition, security and safekeeping of the digital assets and may involve the payment of substantial fees to acquire such digital assets from third-party facilitators through cash payments of U.S. dollars. Because the value of the Shares is correlated with the value of the Fund Components, it is important to understand the investment attributes of, and the market for, the Fund Components.

The Fund Components are carried, for financial statement purposes, at fair value as required by U.S. generally accepted accounting principles (“GAAP”). The Fund determines the fair value of the Fund Components based on the price provided by the Digital Asset Market (defined below) that the Fund considers its principal market as of 4:00 p.m., New York time, on the valuation date. The net asset value of the Fund determined on a GAAP basis is referred to in this prospectus as “Principal Market NAV.” Prior to February 7, 2024, Principal Market NAV was referred to as NAV. “Digital Asset Market” means a “Brokered Market,” “Dealer Market,” “Principal-to-Principal Market” or “Exchange Market” (referred to as “Trading Platform Market” in this prospectus), as each such term is defined in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Master Glossary. See “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Principal Market and Fair Value Determination” in the Annual Report for more information on the Fund’s principal market selection.

The Fund uses Index Prices or Digital Asset Reference Rates to calculate its “NAV,” a Non-GAAP metric, which is the aggregate value, expressed in U.S. dollars, of the Fund’s assets, less the U.S. dollar value of the Fund’s expenses and other liabilities, calculated in the manner set forth under “Part I—Item 1. Business—Valuation of Digital Assets and Determination of NAV” in the Annual Report. “NAV per Share” is calculated by dividing NAV by the number of Shares currently outstanding. Prior to February 7, 2024, NAV was referred to as Digital Asset Holdings and NAV per Share was referred to as Digital Asset Holdings per Share.

NAV and NAV per Share are not measures calculated in accordance with GAAP. NAV is not intended to be a substitute for the Fund’s Principal Market NAV calculated in accordance with GAAP, and NAV per Share is not intended to be a substitute for the Fund’s Principal Market NAV per Share calculated in accordance with GAAP. Prior to February 7, 2024, Principal Market NAV was referred to as NAV and Principal Market NAV per Share was referred to as NAV per Share.

Digital Asset History

Digital Asset Networks are a recent technological innovation, and certain digital assets that are created, transferred, used and stored by entities and individuals have certain features associated with several types of assets, most notably commodities and currencies. The prices of digital assets on public Digital Asset Trading Platforms (as defined herein) have a limited history, and during this history, digital asset prices on the Digital Asset Markets more generally, and on Digital Asset Trading Platforms individually, have been volatile and subject to influence by many factors, including operational interruptions. While the Index Prices and Digital Asset Reference Rates are designed to limit exposure to the interruption of individual Digital Asset Trading Platforms, the Index Prices, the Digital Asset Reference Rates, and the prices of digital assets generally, remain subject to volatility experienced by Digital Asset Trading Platforms, and such volatility could adversely affect the value of the Shares. See “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report.

Several U.S. regulators, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”), the Commodity Futures Trading Commission (“CFTC”), the U.S. Internal Revenue Service (“IRS”), the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Office of the Comptroller of the Currency ("OCC"), the Federal Deposit Insurance Corporation (“FDIC”), and state regulators, including the New York Department of Financial Services (“NYDFS”), have made official pronouncements or issued guidance or rules regarding the treatment of digital assets. Despite these pronouncements, the legal status of digital assets and related activities remains largely uncertain in the absence of federal legislation. For example, the status of most digital assets under federal securities laws is largely undetermined, although the SEC, through delegated authority, has approved exchange rule filings to list shares of trusts holding certain digital assets as commodity-based exchange-traded products, and therefore has implicitly taken the view that certain digital assets, such as Bitcoin or Ether, are non-security commodities. Similarly, the treatment of digital assets is often uncertain or contradictory in other countries. The regulatory uncertainty surrounding the treatment of digital assets creates risks for the Fund and its Shares. See “Part I—Item 1A. Risk Factors—Risk Factors Related to the Regulation of the Regulation of Digital Assets, the Fund and the Shares” in the Annual Report and the risk factors set forth in our other filings with the SEC incorporated by reference herein.

Staking

Staking on a Digital Asset Network refers to using a digital asset, or permitting such digital asset to be used, directly or indirectly, through an agent or otherwise, in such Digital Asset Network’s proof-of-stake validation protocol, in exchange for the receipt of consideration, including, but not limited to, staking rewards paid in kind (collectively, “Staking”). At this time, none of the Fund, the Manager, the Custodian, nor any other person associated with the Fund may, directly or indirectly, engage in Staking of the Fund Components on behalf of the Fund, meaning no action will be taken pursuant to which any portion of the digital assets held by the Fund becomes used in proof-of-stake validation or is used to earn additional digital assets or generate income or other earnings, and there can be no assurance that the Fund, the Manager, the Custodian or any other person associated with the Fund will ever be permitted to engage in Staking of the Fund Components or such income generating activity in the future.

To the extent (i) the Fund were to amend its LLC Agreement to permit Staking of certain Fund Components and (ii) NYSE Arca were to seek and obtain a rule change permitting the listing of a spot digital asset investment vehicle engaged in Staking, in the future the Fund may seek to establish a program to use its digital assets in the proof-of-stake validation mechanism of any applicable Digital Asset Network to receive rewards comprising additional digital assets in respect of a portion of its digital asset holdings. However, as long as such conditions and requirements have not been satisfied, the Fund will not use Fund Components in the proof-of-stake validation mechanism of any applicable Digital Asset Network to receive rewards comprising additional digital assets in respect of its digital asset holdings. The current inability of the Fund to use Fund Components in Staking and receive such rewards could place the Shares at a comparative disadvantage relative to an investment in digital assets directly or through a vehicle that is not subject to such a prohibition, which could negatively affect the value of the Shares. See “Risk Factors—Risk Factors Related to the Fund and the Shares—The Fund is not permitted to engage in Staking, which could negatively affect the value of the Shares.”

Principal Offices

The offices of the Fund and the Manager are located at 290 Harbor Drive, 4th Floor, Stamford, Connecticut 06902 and the Fund’s telephone number is 212-668-1427. The Prime Broker’s and the Custodian’s office is located at 548 Market Street, #23008, San Francisco, CA 94104. The Transfer Agent’s office is located at 240 Greenwich Street, New York, NY 10286.

Emerging Growth Company Status

The Fund is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as the Fund is an emerging growth company, unlike other public companies that are not emerging growth companies under the JOBS Act, it will not be required to:

•
provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
provide more than two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations;
•
comply with any new requirements that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;
•
provide certain disclosure regarding executive compensation required of larger public companies; or
•
obtain shareholder approval of any golden parachute payments not previously approved.

The Fund will cease to be an emerging growth company upon the earliest of:

•
the last day of the fiscal year in which the Fund has $1.235 billion or more in annual revenues;
•
the date on which the Fund becomes a “large accelerated filer” under Rule 12b-2 promulgated under the Exchange Act;
the date on which the Fund issues more than $1.0 billion of non-convertible debt over a three-year period; or
•
the last day of the fiscal year following the fifth anniversary of the Fund’s initial public offering.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. The Fund intends to take advantage of these reporting exemptions until it is no longer an emerging growth company. The Fund’s election to use the phase-in periods permitted by this election may make it difficult to compare its financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods under Section 107 of the JOBS Act and who will comply with new or revised financial accounting standards. If the Fund were to subsequently elect instead to comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

The Offering

Shares Offered by the Fund	Shares representing equal, fractional undivided interests in the profits, losses, distributions, capital and assets of, and ownership of, the Fund.
Use of Proceeds

Proceeds received by the Fund from the issuance and sale of Baskets will consist of Fund Components and cash, if any, deposited with the Fund in connection with creations. Such Fund Components will only be (i) owned by the Fund, (ii) transferred (or converted to U.S. dollars, if necessary) to pay the Fund’s expenses, (iii) distributed or otherwise disposed of in connection with the redemption of Baskets or (iv) liquidated in the event that the Fund terminates or as otherwise required by law or regulation.

Proposed NYSE Arca symbol	GDLC
CUSIP	G40705108
Index Prices and Digital Asset Reference Rates

The Fund values its digital assets for operational purposes by reference to Index Prices or Digital Asset Reference Rates and weightings within the Fund, plus any cash held by the Fund and reduced by the Fund’s expenses and other liabilities. Since July 1, 2022, upon adoption of the DLCS Methodology, the Digital Asset Reference Rate for each Fund Component is the reference rate used by the Index Provider to constitute the DLCS. Since July 1, 2022, the Digital Asset Reference Rate used by the Index Provider for each DLCS Index Component has been a volume-weighted average price in U.S. dollars for the Fund Component for the immediately preceding 60-minute period derived from data collected from Constituent Trading Platforms (such price, an “Indicative Price”). As such, since July 1, 2022, the Digital Asset Reference Rate for each Fund Component has been an Indicative Price.

Under the DLCS Methodology, the Index Provider may also use a DLCS Index Price as the reference rate for a DLCS Index Component in the future, and if it does so, then the Manager will use a DLCS Index Price for the relevant Fund Component. The “DLCS Index Price” for a Fund Component would be determined by the Reference Rate Provider by further cleansing and compiling the trade data used to determine the Indicative Price in such a manner as to algorithmically reduce the impact of anomalistic or manipulative trading.

From and after July 1, 2025, the value of the Fund Components will be determined by reference to Index Prices once the Fund transitions from the DLCS to the CD5. The “Index Price” of each Fund Component will be the U.S. dollar value of each Fund Component derived from the Digital Asset Trading Platforms that are reflected in each Fund Component’s CoinDesk CCIXber Reference Rate, calculated at 4:00 p.m., New York time, on each business day.

The Manager may, in its sole discretion, select a different Index Provider, select a different index price provided by the Index Provider, calculate the Index Price using a cascading set of rules as set forth in “Item 1. Business—Overview of the Digital Asset Industry and Market—Fund Component Value—Digital Asset Reference Rates—Determination of Digital Asset Reference Rates When Indicative Prices and Index Prices are Unavailable” in the Annual Report, as amended from time to time by our Exchange Act filings, or change such cascading set of rules at any time. The Manager will provide notice of any such changes in the Fund’s periodic or current reports and, if the Manager makes such a change other than on an ad hoc or temporary basis, will file a proposed rule change with the SEC.

Digital Asset Trading Platform Public Market Data - DLCS

The value of digital assets is determined by the value that various market participants place on digital assets through their transactions. The most common means of determining the value of a digital asset is by surveying one or more Digital Asset Trading Platforms where the digital asset is traded publicly and transparently. Additionally, there are over-the-counter dealers or market makers that transact in digital assets. On each online Digital Asset Trading Platform, digital assets are traded with publicly disclosed valuations for each executed trade, measured by one or more fiat currencies such as the U.S. dollar or euro, or stablecoins such as USDC. Over-the-counter dealers or market makers do not typically disclose their trade data.

As of June 30, 2025, the Digital Asset Trading Platforms included in the Digital Asset Reference Rates were Coinbase, Crypto.com, Kraken and Bullish. As further described below, the Manager and the Fund believe each of these Digital Asset Trading Platforms are in material compliance with applicable licensing requirements based on the Trading Platform Category and jurisdiction, as detailed below, and maintain practices and policies designed to comply with anti-money-laundering (“AML”) and know-your-customer (“KYC”) regulations.

Coinbase: A U.S.-based trading platform that has entities registered as money service businesses (“MSBs”) with the U.S. Department of Treasury's Financial Crimes Enforcement Network (“FinCEN”), and that is licensed as a virtual currency business under the New York State Department of Financial Services’ (“NYDFS”) BitLicense, licensed as a money transmitter in various U.S. states, and chartered as a limited purpose trust company under New York Banking Law.

Crypto.com: A Singapore-based trading platform that has entities registered as MSBs with FinCEN and that is licensed as a money transmitter in various U.S. states and chartered as non-depository trust company by the New Hampshire Banking Department. Crypto.com does not hold a BitLicense.

Kraken: A U.S.-based trading platform that has entities registered as MSBs with FinCEN, and that is licensed as a money transmitter in various U.S. states, and chartered as a Special Purpose Depository Institution by the Wyoming Division of Banking. Kraken does not hold a BitLicense.

Bullish: A Gibraltar-based trading platform that has entities registered as MSBs with FinCEN. Bullish is not available to U.S. based customers. Bullish is categorized by the Index Provider as a “Category 2” trading platform which meets the inclusion criteria for DLCS but is non-U.S. licensed.

The below tables reflect the trading volume in Fund Components and market share of the Fund Component-U.S. dollar trading pairs of each of the Digital Asset Trading Platforms included in the Digital Asset Reference Rates as of March 31, 2025, using data reported by the Reference Rate Provider from February 1, 2018 (the inception of the Fund’s operations) to June 30, 2025, unless otherwise stated:

Bitcoin Trading Platforms included in the Digital Asset Reference Rate as of June 30, 2025(1)	Volume (Bitcoin)	Market Share(2)
Coinbase	41,467,920	30.49%
Kraken	12,211,328	8.98%
Crypto.com	6,676,683	4.91%
Total U.S. Dollar-Bitcoin trading pair	60,355,931	44.38%

(1) Effective December 4, 2023, the Reference Rate Provider removed LMAX Digital as a Constituent Trading Platform used to calculate the Indicative Price for Bitcoin and added Crypto.com as a Constituent Trading Platform, due to Crypto.com exceeding LMAX Digital in trading volume for Bitcoin. Effective February 2, 2024, the Reference Rate Provider removed Kraken as a Constituent Trading Platform used to calculate the Indicative Price for Bitcoin and added LMAX Digital as a Constituent Trading Platform, due to LMAX Digital exceeding Kraken in trading volume for Bitcoin. Effective July 2, 2024, the Reference Rate Provider removed LMAX Digital as a Constituent Trading Platform used to calculate the Indicative Price for Bitcoin and added Kraken as a Constituent Trading Platform, due to Kraken exceeding LMAX Digital in trading volume for Bitcoin.

(2) Market share is calculated using trading volume (in Bitcoin) for certain Digital Asset Trading Platforms, including Coinbase, Kraken, and Crypto.com, as well as certain other large U.S. dollar-denominated Digital Asset Trading Platforms that were not included in the Digital Asset Reference Rate as of March 31, 2025, including Binance.US (data included from April 1, 2020 through July 13, 2023 and from February 18, 2025), Bitfinex, Bitflyer (data included from December 24, 2018), Bitstamp by Robinhood, Bittrex (data included from July 31, 2018 through December 3, 2023), Bullish (data included from March 31, 2024), Cboe Digital (data included from October 1, 2020 through December 31, 2023), FTX.US (data included from April 1, 2022 through November 12, 2022), Gemini, itBit, LakeBTC (data included from January 27, 2019 through May 6, 2021), LMAX Digital (data included from January 1, 2020), HitBTC (data included from April 1, 2019 through March 31, 2020) and OKCoin (data included from inception through December 31, 2022).

Ether Trading Platforms included in the Digital Asset Reference Rate as of June 30, 2025(1)	Volume (Ether)	Market Share(2)
Coinbase	469,959,330	32.58%
Crypto.com	182,748,877	12.67%
Bullish	9,394,573	0.65%
Total U.S. Dollar-Ether trading pair	662,102,780	45.90%

(1) Effective November 2, 2023, the Reference Rate Provider removed Kraken as a Constituent Trading Platform used to calculate the Indicative Price for Ether and added Crypto.com as a Constituent Trading Platform, due to Crypto.com exceeding Kraken in trading volume for Ether. Effective February 2, 2024, the Reference Rate Provider removed LMAX Digital as a Constituent Trading Platform used to calculate the Indicative Price for Ether and added Kraken as a Constituent Trading Platform, due to Kraken exceeding LMAX Digital in trading volume for Ether. Effective May 2, 2024, the Reference Rate Provider removed Kraken as a Constituent Trading Platform used to calculate the Indicative Price for Ether and added LMAX Digital as a Constituent Trading Platform, due to LMAX Digital exceeding Kraken in trading volume for Ether. Effective January 3, 2025, the Reference Rate Provider removed LMAX Digital as a Constituent Trading Platform used to calculate the Indicative Price for Ether and added Bullish as a Constituent Trading Platform, due to Bullish exceeding LMAX Digital in trading volume for Ether.

(2) Market share is calculated using trading volume (in Ether) for certain Digital Asset Trading Platforms, including Coinbase, Bullish and Crypto.com, as well as certain other large U.S. dollar-denominated Digital Asset Trading Platforms that were not included in the Digital Asset Reference Rate as of March 31, 2025, including Bitstamp by Robinhood, Binance.US (data included from April 1, 2020 through October 14, 2023 and from February 18, 2025), Bittrex (data included from July 31, 2018 through December 3, 2023), Bitfinex, Bitflyer (data included from November 13, 2022), Cboe Digital (data included from October 1, 2020 through December 31, 2023), Gemini, HitBTC (data included from June 13, 2019 through March 31, 2020), itBit (data included from December 27, 2018), Kraken, OKCoin (data included from December 25, 2018 through December 31, 2022), FTX.US (data included from July 1, 2021 through November 12, 2022) and LMAX Digital.

Solana Trading Platforms included in the Digital Asset Reference Rate as of June 30, 2025(1)	Volume (SOL)	Market Share(2)
Coinbase	2,110,845,531	65.32%
Kraken	513,044,557	15.88%
Crypto.com	110,920,115	3.43%
Total U.S. Dollar-SOL trading pair	2,734,810,203	84.63%

(1) Effective October 2, 2024, the Reference Rate Provider removed LMAX Digital as a Constituent Trading Platform used to calculate the Indicative Price for SOL and added Crypto.com as a Constituent Trading Platform, due to Crypto.com exceeding LMAX Digital in trading volume for SOL.

(2) Market share is calculated using trading volume (in SOL) for certain Digital Asset Trading Platforms, including Coinbase, Kraken and Crypto.com, as well as certain other large U.S. dollar-denominated Digital Asset Trading Platforms that were not included in the Digital Asset Reference Rate as of March 31, 2025, including Binance.US (data included from October 1, 2021 through July 13, 2023 and from February 18, 2025), Bitfinex, Bitstamp by Robinhood (data included from January 1, 2023), Bittrex (data included from January 1, 2023 through December 3, 2023), Bullish (data included from August 7, 2024), CEX.IO (data included from January 1, 2023 through February 23, 2025), FTX.US (data included from October 1, 2021 through November 10, 2022), Gate.IO (data included from January 1, 2023 through July 2, 2023), Gemini (data included from March 1, 2022), itBit (data included from November 6, 2022), LMAX Digital (data included from April 1, 2023), OKCoin (data included from March 22, 2022 through December 8, 2022), and OKX (data included from December 5, 2024).

XRP Trading Platforms included in the Digital Asset Reference Rate as of June 30, 2025(1)	Volume (XRP)	Market Share(2)
Coinbase	109,699,682,089	40.83%
Kraken	31,106,930,275	11.58%
Crypto.com	14,658,185,539	5.46%
Total U.S. Dollar-XRP trading pair	155,464,797,903	57.87%

(1) Effective January 4, 2024, the Manager adjusted the Fund’s portfolio by selling the existing Fund Components in proportion to their respective weightings and using the cash proceeds to purchase XRP in accordance with the DLCS Methodology. Effective October 2, 2024, the Reference Rate Provider removed Bitstamp by Robinhood as a Constituent Trading Platform used to calculate the Indicative Price for XRP and added Crypto.com as a Constituent Trading Platform, due to Crypto.com exceeding Bitstamp by Robinhood in trading volume for XRP.

(2) Market share is calculated using trading volume (in XRP) for certain Digital Asset Trading Platforms, including Coinbase, Kraken and Crypto.com, as well as certain other large U.S. dollar-denominated Digital Asset Trading Platforms that were not included in the Digital Asset Reference Rate as of March 31, 2025, including Binance.US (data included from September 22, 2019 through January 12, 2021 and from March 11, 2025), Bitfinex, Bitstamp by Robinhood, Bittrex (data included from March 20, 2019 through December 3, 2023), CEX.IO (data included from September 29, 2023 through February 26, 2025), Gemini (data included from August 9, 2023), LMAX Digital (data included from February 17, 2021), and OKX (data included from December 9, 2024).

ADA Trading Platforms included in the Digital Asset Reference Rate as of June 30, 2025(1)	Volume (ADA)	Market Share(2)
Coinbase	78,542,302,602	70.71%
Kraken	14,225,058,529	12.81%
Crypto.com	2,617,796,663	2.36%
Total U.S. Dollar-ADA trading pair	95,385,157,794	85.88%

(1) Effective January 3, 2025, the Manager adjusted the Fund’s portfolio by selling the existing Fund Components in proportion to their respective weightings and using the cash proceeds to purchase ADA in accordance with the DLCS Methodology.

(2) Market share is calculated using trading volume (in ADA) for certain Digital Asset Trading Platforms, including Coinbase, Kraken and Crypto.com, as well as certain other large U.S. dollar-denominated Digital Asset Trading Platforms that were not included in the Digital Asset Reference Rate as of March 31, 2025, including Binance.US (data included through July 13, 2023 and from February 18, 2025), Bitfinex, Bitstamp by Robinhood (data included from November 24, 2021), Bittrex (data included through December 3, 2023), and OKCoin (data included from March 22, 2022 through December 8, 2022).

Digital Asset Trading Platform Public Market Data - CD5

The value of digital assets is determined by the value that various market participants place on digital assets through their transactions. The most common means of determining the value of a digital asset is by surveying one or more Digital Asset Trading Platforms where the digital asset is traded publicly and transparently. On each online Digital Asset Trading Platform, digital assets are traded with publicly disclosed valuations for each executed trade, measured by one or more fiat currencies such as the U.S. dollar or euro, or stablecoins such as USDC. Over-the-counter dealers or market makers do not typically disclose their trade data.

As of June 30, 2025, the Digital Asset Trading Platforms included in the Index Prices were Bitfinex, Bitstamp by Robinhood, Bullish, Bybit, Crypto.com, Gemini, itBit, Kraken, LMAX Digital, and OKX. As further described below, the Manager and the Fund believe each of these Digital Asset Trading Platforms are in material compliance with applicable licensing requirements based on the Trading Platform Category and jurisdiction, as detailed below, and maintain practices and policies designed to comply with anti-money laundering (“AML”) and know-your-customer (“KYC”) regulations.

Bitstamp by Robinhood: A U.K.-based trading platform that has U.S. operations and entities registered as MSBs with FinCEN, holds a BitLicense, and that is licensed as a money transmitter in various U.S. states.

Bitfinex: A British Virgin Islands based trading platform. Bitfinex does not hold any licenses or registrations in the U.S. and is not available to U.S.-based customers. Bitfinex is categorized by the Index Provider as a “Category 2” trading platform that meets the Inclusion Criteria but is non-U.S. licensed.

Bullish: A Gibraltar-based trading platform that has entities registered as MSBs with FinCEN. Bullish is not available to U.S.-based customers. Bullish is categorized by the Index Provider as a “Category 2” trading platform that meets the Inclusion Criteria but is non-U.S. licensed.

Bybit: A United Arab Emirates-based trading platform. Bybit does not hold any licenses or registrations in the U.S. and is not available to U.S. based customers. Bybit is categorized by the Index Provider as a “Category 2” trading platform that meets the Inclusion Criteria but is non-U.S. licensed.

Crypto.com: A Singapore-based trading platform that has entities registered as MSBs with FinCEN, and that is licensed as a money transmitter in various U.S. states and chartered as a non-depository trust company by the New Hampshire Banking Department. Crypto.com does not hold a BitLicense.

Gemini: A U.S.-based trading platform that has entities registered as MSBs with FinCEN and that is licensed as a money transmitter in various U.S. states. Gemini is exempt from applying for a BitLicense under the framework established by NYDFS because of their trust charter under New York Banking Law.

itBit: A U.S.-based trading platform that has entities registered as MSBs with FinCEN and that is licensed as a limited purpose trust company under the NYDFS through its parent company, Paxos Trust Company, LLC. itBit does not hold a BitLicense.

Kraken: A U.S.-based trading platform that has entities registered as MSBs with FinCEN, and that is licensed as a money transmitter in various U.S. states and chartered as a Special Purpose Depository Institution by the Wyoming Division of Banking. Kraken does not hold a BitLicense.

LMAX Digital: A U.K.-based trading platform that has entities registered as a broker with the U.K. Financial Conduct Authority, and that is licensed as an MSB with FinCEN and regulated by the Gibraltar Financial Services Commission.

OKX: A Seychelles-based trading platform. OKX does not hold any licenses or registrations in the U.S. and is not available to U.S.-based customers. OKX is categorized by the Index Provider as a “Category 2” trading platform that meets the Inclusion Criteria but is non-U.S. licensed.

The below tables reflect the trading volume in the Fund Components and market share of the Fund Component-U.S. dollar trading pairs of each of the Digital Asset Trading Platforms included in the Index Prices as of June 30, 2025 (collectively, “Constituent Trading Platforms”), using data reported by the Index Price Provider from January 1, 2024 to June 30, 2025:

Bitcoin Trading Platforms included in the Index Price as of June 30, 2025	Volume (Bitcoin)	Market Share(1)
Crypto.com	6,286,854	34.95%
Kraken	1,186,993	6.60%
Bitstamp by Robinhood	1,075,764	5.98%
LMAX Digital	992,703	5.52%
Bitfinex	685,187	3.81%
Bullish	654,015	3.64%
Gemini	407,274	2.26%
itBit	85,518	0.48%
OKX	29,859	0.17%
Total U.S. Dollar-Bitcoin trading pair	11,404,167	63.40%

Bitcoin Trading Platforms included in the Index Price as of June 30, 2025	Volume (Bitcoin)	Market Share(1)
Bullish	4,520,306	40.92%
Bybit	2,921,512	26.44%
OKX	697,769	6.32%
Kraken	62,581	0.57%
Bitstamp by Robinhood	7,340	0.07%
Total USDC-Bitcoin trading pair	8,209,508	74.31%

(1) Bitcoin market share is calculated using trading volume (in Bitcoin) for certain Digital Asset Trading Platforms, including Bitfinex, Bitstamp by Robinhood, Bullish, Bybit, Crypto.com, Gemini, itBit, Kraken, LMAX Digital and OKX, as well as certain other large U.S.-dollar and USDC denominated Digital Asset Trading Platforms that were not included in the Index Price as of June 30, 2025, including Binance, Binance.US, Bitflyer Coinbase, CEX.IO, Huobi, Kucoin, Lbank, MEXC and Derebit

Ether Trading Platforms included in the Index Price as of June 30, 2025	Volume (Ether)	Market Share(1)
Crypto.com	167,998,847	59.93%
LMAX Digital	10,559,706	3.77%
Kraken	10,064,414	3.59%
Bullish	9,381,118	3.35%
Bitstamp by Robinhood	4,547,064	1.62%
Bitfinex	4,446,122	1.59%
Gemini	4,070,734	1.45%
OKX	1,870,308	0.67%
itBit	974,341	0.35%
Total U.S. Dollar-Ether trading pair	213,912,653	76.31%

Ether Trading Platforms included in the Index Price as of June 30, 2025	Volume (Ether)	Market Share(1)
Bullish	54,557,430	25.45%
Bybit	51,306,204	23.93%
OKX	11,451,555	5.34%
Kraken	601,214	0.28%
Bitstamp by Robinhood	42,189	0.02%
Total USDC-Ether trading pair	117,958,594	55.01%

(1) Ether market share is calculated using trading volume (in Ether) for certain Digital Asset Trading Platforms, including Bitfinex, Bitstamp by Robinhood, Bullish, Bybit, Crypto.com, Gemini, itBit, Kraken, LMAX Digital and OKX, as well as certain other large U.S.-dollar and USDC denominated Digital Asset Trading Platforms that were not included in the Index Price as of June 30, 2025, including Binance, Binance.US, Bitfinex, Bitflyer, CEX.IO, Coinbase, Derebit, Gemini, HitBTC, Huobi, itBit, KuCoin, Lbank, LMAX Digital, MEXC, and OKCoin.

SOL Trading Platforms included in the Index as of June 30, 2025	Volume (SOL)	Market Share(1)
Kraken	199,853,531	19.46%
Crypto.com	91,833,639	8.94%
LMAX Digital	34,189,130	3.33%
Bitstamp by Robinhood	27,506,271	2.68%
Gemini	17,489,484	1.70%
Bitfinex	14,484,507	1.41%
Bullish	5,278,688	0.51%
OKX	4,201,460	0.41%
itBit	2,476,511	0.24%
Total U.S. Dollar-SOL trading pair	397,313,221	38.69%

SOL Trading Platforms included in the Index as of June 30, 2025	Volume (SOL)	Market Share(1)
Bybit	78,855,960	15.22%
Bullish	37,321,693	7.20%
OKX	30,215,734	5.83%
Kraken	2,987,318	0.58%
Total USDC-SOL trading pair	149,380,706	28.82%

(1) SOL market share is calculated using trading volume (in SOL) for certain Digital Asset Trading Platforms, including Bitfinex, Bitstamp by Robinhood, Bullish, Bybit, Crypto.com, Gemini, itBit, Kraken, LMAX Digital, and OKX, as well as certain other large U.S. dollar and USDC denominated Digital Asset Trading Platforms that were not included in the Index Price as of March 31, 2025, including Binance, Binance.US, CEX.IO, Coinbase, Derebit, Gate.IO, KuCoin, Lbank, and MEXC.

XRP Trading Platforms included in the Index as of June 30, 2025	Volume (XRP)	Market Share(1)
Crypto.com	14,683,232,493	13.63%
Kraken	13,019,413,855	12.09%
Bitstamp by Robinhood	7,473,370,638	6.94%
LMAX Digital	6,425,956,780	5.97%
Bitfinex	1,831,206,954	1.70%
Gemini	1,157,578,129	1.07%
OKX	296,016,728	0.27%
Total U.S. Dollar-XRP trading pair	44,886,775,576	41.68%

XRP Trading Platforms included in the Index as of June 30, 2025	Volume (XRP)	Market Share(1)
Bullish	22,851,613,878	49.61%
Bybit	5,408,205,574	11.74%
OKX	2,474,307,857	5.37%
Kraken	140,455,488	0.30%
Total USDC-XRP trading pair	30,874,582,797	67.03%

(1) XRP market share is calculated using trading volume (in XRP) for certain Digital Asset Trading Platforms, including Bitfinex, Bitstamp by Robinhood, Bullish, Bybit, Crypto.com, Gemini, Kraken, LMAX Digital, and OKX, as well as certain other large U.S. dollar and USDC denominated Digital Asset Trading Platforms that were not included in the Index Price as of June 30, 2025, including Bibox, Binance, Binance.US, Coinbase, Deribit, Gate.IO, KuCoin, Lbank, and MEXC.

ADA Trading Platforms included in the Index as of June 30, 2025	Volume (ADA)	Market Share(1)
Kraken	6,245,593,320	17.76%
Crypto.com	3,186,863,306	9.06%
Bitfinex	968,016,622	2.75%
Bitstamp by Robinhood	848,726,613	2.41%
Total U.S. Dollar-ADA trading pair	11,249,199,861	31.98%

ADA Trading Platforms included in the Index as of June 30, 2025	Volume (ADA)	Market Share(1)
Bybit	1,296,265,205	8.31%
OKX	678,961,196	4.36%
Kraken	229,637,939	1.47%
Total USDC-ADA trading pair	2,204,864,340	14.14%

(1) ADA market share is calculated using trading volume (in ADA) for certain Digital Asset Trading Platforms, including Bitfinex, Bitstamp by Robinhood, Bybit, Crypto.com, Kraken, and OKX, as well as certain other large U.S. dollar and USDC denominated Digital Asset Trading Platforms that were not included in the Index Price as of June 30, 2025, including Binance, Binance.US, Coinbase, Gate.IO, HitBTC, KuCoin, and MEXC.

Information regarding each Digital Asset Trading Platform may be found, where available, on the websites for such Digital Asset Trading Platforms, among other places. Such information is referenced for informational purposes only and is not incorporated by reference into this prospectus.
Fund Construction Criteria

From July 1, 2022 to June 5, 2025, the digital assets held by the Fund have consisted of the digital assets that make up the CoinDesk Large Cap Select Index (DLCS) (the “DLCS”), as rebalanced from time to time, subject to the Manager’s discretion to exclude individual digital assets in certain cases. The DLCS is designed and managed by CoinDesk Indices, Inc. (the “Index Provider”). The digital assets that make up the DLCS (the “DLCS Index Components” or, prior to June 5, 2025, the “Index Components”) are drawn from the universe (the “DLCS Index Universe” or, prior to June 5, 2025, the “Index Universe”) of investable digital assets meeting the following criteria, (i) the digital asset must be ranked in the top 250 in the Index Provider’s Digital Asset Classification Standard (“DACS”) report, (ii) custodian services for the digital asset must be available from Coinbase Custody, a division of Coinbase Global Inc., and must be accessible to U.S. investors, (iii) the digital asset must not be a stablecoin or categorized as a meme coin as determined by the Index Provider and (iv) the digital asset must have been listed on a Constituent Trading Platform (as defined herein) for a minimum of 30 days leading up to the Index Rebalancing Period (as defined herein). Due to the Index Provider’s criteria for selecting digital assets for inclusion as DLCS Index Components, certain high market capitalization digital assets are not DLCS Index Components as a result of their categorization by the Index Provider or other specified reasons and therefore not included as DLCS Index Components. For example, as of the date hereof, USDT and USDC are not included due to their categorization by the Index Provider as stablecoins, DOGE is not included due to its categorization by the Index Provider as a meme coin, and BNB is not included due to custodian services from Coinbase Custody not being available for it.

The Index Provider applies market capitalization, liquidity and data availability criteria to the digital assets in the DLCS Index Universe in order to arrive at between five and ten digital assets that, in the Index Provider’s judgment, represent a diversified benchmark for the largest and most liquid digital assets in the digital asset market (the “Large Cap sector”), rather than exposure to all digital assets in the DLCS Index Universe. The respective weightings of the DLCS Index Components within the DLCS are determined by the Index Provider based on market capitalization criteria, and are referred to as the “DLCS Index Weightings.” The process followed by the Index Provider to determine the DLCS Index Universe, the DLCS Index Components and their respective DLCS Index Weightings is referred to as the “DLCS Methodology.” The Fund seeks to (i) provide large-cap coverage of the digital asset market; (ii) minimize transaction costs through low turnover of the Fund’s portfolio; and (iii) create a portfolio that could be replicated through direct purchases in the Digital Asset Market. Because DLCS Index Components target the Large Cap sector and are included in the DLCS in accordance with market capitalization and liquidity criteria, as of June 30, 2025, the DLCS covered approximately 83% of the market capitalization of the entire digital asset market, excluding stablecoins and meme coins, based on data provided by the Index Provider calculated using data from CoinMarketCap.com. Additionally, as of June 30, 2025, the DLCS covered approximately 92% of the market capitalization of the DLCS Index Universe.

From July 1, 2022 to June 5, 2025, the Fund Components consist of the DLCS Index Components except that the Manager may determine to exclude a particular DLCS Index Component in its discretion under a variety of circumstances. See “Part I—Item 1. Business—Fund Construction Criteria—DLCS Methodology—Inclusion of New Fund Components” in the Annual Report, as amended from time to time by our Exchange Act filings. The weightings of each Fund Component (the “DLCS Weightings”) are generally expected to be the same as the DLCS Index Weightings except when the Manager determines to exclude one or more digital assets from the Fund Components, in which case the DLCS Weightings are generally expected to be calculated proportionally to the respective DLCS Index Weightings for the remaining DLCS Index Components. See “Part I—Item 1. Business—Fund Construction Criteria” in the Annual Report, as amended from time to time by our Exchange Act filings.

From and after June 5, 2025, the digital assets held by the Fund will consist of the digital assets that make up the CoinDesk 5 Index (CD5) (the “CD5”), as rebalanced from time to time, subject to the Manager’s discretion to exclude individual digital assets in certain cases. The CD5 is designed and managed by the Index Provider. The digital assets that make up the CD5 (the “Index Components”) will be drawn from the universe of investable digital assets meeting the following criteria (the “Index Universe”): (i) the digital asset must be ranked in the top 250 by market capitalization, excluding stablecoins; (ii) the digital asset must be able to support an applicable index price by nature of its inclusion on a sufficient amount of digital asset trading platforms and volume metrics; (iii) the digital asset must not be a “wrapped token,” “pegged token,” or “liquid-staked asset,” a “gas-only token,” a “memecoin,” a “privacy-focused” token, each as defined by the Index Provider, or an asset that meets the definition of a security as determined by the Index Provider; and (iv) the digital asset must be listed as a USD and/or USDC pair on a minimum of three trading platforms that contribute to the applicable Index Price and such trading platform must meet the following requirements: (a) at least one listing has existed for the previous 90 days; (b) at least one digital trading platform is a Category 1 Trading Platform; and (c) there has been 30 consecutive days of non-zero volume on all three trading platforms described above.

The Index Provider will apply market capitalization, liquidity and data availability criteria to the digital assets in the Index Universe in order to arrive at five digital assets that, in the Index Provider’s judgment, represent a diversified benchmark for the largest and most liquid digital assets in the digital asset market (the “Large Cap Sector”), rather than exposure to all digital assets in the Index Universe. The respective weightings of the Index Components within the CD5 are determined by the Index Provider based on market capitalization criteria and are referred to as the “Index Weightings.” The process followed by the Index Provider to determine the Index Universe, the Index Components and their respective Index Weightings is referred to as the “CD5 Methodology.”

From and after June 5, 2025, the Fund will seek to (i) provide large cap coverage of the digital asset market; (ii) minimize transaction costs through low turnover of the Fund’s portfolio; and (iii) create a portfolio that could be replicated through direct purchases in the Digital Asset Market. Because Index Components target the Large Cap Sector and are included in the CD5 in accordance with market capitalization and liquidity criteria, as of June 30, 2025, the CD5 covered approximately 85% of the market capitalization of the entire digital asset market, excluding stablecoins and meme coins, based on data provided by the Index Provider calculated using data from CoinMarketCap.com. Additionally, as of June 30, 2025, the CD5 covered approximately 83% of the market capitalization of the Index Universe.

The Fund Components will consist of the Index Components except that the Manager may determine to exclude a particular Index Component in its discretion under certain rules-based circumstances. The weightings of each Fund Component (the “Weightings”) are generally expected to be the same as the Index Weightings except when the Manager determines to exclude one or more digital assets from the Fund Components and/or rebalance the weighting of the Fund Components, in which case the Weightings are generally expected to be calculated proportionally to the respective Index Weightings for the remaining Index Components. The Fund uses the CD5 Methodology to construct its portfolio.

In addition, the Manager expects to ensure on an initial and continuing basis that at least 85% of the total Fund Components (the “Weightings Floor”) consist of commodities that are the primary investment underlying exchange-traded products previously approved by the SEC to list and trade on a national securities exchange (“Approved Components”) and that no more than 15% of the Fund Components will be non-Approved Components. As of the date of this prospectus, the only Fund Components that are Approved Components are Bitcoin and Ether. The Manager expects that the Fund Components not included in the Weightings Floor will consist solely of digital assets that meet the Inclusion Criteria, as described in the Annual Report, but that are not Approved Components. If, following an Index Rebalancing Period, an Index Component is added which causes the Index Weightings of

Approved Components in the aggregate to fall below 85% of the Index Weightings, the Manager expects that it will rebalance the Fund such that the applicable Fund Weightings of Approved Components will meet or exceed the Weightings Floor. With respect to any intra-quarter deviation from such Weightings Floor as a result of Fund Component price fluctuations, the Manager will cause the Fund to rebalance its portfolio to meet or exceed such Weightings Floor. This practice may cause deviations from the Index Weightings, which are not subject to such restrictions. In the event the Fund seeks to change this position, an application would need to be filed with the SEC by NYSE Arca seeking approval to amend its listing rules to permit the Fund to remove or modify the Weightings Floor for those affected Fund Components.

Rebalancing

From July 1, 2022 to June 5, 2025, the Index Provider reviews the DLCS for rebalancing according to the DLCS Methodology quarterly during a period beginning 14 days before the second business day of each January, April, July, and October (each such period, a “DLCS Index Rebalancing Period” or , prior to June 5, 2025, an “Index Rebalancing Period”). At the start of each Index Rebalancing Period, the DLCS Provider applies the DLCS Methodology to determine any changes to the DLCS Index Components and the DLCS Index Weightings, after which the Manager rebalances the Fund’s portfolio accordingly, subject to application of the DLCS Exclusion Criteria. In order to rebalance the Fund’s portfolio, the Manager will (i) determine whether any Fund Components have been removed from the DLCS and should therefore be removed as Fund Components, (ii) determine whether any new digital assets have been added to the DLCS and should therefore be included as Fund Components, and (iii) determine how much cash the Fund holds. If a Fund Component is no longer included in the DLCS, the Manager will adjust the Fund’s portfolio by selling such Fund Component in the Digital Asset Markets and using the cash proceeds to purchase additional tokens of the remaining Fund Components and, if applicable, any new Fund Component in proportion to their respective DLCS Fund Weightings. If a digital asset not then included in the Fund’s portfolio was newly eligible for inclusion in the Fund’s portfolio because it was added to the DLCS and not excluded through the DLCS Exclusion Criteria, the Manager would adjust the Fund’s portfolio by selling tokens of the then-current Fund Components in the Digital Asset Markets in proportion to their respective DLCS Fund Weightings and using the cash proceeds to purchase tokens of the newly eligible digital assets.

From July 1, 2022 to June 5, 2025, the Manager rebalances the Fund’s portfolio quarterly during a period beginning on the second business day of each January, April, July and October (each such period, a “DLCS Fund Rebalancing Period” or, prior to June 5, 2025, a “Fund Rebalancing Period”). The Manager expects each Fund Rebalancing Period to last between one and five business days. The Manager would post on its website the new Fund Components and their respective Fund Weightings at the end of each Fund Rebalancing Period based on the assessment described above. During each Fund Rebalancing Period, the Manager would halt creations and redemptions of Shares. If a Fund Rebalancing Period ends prior to 4:00 p.m., New York time, on a business day, the Manager would cause the Fund to resume creations and redemptions on such business day and the Fund will create or redeem Shares in exchange for, respectively, contributions or distributions of cash representing the Cash Portion, if any, plus then-current Fund Components in proportion to their respective DLCS Fund Weightings as of the end of such Fund Rebalancing Period, as determined as of 4:00 p.m., New York time, on such business day in the manner set forth under “Part I—Item 1. Business—Description of the Fund—Creation of Shares” in the Annual Report. If a Fund Rebalancing Period ends after 4:00 p.m., New York time, on a business day, the Manager would cause the Fund to resume creations and redemptions on the following business day.

Under the DLCS Methodology, there are two factors that drive changes in the market capitalization weighting of a Fund Component: (i) increases and decreases in the market price of a Fund Component, which occur daily as prices fluctuate in the digital asset market, and (ii) increases or decreases in the circulating supply of the Fund Component, which occur gradually over extended periods of time for a number of reasons, including in connection with mining or staking activity. Since the daily fluctuation in the market price of each Fund Component is the predominant driver of its market capitalization weighting, the Fund Weighting of each Fund Component would generally dynamically adjust with the market, even without adjustments to such Fund Component’s Fund Weighting, to account for gradual changes in supply. Therefore, the Manager would not expect the Index Provider to cause the DLCS to remove or add tokens of any Index Component during a DLCS Rebalancing Period, and accordingly the Manager generally would not expect the Fund to sell or purchase tokens of any Fund Component during a Fund Rebalancing Period other than in the event that (i) a Fund Component is eligible for removal, (ii) a new digital asset is eligible for inclusion, or (iii) the Fund holds cash from contributions in connection with the creation of Baskets. However, should the Manager determine that the DLCS Fund Weighting of a Fund Component does not accurately reflect its market capitalization due to, among other reasons, material increases or decreases in the circulating supply of such Fund Component that have not been accounted for over the course of prior Fund Rebalancing Periods, the Manager may cause the Fund to purchase or sell additional tokens of such Fund Component during a Fund Rebalancing Period to adjust such Fund Component’s Fund Weighting.

During any DLCS Fund Rebalancing Period, the Manager would also generally cause the Fund to use any cash contributed to the Fund as the Cash Portion to purchase additional tokens of all Fund Components then held by the Fund in proportion to their respective DLCS Fund Weightings as determined during such Fund Rebalancing Period.

Other than through the quarterly rebalancing described above, the Manager does not intend to actively manage the Fund portfolio in response to price changes in the Fund Components held by the Fund at any given time. Nevertheless, the Index Provider may remove a digital asset as an Index Component from the DLCS outside of the scheduled DLCS Rebalancing Period under extraordinary circumstances. In the event the Index Provider removes a DLCS Index Component outside of the quarterly rebalancing period, the Manager expects the Fund would rebalance and the relevant digital asset would be removed as a Fund Component as soon as practical.

From and after June 5, 2025, the Index Provider will review the CD5 for rebalancing according to the CD5 Methodology quarterly during a period beginning 30 days before the last business day of each January, April, July, and October (each such period, an “Index Rebalancing Period”). At the start of each Index Rebalancing Period, the Index Provider will apply the CD5 Methodology to determine any changes to the Index Components and the Index Weightings, after which the Manager rebalances the Fund’s portfolio accordingly, subject to application of the Exclusion Criteria. In order to rebalance the Fund’s portfolio, the Manager will (i) determine whether any Fund Components have been removed from the CD5 and should therefore be removed as Fund Components, (ii) determine whether any new digital assets have been added to the CD5 and should therefore be included as Fund Components, and (iii) determine how much cash the Fund holds. If a Fund Component is no longer included in the CD5, the Manager will adjust the Fund’s portfolio by selling such Fund Component in the Digital Asset Markets and using the cash proceeds to purchase additional tokens of the remaining Fund Components and, if applicable, any new Fund Component in proportion to their respective Fund Weightings. If a digital asset not then included in the Fund’s portfolio is newly eligible for inclusion in the Fund’s portfolio because it was added to the CD5 and not excluded through the Exclusion Criteria, the Manager will adjust the Fund’s portfolio by selling tokens of the then-current Fund Components in the Digital Asset Markets in proportion to their respective Fund Weightings and using the cash proceeds to purchase tokens of the newly eligible digital assets.

From and after June 5, 2025 the Manager will rebalance the Fund’s portfolio quarterly during a period beginning on the last business day of each January, April, July and October (each such period, a “Fund Rebalancing Period”). The Manager expects each Fund Rebalancing Period to last between one and five business days. The Manager will post on its website the new Fund Components and their respective Fund Weightings at the end of each Fund Rebalancing Period based on the assessment described above. During each Fund Rebalancing Period, the Manager will halt creations and redemptions of Shares. If a Fund Rebalancing Period ends prior to 4:00 p.m., New York time, on a business day, the Manager will cause the Fund to resume creations and redemptions on such business day and the Fund will create or redeem Shares in exchange for, respectively, contributions or distributions of cash representing the Cash Portion, if any, plus then-current Fund Components in proportion to their respective Fund Weightings as of the end of such Fund Rebalancing Period, as determined as of 4:00 p.m., New York time, on such business day in the manner set forth under “Part I—Item 1. Business—Description of the Fund—Creation of Shares” in the Annual Report. If a Fund Rebalancing Period ends after 4:00 p.m., New York time, on a business day, the Manager will cause the Fund to resume creations and redemptions on the following business day.

Under the CD5 Methodology, there are two factors that drive changes in the market capitalization weighting of a Fund Component: (i) increases and decreases in the market price of a Fund Component, which occur daily as prices fluctuate in the digital asset market, and (ii) increases or decreases in the circulating supply of the Fund Component, which occur gradually over extended periods of time for a number of reasons, including in connection with mining or staking activity. Since the daily fluctuation in the market price of each Fund Component is the predominant driver of its market capitalization weighting, the Fund Weighting of each Fund Component will generally dynamically adjust with the market, even without adjustments to such Fund Component’s Fund Weighting, to account for gradual changes in supply. Therefore, the Manager does not expect the Index Provider to cause the CD5 to remove or add tokens of any Index Component during an Index Rebalancing Period, and accordingly the Manager generally does not expect the Fund to sell or purchase tokens of any Fund Component during a Fund Rebalancing Period other than in the event that (i) a Fund Component is eligible for removal, (ii) a new digital asset is eligible for inclusion, or (iii) the Fund holds cash from contributions in connection with the creation of Baskets. However, should the Manager determine that the Fund Weighting of a Fund Component does not accurately reflect its market capitalization due to, among other reasons, material increases or decreases in the circulating supply of such Fund Component that have not been accounted for over the course of prior Fund Rebalancing Periods, the Manager may cause the Fund to purchase or sell additional tokens of such Fund Component during a Fund Rebalancing Period to adjust such Fund Component’s Fund Weighting.

During any Fund Rebalancing Period, the Manager will also generally cause the Fund to use any cash contributed to the Fund as the Cash Portion to purchase additional tokens of all Fund Components then held by the Fund in proportion to their respective Fund Weightings as determined during such Fund Rebalancing Period.

Other than through the quarterly rebalancing described above, the Manager does not intend to actively manage the Fund portfolio in response to price changes in the Fund Components held by the Fund at any given time. Nevertheless, the Index Provider may remove a digital asset as an Index Component from the CD5 outside of the scheduled Index Rebalancing Period under extraordinary circumstances. In the event the Index Provider removes an Index Component outside of the quarterly rebalancing period, the Manager expects the Fund would rebalance and the relevant digital asset would be removed as a Fund Component as soon as practical.

On July 31, 2025, the Index Provider completed the quarterly rebalancing of the CD5 and determined that Bitcoin, Ether, SOL, XRP, and ADA met the inclusion criteria of the CD5 Index. On August 1, 2025, following the rebalancing of the Index, the Manager completed its quarterly review of the Fund’s portfolio and initiated the process of rebalancing the Fund. Accordingly, the Manager adjusted the Fund’s portfolio by purchasing and selling the existing Fund Components in proportion to their respective Fund Weightings. No new tokens were added to or removed from the Fund. As of August 1, 2025, following the rebalancing, the Fund Components consisted of 75.83% Bitcoin, 14.28% Ether, 5.99% XRP, 3.01% SOL,

and 0.89% ADA, and each of the Fund’s Shares represented 0.0004 Bitcoin, 0.0022 Ether, 1.0738 XRP, 0.0098 SOL, and 0.6568 ADA.
Basket

The amount of whole and fractional digital assets represented by each Basket at any time is determined by adding (x) the Fund Component Basket Amounts for all Fund Components and (y) the Cash Portion, if any (the “Basket Amount”).

Except as otherwise affected by a rebalancing of the Fund’s portfolio, the amount of Fund Components represented by each Share will gradually decrease over time due to the transfer or sale of the Fund’s Fund Components to pay the Manager’s Fee and any Fund expenses not assumed by the Manager. See “Part I—Item 1. Business—Activities of the Fund” in the Annual Report.

Creation and Redemption

The Fund issues Shares on an ongoing basis, but only in one or more whole Baskets of 10,000 Shares each. In addition, on the effective date of the registration statement of which this prospectus forms a part, the Fund began its redemption program. Through its redemption program, the Fund redeems Shares from Authorized Participants on an ongoing basis.

The creation and redemption of Baskets require the delivery to or acquisition by the Fund, or the distribution or disposition by the Fund, of the amount of whole and fractional tokens of each Fund Component represented by each Basket being created or redeemed plus cash representing the Cash Portion, if any, the amount of which is equal to the “Basket Amount” as of 4:00 p.m., New York time, on the trade date of a creation or redemption order multiplied by the number of Baskets being created or redeemed (the “Total Basket Amount”). The fractional number of Fund Components and the amount of cash required to create a Basket, or to be delivered or disposed of upon the redemption of a Basket, will gradually decrease over time due to the transfer or sale of the Fund Components to pay the Manager’s Fee and any Fund expenses not assumed by the Manager. See “Description of Creation and Redemption of Shares” in this prospectus and “Part I—Item 1. Business—Activities of the Fund” in the Annual Report.

Although the Fund creates Baskets only upon the receipt of Fund Components plus cash representing the Cash Portion, if any, and redeems Baskets only by distributing or otherwise disposing of Fund Components plus cash representing the Cash Portion, if any, at this time an Authorized Participant can only submit Cash Orders, pursuant to which the Authorized Participant will deposit cash into, or accept cash from, the Cash Account in connection with the creation and redemption of Baskets. Cash Orders will be facilitated by the Transfer Agent and Grayscale Investments Sponsors, LLC, which will engage one or more eligible companies (each, a “Liquidity Provider”) that is not an agent of, or otherwise acting on behalf of, any Authorized Participant to obtain or receive Fund Components plus cash representing the Cash Portion, if any, in connection with such orders. The Manager may in its sole discretion limit the number of Shares created pursuant to Cash Orders on any specified day without notice to the Authorized Participants and may direct Foreside Fund Services, LLC (the “Marketing Agent”) to reject any Cash Orders in excess of such capped amount. The redemption of Shares pursuant to Cash Orders will only take place if approved by the Manager in writing, in its sole discretion and on a case-by-case basis.

The Fund is currently able to accept Cash Orders. However, the Fund is not at this time able to create and redeem shares via in-kind transactions with Authorized Participants. Subject to In-Kind Regulatory Approval, in the future the Fund may also create and redeem Baskets via In-Kind Orders, pursuant to which an Authorized Participant or its AP Designee would deposit Fund Components directly with the Fund or receive Fund Components directly from the Fund. However, because In-Kind Regulatory Approval has not been obtained, at this time Baskets will not be created or redeemed through In-Kind Orders and will only be created or redeemed through Cash Orders. There can be no assurance as to when NYSE Arca will seek or obtain such regulatory approval, if at all. See “Risk Factors—Risk Factors Related to the Fund and the Shares—The lack of ability to facilitate in-kind creations and redemptions of Shares could have adverse consequences for the Fund.”
See “Description of Creation and Redemption of Shares” in this prospectus for more information.
The Manager has engaged certain unaffiliated Liquidity Providers, and intends to engage additional Liquidity Providers who are unaffiliated with the Fund in the future.
Net Asset Value

As of June 30, 2025, the Fund’s Principal Market NAV was $777,222,526 and the Fund’s Principal Market NAV per Share was $48.98. See “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Selected Operating Data” in the Annual Report for additional information reconciling the Fund’s NAV and NAV per Share presented in the Annual Report (previously referred to therein as “Digital Asset Holdings” and “Digital Asset Holdings per Share”) against the GAAP metrics presented in our financial statements included hereto.

The Fund’s NAV

As of June 30, 2025, based on the Digital Asset Reference Rates, the Fund’s NAV was $774,814,558 and the Fund’s NAV per Share was $48.83. The Fund’s NAV is the aggregate value, expressed in U.S. dollars, of the Fund’s assets, less the U.S. dollar value of the Fund’s expenses and other liabilities calculated in the manner set forth under “Part I—Item 1. Business—Valuation of Digital Assets and Determination of NAV” in the Annual Report.

The Manager also calculates the NAV per Share, which equals the NAV of the Fund divided by the number of Shares then outstanding. The Manager publishes the NAV and NAV per Share each business day as of 4:00 p.m., New York time, or as soon thereafter as practicable at the Fund’s website at www.etfs.grayscale.com/gdlc. The contents of the website referred to above and any websites referred to herein are not incorporated into this filing. Further, our references to the URL for this website is intended to be an inactive textual reference only. See “Part I—Item 1. Business—Valuation of Digital Assets and Determination of NAV” in the Annual Report for a more detailed description of how the Fund’s NAV and NAV per Share are calculated. Although the methodology the Manager uses for the valuation of digital assets and calculation of the Fund’s NAV includes the aggregate U.S. dollar value of any Forked Assets then held by the Fund, Forked Assets will not impact the calculation because they will have been irrevocably abandoned. See “Part I—Item 1. Business—Description of the Shares—Forked Assets” in our Annual Report.

Fiat Currencies

The Fund may also hold cash in U.S. dollars from time to time due to sales of digital assets during a Fund Rebalancing Period or contributions of cash to the Fund. The Manager does not currently expect to hold cash for a period of more than 90 days and intends to use any cash held by the Fund to purchase additional tokens of the Fund Components then held by the Fund in proportion to their respective Fund Weightings during the next Fund Rebalancing Period. The foregoing notwithstanding, the Manager may, in its sole discretion, decide to cause the Fund to hold cash for longer than 90 days and to use any cash it holds for any other lawful purpose.

Forked Assets

The Fund may from time to time be entitled to come into possession of assets other than cash or a Fund Component as a result of a fork, airdrop or similar event through which the Fund becomes entitled to another digital asset or other property or right by virtue of its ownership of one or more of the digital assets it then holds (each such new asset, a “Forked Asset”).

With respect to any fork, airdrop or similar event, the Manager will cause the Fund to irrevocably abandon the Forked Assets. In the event the Fund seeks to change this position, an application would need to be filed with the SEC by NYSE Arca seeking approval to amend its listing rules to permit the Fund to distribute the Forked Assets in-kind to an agent of the shareholders for resale by such agent. Because the Fund will abandon any Forked Assets, the Fund would not receive any direct or indirect consideration for the Forked Assets and thus the value of the Shares will not reflect the value of the Forked Assets. See “Risk Factors—Risks Related to the Fund and the Shares—Shareholders will not receive the benefits of any forks or airdrops” and “Description of the Shares—Forked Assets.”

Fund Expenses

The Fund’s only ordinary recurring expense is expected to be the “Manager’s Fee.” The Manager’s Fee will accrue daily in U.S. dollars at an annual rate of 0.59% of the NAV Fee Basis Amount of the Fund as of 4:00 p.m., New York time, on each day; provided that for a day that is not a business day, the calculation will be based on the NAV Fee Basis Amount from the most recent business day, reduced by the accrued and unpaid Manager’s Fee for such most recent business day and for each day after such most recent business day and prior to the relevant calculation date. This dollar amount for each daily accrual will then be converted into Fund Components on a daily basis by multiplying such U.S. dollar amount by the Fund Weighting for each Fund Component and dividing the resulting product for each Fund Component by the U.S. dollar value for such Fund Component on such day. The Manager’s Fee is payable in Fund Components to the Manager daily in arrears.

To cause the Fund to pay the Manager’s Fee, the Manager will instruct the Custodian to withdraw from the Fund’s Vault Balance (as defined below) the amount of tokens of each Fund Component equal to the Fund Component Fee Amount for such Fund Component and transfer such tokens of all Fund Components to the Manager’s account at such times as the Manager determines in its absolute discretion.

The Manager, from time to time, may temporarily waive all or a portion of the Manager’s Fee in its sole discretion. Presently, the Manager does not intend to waive any of the Manager’s Fee and there are no circumstances under which the Manager has determined it will definitely waive the fee.

After the Fund’s payment of the Manager’s Fee to the Manager, the Manager may elect to convert any Fund Components received as payment of the Manager’s Fee into U.S. dollars. The rate at which the Manager converts such Fund Components to U.S. dollars may differ from the rate at which the relevant Manager’s Fee was initially determined. The Fund will not be responsible for any fees and expenses incurred by the Manager to convert Fund Components received in payment of the Manager’s Fee into U.S. dollars.

As partial consideration for its receipt of the Manager’s Fee, the Manager is obligated under the LLC Agreement to assume and pay all fees and other expenses incurred by the Fund in the ordinary course of its affairs, excluding taxes, but including: (i) the Marketing Fee; (ii) the Administrator Fee; (iii) the Custodian Fee and fees for any other security vendor engaged by the Fund; (iv) the Transfer Agent Fee; (v) the fees and expenses related to the listing, quotation or trading of the Shares on any secondary market (including customary legal, marketing and audit fees and expenses) in an amount up to $600,000 in any given fiscal year; (vi) ordinary course legal fees and expenses; (vii) audit fees; (viii) regulatory fees, including, if applicable, any fees relating to the registration of the Shares under the Securities Act or the Exchange Act and fees relating to registration and any other regulatory requirements in the Cayman Islands; (ix) printing and mailing costs; (x) costs of maintaining the Fund’s website; and (xi) applicable license fees (each, a “Manager-paid Expense” and collectively, the “Manager-paid Expenses”), provided that any expense that qualifies as an Additional Fund Expense will be deemed to be an Additional Fund Expense and not a Manager-paid Expense.

The Fund may incur certain extraordinary, non-recurring expenses that are not Manager-paid Expenses, including, but not limited to: taxes and governmental charges; expenses and costs of any extraordinary services performed by the

Manager (or any other service provider) on behalf of the Fund to protect the Fund or the interests of shareholders; any indemnification of the Custodian or other agents, service providers or counterparties of the Fund; the fees and expenses related to the listing, quotation or trading of the Shares on any secondary market (including legal, marketing and audit fees and expenses) to the extent exceeding $600,000 in any given fiscal year; and extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters (collectively, “Additional Fund Expenses”).

If Additional Fund Expenses are incurred, the Manager will (i) withdraw Fund Components from the Digital Asset Accounts in proportion to their respective Fund Weightings at such time and in such quantity as may be necessary to permit payment of such Additional Fund Expenses and (ii) may either (x) cause the Fund to convert such Fund Components into U.S. dollars or other fiat currencies at the Actual Exchange Rate or (y) cause the Fund (or its delegate) to deliver such Fund Components in kind in satisfaction of such Additional Fund Expenses. If the Fund holds cash, the Fund may also pay all or a portion of the Additional Fund Expenses in cash instead of Fund Components, in which case, the amount of Fund Components that would otherwise have been used to satisfy such Additional Fund Expenses will be correspondingly and proportionally reduced.

Although the Manager is obligated to use its commercially reasonable efforts to obtain the highest price when engaging other parties to assist with the sale of the Fund Components to raise proceeds for any Additional Fund Expenses, the Manager will have some discretion in arranging for the sale of the Fund Components, and may engage one or more of its affiliates to assist with any such sale. The Manager and its respective directors, officers, employees, affiliates, and/or parties engaged to assist with the sale of the Fund’s digital assets may trade in the digital asset, derivative or other markets for their own accounts, and in doing so may take positions opposite to or ahead of those held by the Fund and may compete with the Fund for positions in the marketplace. For example, sales of the Fund’s digital assets for the satisfaction of any Additional Fund Expenses may create conflicts of interest on behalf of one or more such parties in respect of their obligation to the Fund. The Manager has adopted and implemented policies and procedures that are reasonably designed to ensure compliance with applicable law, including a Compliance Manual and Code of Ethics, which address conflicts of interest. See “Part I—Item 1A. Risk Factors—Risk Factors Related to Potential Conflicts of Interest—Potential conflicts of interest may arise among the Manager or its affiliates and the Fund. The Manager and its affiliates have no fiduciary duties to the Fund and its shareholders other than as provided in the LLC Agreement, which may permit them to favor their own interests to the detriment of the Fund and its shareholders” in the Annual Report.

In order to raise proceeds to pay for any Additional Fund Expenses, the Manager would execute the sale of digital assets through eligible financial institutions that are subject to federal and state licensing requirements and practices regarding AML and KYC regulations, which may include a Liquidity Provider or one or more of their respective affiliates. The Manager expects that these financial institutions will generally only have access to Digital Asset Trading Platforms or other venues that they reasonably believe are operating in compliance with applicable law, including federal and state licensing requirements, based upon information and assurances provided to it by each venue. The Fund is not responsible for paying any costs associated with the transfer of digital assets to the Manager in connection with the payment of the Manager’s Fee or the sale of digital assets in connection with the payment of any Additional Fund Expenses.

The number of digital assets represented by a Share will decline each time the Fund pays the Manager’s Fee or any Additional Fund Expenses by transferring or selling Fund Components and/or cash. See “Part I—Item 1. Business—Expenses; Sales of Digital Assets” in the Annual Report.

The amount of Fund Components and/or cash to be delivered to the Manager or other relevant payee in payment of the Manager’s Fee or any Additional Fund Expenses, or sold to permit payment of Additional Fund Expenses, will vary from time to time depending on the level of the Fund’s expenses and the value of the Fund Components. See “Part I—Item 1. Business—Expenses; Sales of Digital Assets” in the Annual Report.

Voting Rights

The shareholders take no part in the management or control of the Fund. Under the LLC Agreement, shareholders have limited voting rights. For example, in the event that the Manager withdraws, a majority of the shareholders may elect and appoint a successor manager to carry out the affairs of the Fund. In addition, no amendments to the LLC Agreement that materially adversely affect the interests of shareholders may be made without the vote of at least a majority (over 50%) of the Shares (not including any Shares held by the Manager or its affiliates). However, the Manager may make any other amendments to the LLC Agreement in its sole discretion without shareholder consent provided that the Manager provides 20 days’ notice of any such amendment. See “Description of the Shares.”

Termination Events

Upon dissolution of the Fund and surrender of Shares by the shareholders, shareholders will receive a distribution in U.S. dollars or in digital assets, at the sole discretion of the Manager, after the Manager has sold the Fund’s digital assets, if applicable, and has paid or made provision for the Fund’s claims and obligations. See “Part I—Item 1. Business—Description of the LLC Agreement—Termination of the Fund” in the Annual Report. In exercising its discretion, the Manager expects to take into consideration a number of factors including, but not limited to, the intention that the Shares offer investors an opportunity to gain exposure to digital assets through an investment in securities, the operational challenges of transferring digital assets to the Fund’s shareholders via their brokers or brokerage platforms and the ability of those parties to receive digital assets or cash, as well as the tax consequences of distributing cash or Fund Components. Based on the foregoing considerations, the Manager currently expects such distributions to be made in cash and to execute the sales of any digital assets in connection with the termination of the Fund through eligible financial institutions that are subject to federal and state licensing requirements and practices regarding Bank Secrecy Act and AML regulations, which may include a Liquidity Provider or one or more of their respective affiliates.

Authorized Participants

Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (i) be a registered broker-dealer and (ii) have entered into a Participant Agreement with the Manager and the Transfer Agent. Subject to In-Kind Regulatory Approval, in the future any Authorized Participants creating and redeeming Shares through In-Kind Orders must also own, or their AP Designee (as defined below) must own, digital asset wallet addresses and bank accounts that are recognized by the Manager and the Custodian as belonging to the Authorized Participant or its AP Designee and maintain an account with the Custodian. The Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of Fund Components required for the creation and redemption of Baskets via a Liquidity Provider, as well as the deposit with and subsequent delivery by the Fund of cash required in connection therewith, from or to an Authorized Participant or Liquidity Provider, as applicable. See “Description of Creation and Redemption of Shares.”

As of the date of this prospectus, the Fund has engaged Jane Street Capital, LLC, Macquarie Capital (USA) Inc., and Virtu Americas LLC as Authorized Participants. Additional Authorized Participants may be added at any time, subject to the discretion of the Manager.

Liquidity Providers

Liquidity Providers facilitate the purchase and sale of digital assets in connection with Cash Orders for creations or redemptions of Baskets. Liquidity Providers are engaged by Grayscale Investments Sponsors, LLC (in such capacity, the “Liquidity Engager”), and are not party to Participant Agreements or otherwise agents of, or otherwise acting on behalf of, any Authorized Participant. See “Description of Creation and Redemption of Shares.” The Liquidity Engager’s criteria for engaging one or more Liquidity Providers includes the completion of due diligence that considers each such Liquidity Provider’s digital asset trading capabilities, organizational structure, operating history, lines of business, controls, and other details necessary to evaluate their ability to facilitate Cash Orders. Liquidity Providers formalize their relationship through a Liquidity Provide Agreement between the Liquidity Engager, Liquidity Provider and the Manager (on behalf of the Fund). Pursuant to such Liquidity Provider Agreements, the Liquidity Providers will be contractually obligated to deliver or receive digital assets in exchange for cash in connection with Cash Orders for creations or redemptions.

The Liquidity Providers with which Grayscale Investments Sponsors, LLC, acting in its capacity as the Liquidity Engager, will engage in digital asset transactions are third parties that are not affiliated with the Manager or the Fund and are not acting as agents of the Fund, the Manager, or any Authorized Participant, and all transactions will be done on an arms-length basis. Except for the contractual relationships between each Liquidity Provider and Grayscale Investments Sponsors, LLC in its capacity as the Liquidity Engager and the Manager (on behalf of the Fund), there is no other pre-existing contractual relationship between each Liquidity Provider, on the one hand, and the Fund, the Manager, or any Authorized Participant, on the other hand, in each case that relates to the Fund or the Fund’s Shares. When seeking to buy Fund Components in connection with creations or sell Fund Components in connection with redemptions, the Liquidity Engager will seek to obtain commercially reasonable prices and terms from the approved Liquidity Providers. Once agreed upon, the transaction will generally occur on an “over-the-counter” basis.

As of the date of this prospectus, the Liquidity Engager has engaged Flow Traders B.V., Flowdesk, Cumberland DRW LLC, JSCT, LLC, Galaxy Digital Trading Cayman LLC, and Virtu Financial Singapore Pte., Ltd as Liquidity Providers. Additional Liquidity Providers may be added at any time, subject to the discretion of the Liquidity Engager.

Jane Street Capital, LLC, one of the Authorized Participants, is an affiliate of JSCT, LLC, one of the Liquidity Providers. Virtu Americas LLC, one of the Authorized Participants, is an affiliate of Virtu Financial Singapore Pte., Ltd, one of the Liquidity Providers.

Clearance and Settlement

The Shares are evidenced by one or more global certificates that the Transfer Agent issues to The Depository Trust Company (“DTC”). The Shares are primarily available in book-entry form. Shareholders may hold their Shares through DTC if they are direct participants in DTC (“DTC Participants”), or indirectly through entities that are DTC Participants.

Risk Factors

See the risks discussed in this prospectus, in “Part I—Item 1A. Risk Factors” in the Annual Report, in any applicable prospectus supplement and in the other documents incorporated or deemed incorporated by reference herein before you invest in the Shares.

Risk Factors

An investment in the Shares involves risks, including the risks described below which update the Fund’s previously filed risk factors to the extent applicable, as well as those risks set forth under “Part I—Item 1A. Risk Factors” in the Annual Report, in any applicable prospectus supplement and in the other documents incorporated or deemed incorporated by reference herein. You should also refer to the other information included or incorporated by reference in this prospectus, including the Fund’s financial statements and related notes thereto, before making an investment decision.

Risk Factors Related to the Offering

The liquidity of the Shares may be affected if Authorized Participants cease to perform their obligations under the Participant Agreements or the Liquidity Engager is unable to engage Liquidity Providers.

In the event that one or more Authorized Participants having substantial interests in Shares or otherwise responsible for a significant portion of the Shares’ daily trading volume on NYSE Arca terminates its Participant Agreement, the liquidity of the Shares would likely decrease, which could adversely affect the value of the Shares. In addition, if the Liquidity Engager is unable to engage one or more Liquidity Providers to obtain or receive Fund Components in connection with Cash Orders, the Fund may have difficulty maintaining the participation of certain Authorized Participants or engaging additional Authorized Participants. Under such circumstances, the liquidity of the Shares would likely decrease, which could adversely affect the value of the Shares.

The Shares may trade at a price that is at, above or below the Fund’s NAV per Share as a result of the non-current trading hours between NYSE Arca and the Digital Asset Trading Platform Market.

The Fund’s NAV per Share will fluctuate with changes in the market value of the Fund Components, and the Manager expects the trading price of the Shares to fluctuate in accordance with changes in the Fund’s NAV per Share, as well as market supply and demand. However, the Shares may trade on NYSE Arca at a price that is at, above or below the Fund’s NAV per Share for a variety of reasons. For example, NYSE Arca is open for trading in the Shares for a limited period each day, but the Digital Asset Trading Platform Market is a 24-hour marketplace. During periods when NYSE Arca is closed but Digital Asset Trading Platforms are open, significant changes in the prices of the Fund Components on the Digital Asset Trading Platform Market could result in a difference in performance between the value of the Fund Components as measured by the Index Prices or Digital Asset Reference Rates and the most recent NAV per Share or closing trading price. For example, if the prices of the Fund Components on the Digital Asset Trading Platform Market, and the value of the Fund Components as measured by the Index Prices or Digital Asset Reference Rates, move significantly in a negative direction after the close of NYSE Arca, the trading price of the Shares may “gap” down to the full extent of such negative price shift when NYSE Arca reopens. If the prices of the Fund Components on the Digital Asset Trading Platform Market drops significantly during hours NYSE Arca is closed, shareholders may not be able to sell their Shares until after the “gap” down has been fully realized, resulting in an inability to rapidly mitigate losses in a negative market. Even during periods when NYSE Arca is open, large Digital Asset Trading Platforms (or a substantial number of smaller Digital Asset Trading Platforms) may be lightly traded or closed for any number of reasons, which could increase trading spreads and widen any premium or discount on the Shares.

The commencement of a redemption program, in conjunction with the listing of the Shares on the NYSE Arca, may impact whether the Shares trade at a discount or premium to the NAV per Share, and any suspension or other unavailability of the Fund’s redemption program may cause the Shares to trade at a discount to the NAV per Share.

Historically, the Shares have traded on OTCQX at both premiums and discounts to the NAV per Share, which at times have been substantial. The Manager believes that the trading price of the Shares has diverged from the NAV per Share in the past due, in part, to the holding period under Rule 144 for Shares purchased in the private placement and the lack of an ongoing redemption program, as a result of which Authorized Participants have been unable to take advantage of arbitrage opportunities when the market value of the Shares deviated from the NAV per Share. Although the Manager cannot predict with certainty what effect the commencement of the Fund’s redemption program, in conjunction with the listing of the Shares on NYSE Arca, will have on the trading price of the Shares, it may have the effect of reducing any premium or discount at which the Shares have been trading on the OTCQX immediately prior to the commencement of the redemption program, and there can be no assurance that the Fund’s redemption program will not be suspended or become unavailable again in the future. In addition, if the Manager decides to limit Cash Orders at a time when the Shares are trading at a premium or a discount to the NAV per Share, and In-Kind Regulatory Approval has not been obtained as of such time or the in-kind creation or redemption of Shares is otherwise unavailable for any reason, the arbitrage mechanism may fail to effectively function, which could impact the Shares’ liquidity and/or cause the Shares to trade at premiums and discounts to the NAV per Share, and otherwise have a negative impact on the value of the Shares.

Shareholders may suffer a loss on their investment if the Shares trade above or below the Fund’s NAV per Share.

Historically, the Shares have traded at both premiums and discounts to the NAV per Share, which at times have been substantial. If the Shares trade on NYSE Arca in the future at a premium, investors who purchase Shares on NYSE Arca will pay more for their Shares than investors who purchase Shares directly from Authorized Participants. In contrast, if the Shares trade on NYSE Arca in the future at a discount, investors who purchase Shares directly from Authorized Participants will pay more for their Shares than investors who purchase Shares on NYSE Arca. The premium or discount at which the Shares have traded has fluctuated over time. For example, July 1, 2022 to June 30, 2025, the maximum discount of the closing price of the Shares quoted on OTCQX below the value of the Fund’s NAV per Share was 63% and the average discount was 35%. The closing price of the Shares, as quoted on OTCQX at 4:00 p.m., New York time, on each business day, between July 1, 2022 to June 30, 2025, has been quoted at a discount on 751 days. As of June 30, 2025, the last business day of such period, the closing price of the Shares quoted on OTCQX was $47.95 and the Fund’s Shares were quoted on OTCQX at a discount of 2% to the Fund’s NAV per Share. As of September 16, 2025, the closing price of the Shares quoted on OTCQX was $54.25 and the Fund’s Shares were quoted on OTCQX at a discount of 7% to the Fund’s NAV per Share. As a result, shareholders who purchase Shares on NYSE Arca at a premium may suffer a loss on their investment if they sell their Shares at a time when the premium has decreased from the premium at which they purchased the Shares even if the NAV per Share remains the same. Likewise, shareholders that purchase Shares directly from the Fund may suffer a loss on their investment if they sell their Shares at a time when the Shares are trading at a discount on NYSE Arca. Furthermore, shareholders may suffer a loss on their investment even if the NAV per Share increases because the decrease in any premium or increase in any discount may offset any increase in the NAV per Share.

There is no guarantee that an active trading market for the Shares will develop.

Although an active market for the Shares had developed on OTCQX and the Shares have been approved for listing on NYSE Arca, there can be no assurance that an active trading market for the Shares will develop or, to the extent an active market does develop, be maintained or continue to develop once the shares are listed for trading on NYSE Arca. In addition, NYSE Arca can halt the trading of the Shares at any time and for a variety of reasons. To the extent that NYSE Arca halts trading in the Shares, whether on a temporary or permanent basis, shareholders may not be able to buy or sell Shares, which could adversely affect the value of the Shares. If an active trading market for the Shares does not develop or continue to exist, the market prices and liquidity of the Shares may be adversely affected.

Risk Factors Related to the Fund and the Shares

The lack of ability to facilitate in-kind creations and redemptions of Shares could have adverse consequences for the Fund.

The Fund is currently only able to accept Cash Orders, which means that an Authorized Participant will deposit cash into, or accept cash from, the Cash Account in connection with the creation and redemption of Baskets, and a Liquidity Provider will obtain or receive Fund Components in exchange for cash in connection with such order. However, the Fund is not at this time able to create and redeem Shares via in-kind transactions with Authorized Participants in exchange for Fund Components.

Authorized participants must be registered broker-dealers. Registered broker-dealers are subject to various requirements of the federal securities laws and rules, including financial responsibility rules such as the customer protection rule, the net capital rule and recordkeeping requirements. Although the SEC recently approved orders to permit in-kind creations and redemptions by authorized participants for certain spot digital asset ETP shares, it is not clear whether or how market participants, including registered broker-dealers, will adjust their activities to account for the new orders. In particular, registered broker-dealers participating in the in-kind creation or redemption of Shares for Fund Components will need to ensure that they can demonstrate compliance with the applicable financial responsibility rules. While compliance with these requirements would be the broker-dealer’s responsibility, a national securities exchange is required to enforce compliance by its member broker-dealers with applicable federal securities law and rules. As a result, the SEC is unlikely to permit an exchange to adopt listing rules for a product if it is not clear that the exchange’s members would be able to comply with applicable rules when transacting in the product as designed. In light of the new orders, NYSE Arca may seek the necessary regulatory approval to amend its listing rules to permit the Fund to create and redeem Shares through In-Kind Orders, in which Authorized Participants or their designees would deposit Fund Components directly with the Fund or receive Fund Components directly from the Fund. However, there can be no assurance as to when NYSE Arca will seek or obtain this approval, if at all.

To the knowledge of the Manager, exchange-traded products for all spot-market commodities other than digital assets, such as gold and silver, employ in-kind creations and redemptions with the underlying asset. The Manager believes that it is generally more efficient, and therefore less costly, for spot commodity exchange-traded products to utilize in-kind orders rather than cash orders, because there are fewer steps in the process and therefore there is less operational risk involved when an authorized participant can manage the buying and selling of the underlying asset itself, rather than depend on an unaffiliated party such as the issuer or Manager of the exchange-traded product. As such, a spot commodity exchange-traded product that only employs cash creations and redemptions and does not permit in-kind creations and redemptions is a novel product that has only recently been tested, and could be impacted by any resulting operational inefficiencies.

In particular, the Fund’s inability to facilitate in-kind creations and redemptions could result in the exchange-traded product arbitrage mechanism failing to function as efficiently as it otherwise would, leading to the potential for the Shares to trade at premiums or discounts to the NAV per Share, and such premiums or discounts could be substantial. Furthermore, if Cash Orders are unavailable, either due to the Manager’s decision to reject or suspend such orders or otherwise, it will not be possible for Authorized Participants to redeem or create Shares, in which case the arbitrage mechanism would be unavailable. This could result in impaired liquidity for the Shares, wider bid/ask spreads in secondary trading of the Shares and greater costs to investors and other market participants. In addition, the Fund’s inability to facilitate in-kind creations and redemptions, and resulting reliance on cash creations and redemptions, could cause the Manager to halt or suspend the creation or redemption of Shares during times of market volatility or turmoil, among other consequences.

Even if In-Kind Regulatory Approval were obtained, there can be no assurance that in-kind creations or redemptions of the Shares will be available in the future, or that broker-dealers would be willing to serve as Authorized Participants with respect to the in-kind creation and redemption of Shares. Any of these factors could adversely affect the performance of the Fund and the value of the Shares.

Shareholders will not receive the benefits of any forks or airdrops.

Many Digital Asset Networks operate using open-source protocols, meaning that any user can download the software, modify it and then propose that the users, validators and miners of the digital asset adopt the modification. When a modification is introduced and a substantial majority of users, validators and miners consent to the modification, the change is implemented and the network remains uninterrupted. However, if less than a substantial majority of users, validators and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “hard fork” of the network, with one group running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the Digital Asset Network and digital asset running in parallel, yet lacking interchangeability. In addition to forks, a digital asset may become subject to a similar occurrence known as an “airdrop.” In an airdrop, the promoters of a new digital asset announce to some group of users, such as the group that are holders of another digital asset, that such group will be entitled to claim a certain amount of the new digital asset for free, based on the fact that they are part of that group. We refer to the right to receive any benefits arising from a fork, airdrop or similar event, or any such digital asset acquired as a result of the exercise of such right, as a “Forked Asset.”

With respect to any fork, airdrop or similar event, the Manager will cause the Fund to irrevocably abandon the Forked Assets associated with such event. As such, shareholders will not receive the benefits of any forks, and the Fund is not able to participate in any airdrop.

In the event the Manager seeks to change the Fund’s policy with respect to Forked Assets, an application would need to be filed with the SEC by NYSE Arca seeking approval to amend its listing rules to permit the Fund to distribute the Forked Assets in-kind to an agent of the shareholders for resale by such agent. However, there can be no assurance as to whether or when the Manager would make such a decision, or when NYSE Arca will seek or obtain this approval, if at all.

Even if such regulatory approval is sought and obtained, shareholders may not receive the benefits of any forks, the Fund may not choose, or be able, to participate in an airdrop, and the timing of receiving any benefits from a fork, airdrop or similar event is uncertain. Any inability to recognize the economic benefit of a hard fork or airdrop could adversely affect the value of the Shares.

The Fund is not permitted to engage in Staking, which could negatively affect the value of the Shares.

At this time, none of the Fund, the Manager, the Custodian, nor any other person associated with the Fund may, directly or indirectly, engage in Staking of the Fund’s digital assets on behalf of the Fund, meaning no action will be taken pursuant to which any portion of the Fund’s digital assets becomes used in proof-of-stake validation or is used to earn additional digital assets or generate income or other earnings, and there can be no assurance that the Fund, the Manager, the Custodian or any other person associated with the Fund will ever be permitted to engage in Staking of the Fund’s digital assets or such income generating activity in the future.

To the extent (i) the Fund were to amend its LLC Agreement to permit Staking of the Fund’s digital assets and (ii) NYSE Arca were to seek and obtain a rule change permitting the listing of a spot digital asset investment vehicle engaged in Staking, in the future the Fund may seek to establish a program to use digital assets held by the Fund in applicable Digital Asset Networks’ proof-of-stake validation mechanisms to receive rewards comprising additional Fund Components in respect of a portion of its digital asset holdings. However, as long as such conditions and requirements have not been satisfied, the Fund will not use digital assets held by the Fund in any Digital Asset Network’s proof-of-stake validation mechanism to receive rewards comprising additional digital assets in respect of its digital asset holdings. The current inability of the Fund to use its digital assets in Staking and receive such rewards could place the Shares at a comparative disadvantage relative to an investment in digital assets directly or through a vehicle that is not subject to such a prohibition, which could negatively affect the value of the Shares.

Coinbase Global serves as the custodian and prime execution agent for several competing exchange-traded digital asset products, which could adversely affect the Fund’s operations and ultimately the value of the Shares.

The Prime Broker and Custodian are both affiliates of Coinbase Global. As of the date hereof, Coinbase Global is the largest publicly traded digital asset company in the world by market capitalization and is also the largest digital asset custodian in the world by assets under custody. By virtue of its leading market position and capabilities, and the relatively limited number of institutionally-capable providers of digital asset brokerage and custody services, Coinbase Global serves as the custodian and prime execution agent for several competing exchange-traded digital asset products. Therefore, Coinbase Global plays a critical role in supporting the U.S. spot digital asset exchange-traded product ecosystem, and its size and market share create the risk that Coinbase Global may fail to properly resource its operations to adequately support all such products that use its services, which could harm the Fund, the shareholders and the value of the Shares. If Coinbase Global were to favor the interests of certain products over others, it could result in inadequate attention or comparatively unfavorable commercial terms to less favored products, which could adversely affect the Fund’s operations and ultimately the value of the Shares.

Certain of the Authorized Participants engaged by the Fund serve in a similar capacity for several competing exchange-traded digital asset products, which could adversely affect the arbitrage mechanism, the Fund’s operations, the performance of the Fund and ultimately the value of the Shares.

Certain of the Authorized Participants engaged by the Fund serve in a similar capacity for several competing exchange-traded digital asset products. As a result, the Authorized Participants may be unable to adequately support all of the exchange-traded digital asset products that use their respective services. This risk may also be exacerbated as a consequence of the price and volatility of the Fund Components, as well as the amount of Fund Components that is required to create or redeem Shares of the Fund. See “Description of Creation and Redemption of Shares.” Moreover, the Authorized Participants may choose to facilitate creations and redemptions for competing products rather than for the Fund, including as a result of, among other things, how effectively the arbitrage mechanism of the Fund functions, the liquidity for the Shares, the bid/ask spreads in secondary trading of the Shares and the costs associated with creating and redeeming Shares of the Fund, in each case relative to competing products. In addition, given the relatively limited number of market participants that could serve as Authorized Participants of the Fund, the Fund may not be able to engage other providers to serve as Authorized Participants. If any or all of the Authorized Participants were to cease to act in their capacity as Authorized Participants of the Fund, or if any of the Authorized Participants were to favor creating and redeeming shares of competing products over those of the Fund, the Fund may receive inadequate attention or be subject to comparatively unfavorable commercial terms, which could adversely affect the arbitrage mechanism, the Fund’s operations, the performance of the Fund and ultimately the value of the Shares. See also “—Risks Related to the Offering—Competition from the emergence or growth of other methods of investing in digital assets could have a negative impact on the prices of the Fund Components and adversely affect the value of the Shares.”

The Fund is an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make the Shares less attractive to investors.

The Fund is an “emerging growth company,” as defined in the JOBS Act, and intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and exemptions from the requirement of shareholder approval of any golden parachute payments not previously approved. The Fund intends to take advantage of these reporting exemptions until it is no longer an emerging growth company. The Manager and the Fund cannot predict if investors will find the Shares less attractive because the Fund will rely on these exemptions. The Fund will remain an emerging growth company for up to five years after its initial public offering, although it will lose that status sooner if the Fund has more than $1.235 billion of revenues in a fiscal year, has more than $700 million in market value of Shares held by non-affiliates as of any June 30 or issues more than $1.0 billion of non-convertible debt over a rolling three-year period. If some investors find the Shares less attractive as a result, there may be a less active trading market for the Shares and the price of the Shares may be more volatile.

The Fund seeks to replicate the performance of the Index as closely as possible. However, the Fund may not achieve perfect correlation with the Index due to various factors, including, but not limited to, the Weightings Floor.

While the Fund seeks to replicate the performance of the Index as closely as possible, the Fund may not achieve perfect correlation with the Index due to various factors. For example, the Manager may decide, in its sole discretion, to include or exclude a digital asset if the Manager determines that such digital asset is or is not suitable for inclusion in the Fund’s portfolio, irrespective of such digital asset’s inclusion in the CD5. In addition, the Manager may exclude a digital asset or rebalance the Fund Weighting of an existing Fund Component to the extent its inclusion as a Fund Component or projected Fund Weighting would exceed a threshold that could, in the Manager’s sole discretion, require the Fund to register as an investment company under the Investment Company Act or require the Manager to register as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended. See “Part I—Item 1. Business—Fund Construction Criteria” in the Annual Report, as amended from time to time by our Exchange Act filings.

In addition, the Fund Components may deviate from the Index Components, and the Fund Weightings may deviate from the Index Weightings for various reasons, including, but not limited to, the Weightings Floor. For example, if the movement in the prices of certain Fund Components cause the corresponding Index Weightings of Fund Components which are Approved Components to fall below 85%, the Manager expects that it will cause the Fund to rebalance such that the aggregate Fund Weightings of Approved Components comprise at least 85% of the Fund Weightings in the aggregate to maintain satisfaction of the Weightings Floor, which would cause the Fund Weightings to deviate from the Index Weightings.

Risk Factors Related to the Regulation of the Fund and the Shares

The Fund may be a “passive foreign investment company” for U.S. federal income tax purposes.

Although there is no certainty in this regard, the Fund may be a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes. An investment in an equity interest in a PFIC may have materially adverse U.S. federal income tax consequences for a U.S. Holder (as defined below in “Material Cayman Islands and U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences to U.S. Holders”). Very generally, if the Fund is a PFIC and a U.S. Holder does not make a “qualified electing fund” election (a “QEF Election”) or a mark-to-market election (an “MTM Election”) with respect to the Fund, any gain recognized by the U.S. Holder in respect of its Shares will be subject to U.S. federal income tax at the rates applicable to ordinary income (using the highest rates in effect throughout the U.S. Holder’s holding period for its Shares, with the gain being treated as earned ratably over such holding period) and the U.S. Holder’s resulting tax liability will be subject to an interest charge.

Assuming that the Fund is a PFIC, a U.S. Holder can mitigate these consequences by making a QEF Election with respect to the Fund. In that case, the U.S. Holder will be required to include in income each year its share of the Fund’s ordinary earnings (as ordinary income) and net capital gain (as long-term capital gain), regardless of whether the Fund makes any distributions. Alternatively, a U.S. Holder that makes an MTM Election with respect to the Fund generally will recognize ordinary income or loss (but, in the case of loss, only to the extent of the net amount of ordinary income previously included with respect to its Shares) in each taxable year to the extent that the fair market value of the Shares at the end of that year differs from the U.S. Holder’s adjusted basis in the Shares at that time. The Fund intends to provide PFIC Annual Information Statements to U.S. Holders to allow them to make QEF Elections or MTM Elections with respect to the Fund. Each U.S. Holder should consult its tax adviser as to whether it should make a QEF Election or an MTM Election.

If the Fund is a PFIC and a U.S. Holder does not make a QEF Election (or MTM Election) with respect to the Fund for the first taxable year in which the U.S. Holder holds Shares, the U.S. Holder will generally not be able to mitigate the consequences of the PFIC regime by making a later QEF Election or MTM Election with respect to the Fund unless the U.S. Holder elects to recognize gain, if any, as if it sold its Shares on the first day of the first taxable year to which the QEF Election or MTM Election applies. Any gain that a U.S. Holder recognizes as a consequence of such an election will be subject to U.S. federal income tax under the rules applicable to an investment in a PFIC for which the shareholder has not made a QEF Election or MTM Election.

The treatment of digital assets for U.S. federal income tax purposes is uncertain.

Due to the new and evolving nature of digital assets and the absence of comprehensive guidance with respect to digital assets, many significant aspects of the U.S. federal income tax treatment of digital assets are uncertain.

In 2014, the Internal Revenue Service (“IRS”) released a notice (the “Notice”) discussing certain aspects of the treatment of “convertible virtual currency” (that is, digital assets that have an equivalent value in fiat currency or that act as substitutes for fiat currency) for U.S. federal income tax purposes and, in particular, stating that such digital assets (i) are “property,” (ii) are not “currency” for purposes of the rules relating to foreign currency gain or loss and (iii) may be held as a capital asset. The IRS subsequently has released two revenue rulings (the “Rulings”) and a set of “Frequently Asked Questions” (the “FAQs”) that provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital assets are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of digital assets. However, the Notice, the Rulings and the FAQs do not address other significant aspects of the U.S. federal income tax treatment of digital assets. For example, there currently is no guidance directly addressing whether or in what circumstances trading by a non-U.S. person in digital assets, or engaging in certain activities to generate yield on digital assets, could give rise to income that is effectively connected with a trade or business in the United States. In addition, although the Notice contemplates that rewards earned from “mining” will constitute taxable income to the miner, there is no guidance directly addressing amounts received in connection with digital asset lending activities, including with respect to whether and when engaging in it might rise to the level of a trade or business. It is likely, however, that the IRS would assert that lending digital assets gives rise to current, ordinary income. It is possible that a lending transaction could be treated as a taxable disposition of the lent digital assets. Because the treatment of digital assets is uncertain, it is possible that the treatment of owning or transacting in any particular digital asset may be adverse to the Fund. For example, ownership of a digital asset could be treated as ownership in an entity, in which case the consequences of ownership of that digital asset would depend on the type and place of organization of the deemed entity. Moreover, although the Rulings and the FAQs address the treatment of hard forks, there continues to be uncertainty with respect to the timing and amount of the income inclusions.

There can be no assurance that the IRS will not alter its position with respect to digital assets in the future or that a court would uphold the treatment set forth in the Notice, the Rulings and the FAQs. It is also unclear what additional guidance on the treatment of digital assets for U.S. federal income tax purposes may be issued in the future. Any such alteration of the current IRS positions or additional guidance could result in adverse tax consequences for shareholders and could have an adverse effect on the value of digital assets held in the Fund. Future developments that may arise with respect to digital assets may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income tax purposes. For example, the Notice addresses only digital assets that are “convertible virtual currency,” and it is conceivable that, as a result of a fork, airdrop or similar occurrence, the Fund could hold certain types of digital assets that are not within the scope of the Notice, in the event the Manager seeks to change the Fund’s policy with respect to Forked Assets, subject to NYSE Arca obtaining regulatory approval from the SEC.

Prospective investors are urged to consult their tax advisers regarding the tax consequences of an investment in the Fund and in digital assets in general.

Future developments regarding the treatment of digital assets for U.S. federal income tax purposes could adversely affect the value of the Shares.

As discussed above, many significant aspects of the U.S. federal income tax treatment of digital assets, such as digital assets held in the Fund, are uncertain, and it is unclear what guidance on the treatment of digital assets for U.S. federal income tax purposes may be issued in the future. It is possible that any such guidance would have an adverse effect on the prices of digital assets, including on the price in the Digital Asset Markets of digital assets held in the Fund, and therefore may have an adverse effect on the value of the Shares of the Fund.

Because of the evolving nature of digital assets, it is not possible to predict potential future developments that may arise with respect to digital assets, including forks, airdrops and similar occurrences, or staking or digital asset lending activities. Such developments may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income tax purposes.

Future developments in the treatment of digital assets for tax purposes other than U.S. federal income tax purposes could adversely affect the value of the Shares.

The taxing authorities of certain states, including New York, (i) have announced that they will follow the Notice with respect to the treatment of digital assets for state income tax purposes and/or (ii) have issued guidance exempting the purchase and/or sale of digital assets for fiat currency from state sales tax. However, it is unclear what further guidance on the treatment of digital assets for state tax purposes may be issued in the future.

The treatment of digital assets for tax purposes by non-U.S. jurisdictions may differ from the treatment of digital assets for U.S. federal, state or local tax purposes. It is possible, for example, that a non-U.S. jurisdiction would impose sales tax or value-added tax on purchases and sales of digital assets for fiat currency. If a foreign jurisdiction with a significant share of the market of digital assets users imposes onerous tax burdens on digital asset users, or imposes sales or value-added tax on purchases and sales of digital assets for fiat currency, such actions could result in decreased demand for digital assets held by the Fund in such jurisdiction.

Any future guidance on the treatment of digital assets for state, local or non-U.S. tax purposes could increase the expenses of the Fund and could have an adverse effect on the prices of digital assets, including on the price of digital assets in the Digital Asset Markets. As a result, any such future guidance could have an adverse effect on the value of the Shares.

It is possible that the Fund could be subject to U.S. federal income tax with respect to income generated in connection with certain of its activities.

As discussed above in “—The treatment of digital assets for U.S. federal income tax purposes is uncertain,” the U.S. federal income tax treatment of transactions in digital assets is unclear in many respects. In particular, there currently is no guidance directly addressing whether or in what circumstances trading by a non-U.S. person, such as the Fund, in digital assets, or engaging in certain activities to generate yield on digital assets, could give rise to income that is effectively connected with a trade or business in the United States. In general, if a non-U.S. person earns income that is, or is treated as, effectively connected with the conduct of a trade or business in the United States (“effectively connected income”), the non-U.S. person will be subject to U.S. federal income tax on a net income basis. Income or gain from investing, and income or gain from trading in commodities for one’s own account if certain circumstances apply, generally does not constitute effectively connected income. However, the application of these rules to digital assets and the Fund are uncertain. In addition, if, in the future, the Fund engages in staking or digital asset lending activities (or certain other methods of generating return on Fund Components held by the Fund), and those activities constitute the conduct of a trade or business in the United States, the Fund could earn effectively connected income. If the Fund derives effectively connected income, it would be subject to U.S. federal income tax at rates applicable to U.S. resident corporations on its effectively connected income, which in certain circumstances could include income or gains recognized by the Fund on the sale of tokens of the applicable Fund Component. In such case, the Fund potentially would also be subject to an additional U.S. branch profits tax (at a 30% rate) with respect to the Fund’s effectively connected earnings and profits. If the Fund recognizes any effectively connected income, the imposition of U.S. taxes on such income may have a substantial adverse effect on the return to shareholders.

The Fund may be subject to U.S. federal withholding tax on income derived from digital asset lending activities, or potentially, from forks, airdrops and similar occurrences or from Staking.

The Rulings and the FAQs do not address whether income recognized by a non-U.S. person, such as the Fund, as a result of a fork, airdrop or similar occurrence, or from staking or digital asset lending activities, could be subject to the 30% withholding tax imposed on U.S.-source “fixed or determinable annual or periodical” income. In the absence of guidance, if, in the future, the Fund engages in staking or digital asset lending activities, it is possible that a withholding agent will withhold 30% from any assets derived by the Fund from such activities. In addition, it is possible that a withholding agent would similarly withhold 30% from any assets derived by the Fund as a consequence of a fork, airdrop or similar occurrence in the event that the Manager seeks to change the Fund’s policy with respect to Forked Assets, subject to NYSE Arca obtaining regulatory approval from the SEC.

Use OF Proceeds

Proceeds received by the Fund from the issuance and sale of Baskets will consist of Fund Components and cash, if any, deposited with the Fund in connection with creations. Such Fund Components will only be (i) owned by the Fund, (ii) transferred (or converted to U.S. dollars, if necessary) to pay the Fund’s expenses, (iii) distributed or otherwise disposed of in connection with the redemption of Baskets or (iv) liquidated in the event that the Fund terminates or as otherwise required by law or regulation.

Description OF THE Shares

The Fund is authorized under the LLC Agreement to create and issue an unlimited number of Shares. Shares are issued only in Baskets (a Basket equals a block of 10,000 Shares) in connection with creations. The Shares represent equal, fractional, undivided interest in, the profits, losses, distributions, capital and assets of and ownership of the Fund with such relative rights and terms as set out in the LLC Agreement. The Shares have been approved for listing on NYSE Arca under the ticker symbol “GDLC.”

Description of Limited Rights

The Shares do not represent a traditional investment and should not be viewed as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. A shareholder will not have the statutory rights normally associated with the ownership of shares of a corporation. Each Share is transferable, is fully paid and non-assessable and entitles the holder to vote on the limited matters upon which shareholders may vote under the LLC Agreement. For example, shareholders do not have the right to remove the Manager. The Shares do not entitle their holders to any conversion or pre-emptive rights or, except as discussed below, any redemption rights or rights to distributions.

Voting and Approvals

The shareholders take no part in the management or control of the Fund. Under the LLC Agreement, shareholders have limited voting rights. For example, in the event that the Manager withdraws, a majority of the shareholders may elect and appoint a successor manager to carry out the affairs of the Fund. In addition, no amendments to the LLC Agreement that materially adversely affect the interests of shareholders may be made without the vote of at least a majority (over 50%) of the then-outstanding Shares (not including any Shares held by the Manager or its affiliates); provided, however, that a shareholder shall be deemed to consent to a modification or amendment of the LLC Agreement if the Manager has notified such shareholder in writing of the proposed modification or amendment and such shareholder has not, within twenty (20) calendar days of such notice, notified the Manager in writing that such shareholder objects to such modification or amendment. Additionally, subject to certain limitations, the Manager may make any other amendments to the LLC Agreement which do not materially adversely affect the interests of the shareholders in its sole discretion without shareholder consent.

Redemptions and Distributions

Through its redemption program, the Fund may redeem Shares from Authorized Participants on an ongoing basis. Although the Fund redeems Baskets by distributing Fund Components and cash, at this time an Authorized Participant can only submit Cash Orders, pursuant to which the Authorized Participant will accept cash from the Cash Account in connection with the redemption of Baskets. Cash Orders will be facilitated by the Transfer Agent and Grayscale Investments Sponsors, LLC, which will engage one or more Liquidity Providers that is not an agent of, or otherwise acting on behalf of, any Authorized Participant receiving digital assets in connection with such orders. Subject to In-Kind Regulatory Approval, in the future the Fund may also redeem Baskets via In-Kind Orders, pursuant to which an Authorized Participant or its AP Designee would receive digital assets directly from the Fund. However, because In-Kind Regulatory Approval has not been obtained, at this time Baskets will not be redeemed through In-Kind Orders and will only be redeemed through Cash Orders. Pursuant to the terms of the LLC Agreement, the Fund may make distributions on the Shares in-cash or in-kind.

In addition, if the Fund is wound up, liquidated and dissolved, the Manager will distribute to the shareholders any amounts of the cash proceeds of the liquidation of the Fund’s assets remaining after the satisfaction of all outstanding liabilities of the Fund and the establishment of reserves for applicable taxes, other governmental charges and contingent or future liabilities as the Manager will determine. See “Part I—Item 1. Business—Description of the LLC Agreement— Termination of the Fund” in the Annual Report. Shareholders of record on the record date fixed by the Transfer Agent for a distribution will be entitled to receive their pro rata portions of any distribution.

Forked Assets

On July 29, 2019, the Manager delivered to the Custodian a notice (the “Pre-Creation Abandonment Notice”) stating that the Fund is abandoning irrevocably for no direct or indirect consideration, effective immediately prior to each time at which the Fund creates Shares (any such time, a “Creation Time”), all Forked Assets to which it would otherwise be entitled as of such time. The Prime Broker Agreement provides that the Fund also will abandon irrevocably for no direct or indirect consideration, effective immediately prior to each Creation Time and each time at which the Fund redeems Shares (any such time, a “Redemption Time”), all Forked Assets to which it would otherwise be entitled as of such time (such provision, as amended or supplemented from time to time, the “Pre-Redemption Abandonment Notice” and, together with the Pre-Creation Abandonment Notice, the “Pre-Creation/Redemption Abandonment Notices”). An abandonment made pursuant to a Pre-Creation/Redemption Abandonment Notice is referred to herein as a “Pre-Creation/Redemption Abandonment.” Pursuant to the Pre-Creation/Redemption Abandonment Notices, a Pre-Creation/Redemption Abandonment would not apply to any Forked Assets if (i) the Fund has taken, or is taking at such time, an “Affirmative Action” to acquire or abandon such Forked Assets at any time prior to the relevant Creation Time or Redemption Time or (ii) such Forked Assets has been subject to a previous Pre-Creation/Redemption Abandonment. An Affirmative Action refers to a written notification from the Manager to the Prime Broker, the Custodian or Coinbase Credit of the Fund’s intention (i) to acquire and/or retain any Forked Assets or (ii) to abandon, with effect prior to the relevant Creation Time or Redemption Time, any Forked Assets.

As a result of the Pre-Creation/Redemption Abandonment Notices, since July 29, 2019, the Fund has irrevocably abandoned, prior to the Creation Time of any Shares (and, after the effective date of the registration statement of which this prospectus forms a part, prior to the Redemption Time of any Shares), any Forked Assets that it may have any right to receive at such time. The Fund has no right to receive any Forked Assets abandoned pursuant to either the Pre-Creation/Redemption Abandonment Notices or Affirmative Actions. Furthermore, the Prime Broker, the Custodian and Coinbase Credit have no authority, pursuant to the Prime Broker Agreement or otherwise, to exercise, obtain or hold, as the case may be, any such abandoned Forked Assets on behalf of the Fund or to transfer any such abandoned Forked Assets to the Fund if the Fund terminates its custodial arrangement with the Prime Broker, the Custodian and Coinbase Credit. In addition, the Manager has committed to cause the Fund not to take any Affirmative Action to acquire any Forked Assets, thereby irrevocably abandoning any Forked Assets to which the Fund may become entitled in the future.

Because the Manager has now committed to causing the Fund to irrevocably abandon all Forked Assets to which the Fund otherwise would become entitled in the future, and causing the Fund not to take any Affirmative Actions, the Fund will not receive any direct or indirect consideration for the Forked Assets and thus the value of the Shares will not reflect the value of the Forked Assets. Although the methodology the Manager uses for the valuation of digital assets and calculation of the Fund’s NAV includes the aggregate U.S. dollar value of any Forked Assets then held by the Fund, Forked Assets will not impact the calculation because they will have been irrevocably abandoned. See “Part I—Item 1. Business—Description of the Shares—Forked Assets” in our Annual Report. In addition, in the event the Manager seeks to change the Fund’s policy with respect to Forked Assets, an application would need to be filed with the SEC by NYSE Arca seeking approval to amend its listing rules to permit the Fund to distribute the Forked Assets in-kind to an agent of the shareholders for resale by such agent. However, there can be no assurance as to whether or when the Manager would make such a decision, or when NYSE Arca will seek or obtain this approval, if at all. See “Risk Factors—Risks Related to the Fund and the Shares—Shareholders will not receive the benefits of any forks or airdrops.”

The Manager has controls in place to monitor for material hard forks or airdrops. The Manager will notify investors of any material change to its policy with respect to Forked Assets by filing a current report on Form 8-K.

Book-Entry Form

Shares are held primarily in book-entry form by the Transfer Agent. The Manager or its delegate directs the Transfer Agent to credit or debit, as applicable, the number of Baskets to the applicable Authorized Participant. The Transfer Agent issues or cancels Baskets, as applicable. Transfers will be made in accordance with standard securities industry practice. The Manager may cause the Fund to issue Shares in certificated form in limited circumstances in its sole discretion.

Share Splits

In its discretion, the Manager may direct the Transfer Agent to declare a split or consolidation in the number of Shares outstanding and to make a corresponding change in the number of Shares constituting a Basket. For example, if the Manager believes that the per Share price in the secondary market for Shares has risen or fallen outside a desirable trading price range, it may declare such a split or consolidation.

Description of Creation and Redemption of Shares

The following is a description of the material terms of the LLC Agreement as they relate to the creation and redemption of the Fund’s Shares on an ongoing basis.

General

The Fund issues Shares to and redeems Shares from Authorized Participants on an ongoing basis, but only in one or more Baskets (with a Basket being a block of 10,000 Shares). The Fund will not issue fractions of a Basket. The Manager believes that the creation and redemption order size of 10,000 Shares will enable Authorized Participants to manage inventory and facilitate an effective arbitrage mechanism for the Fund. However, the Manager may in the future adjust the creation and redemption order size in order to improve the effectiveness of the activities of Authorized Participants in the secondary market for the Shares if the Manager determines it to be necessary or advisable. As of September 16, 2025, 3.6022 Bitcoin, 21.8543 Ether, 10,704.6148 XRP, 97.4253 SOL, and 6,547.5018 ADA are required to create a Basket of 10,000 Shares, representing less than 0.01% of the number of each Fund Component traded each day on average. As such, the Manager does not expect that the size of the Baskets will have an impact on the arbitrage mechanism.

The creation and redemption of Baskets will be made only upon the delivery to the Fund, or the distribution or other disposition by the Fund, of the amount of whole and fractional tokens of each Fund Component represented by each Basket being created or redeemed plus cash representing the Cash Portion, if any. The amount of tokens of each Fund Component required to be delivered in connection with a Basket is calculated by dividing (x) the total amount of tokens of such Fund Component held by the Fund at 4:00 p.m., New York time, on the trade date of a creation or redemption order, after deducting all accrued but unpaid Fund Component Fee Amounts for such Fund Component and the amount of tokens of such Fund Component payable as a portion of Additional Fund Expenses (in each case, determined using the applicable Index Price or Digital Asset Reference Rate), by (y) the number of Shares outstanding at such time (with the quotient so obtained calculated to one one-millionth (i.e., carried to the sixth decimal place)), and multiplying such quotient by 10,000. We refer to the amount of tokens of each Fund Component so obtained as the “Fund Component Basket Amount.” If the Fund holds any cash in U.S. dollars or other fiat currency, each Basket created or redeemed will also require the delivery of an amount of U.S. dollars or other fiat currency (as converted into U.S. dollars at the applicable exchange rate as of 4:00 p.m., New York time, on each business day) determined by dividing the amount of cash held by the Fund by the total number of Shares outstanding at such time (the quotient so obtained calculated to one one-millionth (i.e., carried to the sixth decimal place)), and multiplying such quotient by 10,000 (the “Cash Portion”). We refer to the sum of the Fund Component Basket Amounts for all Fund Components then held by the Fund and the Cash Portion, if any, as the “Basket Amount.” The U.S. dollar value of a Basket is equal to the sum of (x) each Fund Component Basket Amount multiplied by the applicable Index Price or Digital Asset Reference Rate and (y) the Cash Portion, if any (the “Basket NAV”). The Basket NAV multiplied by the number of Baskets being created or redeemed is referred to as the “Total Basket NAV.” All questions as to the calculation of the Basket Amount will be conclusively determined by the Manager and will be final and binding on all persons interested in the Fund. The Basket Amount multiplied by the number of Baskets being created or redeemed is the “Total Basket Amount.” One or more major market data vendors may provide an intra-day indicative value (“IIV”) per Share updated every 15 seconds, as calculated by NYSE Arca or a third-party financial data provider during NYSE Arca’s Core Trading Session (9:30 a.m. to 4:00 p.m., New York time). Such IIV will be calculated using the same methodology as the NAV per Share of the Fund, specifically by using the prior day’s closing NAV per Share as a base and updating that value during the NYSE Arca Core Trading Session to reflect changes in the value of the Fund’s NAV during the trading day. The IIV on a per Share basis disseminated during the Core Trading Session should not be viewed as a real-time update of the NAV, which is calculated once a day. Except as otherwise affected by a rebalancing of the Fund’s portfolio, the number of Fund Components represented by a Share will gradually decrease over time as the Fund Components are used to pay the Fund’s expenses. As of September 16, 2025 each Share represented approximately 0.0004 Bitcoin, 0.0022 Ether, 1.0705 XRP, 0.0097 SOL, and 0.6548 ADA.

Authorized Participants are the only persons that may place orders to create and redeem Baskets. Each Authorized Participant must (i) be a registered broker-dealer and (ii) enter into a Participant Agreement with the Manager and the Transfer Agent. Subject to In-Kind Regulatory Approval, in the future any Authorized Participants creating and redeeming Shares through In-Kind Orders must also own digital asset wallet addresses and bank accounts that are known to the Manager and the Custodian as belonging to the Authorized Participant and maintain an account with the Custodian (or if the Authorized Participant does not itself trade in Fund Components, a designee of such Authorized Participant (each, an “AP Designee”) must own digital asset wallet addresses and bank accounts that are known to the Manager and the Custodian as belonging to such AP Designee and maintain an account with the Custodian).

An Authorized Participant may act for its own account or as agent for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets. Shareholders who are not Authorized Participants will only be able to create or redeem their Shares through an Authorized Participant.

The creation of Baskets requires the delivery to the Fund of the Total Basket Amount (or cash to acquire the Total Basket Amount) and the redemption of Baskets requires the distribution or other disposition by the Fund of the Total Basket Amount. Although the Fund creates Baskets only upon the receipt of Fund Components plus cash representing the Cash Portion, if any, and redeems Baskets only by distributing or otherwise disposing of Fund Components plus cash representing the Cash Portion, if any, at this time an Authorized Participant can only submit Cash Orders, pursuant to which the Authorized Participant will deposit cash into, or accept cash from, a segregated account maintained by the Transfer Agent in the name of the Fund for purposes of receiving and distributing cash in connection with the creation and redemption of Baskets (such account, the “Cash Account”).

Cash Orders will be facilitated by the Transfer Agent and Grayscale Investments Sponsors, LLC. On an order-by-order basis, Grayscale Investments Sponsors, LLC, acting in its capacity as Liquidity Engager, will engage one or more Liquidity Providers to obtain or receive Fund Components in exchange for cash in connection with such order, as described in more detail below. Each Liquidity Provider must enter into a Liquidity Provider Agreement with the Liquidity Engager and the Manager (on behalf of the Fund), which will obligate it to obtain or receive Fund Components in connection with creations and redemptions pursuant to Cash Orders.

Unless the Manager requires that a Cash Order be effected at actual execution prices (an “Actual Execution Cash Order”), each Authorized Participant that submits a Cash Order to create or redeem Baskets will pay a fee (the “Variable Fee”) based on the Total Basket NAV (a “Variable Fee Cash Order”), and any price differential between (x) the Total Basket NAV on the trade date and (y) the price realized in acquiring or disposing of the corresponding Total Basket Amount, as the case may be, will be borne solely by the Liquidity Provider until such Fund Components have been received or liquidated by the Fund. The Variable Fee is intended to cover all of a Liquidity Provider’s expenses in connection with the creation or redemption order, including any exchange fees that the Liquidity Provider incurs in connection with buying or selling Fund Components. The amount may be changed by the Manager in its sole discretion at any time, and Liquidity Providers will communicate to the Manager in advance the Variable Fee they would be willing to accept in connection with a Variable Fee Cash Order, based on market conditions and other factors existing at the time of such Variable Fee Cash Order. See “—Creation Procedures— Variable Fee Cash Orders” and “—Redemption Procedures—Variable Fee Cash Orders.”

Alternatively, the Manager may require that a Cash Order be effected as an Actual Execution Cash Order, in its sole discretion based on market conditions and other factors existing at the time of such Cash Order, and under such circumstances, any price differential between (x) the Total Basket NAV on the trade date and (y) the price realized in acquiring or disposing of the corresponding Total Basket Amount, as the case may be, will be borne solely by the Authorized Participant until such Fund Components have been received or liquidated by the Fund. See “—Creation Procedures—Actual Execution Cash Orders” and “—Redemption Procedures—Actual Execution Cash Orders.”

In the case of creations pursuant to Cash Orders, to transfer the Fund Components included in the Total Basket Amount to the Fund’s Vault Balance, the Liquidity Provider will transfer Fund Components to one of the public key addresses associated with the Vault Balance and as provided by the Manager. In the case of redemptions pursuant to Cash Orders, the same procedure is conducted, but in reverse, using the public key addresses associated with the wallet of the Liquidity Provider, and as provided by such party. All such transactions will be conducted on the Blockchain and parties acknowledge and agree that such transfers may be irreversible if done incorrectly. See “Part I—Item 1A. Risk Factors—Risk Factors Related to the Fund and the Shares—Transactions in digital assets are irrevocable and stolen or incorrectly transferred digital assets may be irretrievable. As a result, any incorrectly executed digital asset transactions could adversely affect the value of the Shares” in the Annual Report.

The Fund is not at this time able to create and redeem shares via in-kind transactions with Authorized Participants. Although the SEC recently approved orders to permit in-kind creations and redemptions by authorized participants for certain spot digital asset ETP shares, it is not yet clear whether or how market participants, including registered broker-dealers, will adjust their activities to account for the new orders. Subject to In-Kind Regulatory Approval, in the future the Fund may also create and redeem Baskets via In-Kind Orders, pursuant to which an Authorized Participant or its AP Designee would deposit Fund Components directly with the Fund or receive Fund Components directly from the Fund. However, because In-Kind Regulatory Approval has not been obtained, at this time Baskets will not be created or redeemed through In-Kind Orders and will only be created or redeemed through Cash Orders. There can be no assurance as to when NYSE Arca will seek or obtain such regulatory approval, if at all. See “Risk Factors—Risk Factors Related to the Fund and the Shares—The lack of ability to facilitate in-kind creations and redemptions of Shares could have adverse consequences for the Fund.”

Authorized Participants do not pay a transaction fee to the Fund in connection with the creation or redemption of Baskets, but there may be transaction fees associated with the validation of the transfer of Fund Components by certain Digital Asset Networks, which will be paid by the Custodian in the case of redemptions and the Authorized Participant, its AP Designee or the Liquidity Provider in the case of creations. Service providers may charge Authorized Participants or AP Designees administrative fees for order placement and other services related to the creation or redemption of Baskets. As discussed above, Authorized Participants will also pay the Variable Fee in connection with Variable Fee Cash Orders. As discussed in further detail below under “—Creation Procedures—Actual Execution Cash Orders” and “—Redemption Procedures—Actual Execution Cash Orders,” under certain circumstances Authorized Participants may also be required to deposit additional cash in the Cash Account, or be entitled to receive excess cash from the Cash Account, in connection with creations and redemptions pursuant to Actual Execution Cash Orders. Authorized Participants will receive no fees, commissions or other form of compensation or inducement of any kind from either the Manager or the Fund and no such person has any obligation or responsibility to the Manager or the Fund to effect any sale or resale of Shares.

The Participant Agreements and the related procedures attached thereto may be amended by the Manager and the relevant Authorized Participant. Under the Participant Agreements, the Manager has agreed to indemnify each Authorized Participant against certain liabilities, including liabilities under the Securities Act.

The following description of the procedures for the creation and redemption of Baskets is only a summary and shareholders should refer to the relevant provisions of the LLC Agreement and the form of Participant Agreement for more detail.

Creation Procedures

On any business day, an Authorized Participant may place an order with the Transfer Agent to create one or more Baskets. Cash Orders for creation must be placed with the Transfer Agent no later than 1:59:59 p.m., New York time (the “Order Cutoff Time”).

The Manager may in its sole discretion limit the number of Shares created pursuant to Cash Orders on any specified day without notice to the Authorized Participants and may direct the Marketing Agent to reject any Cash Orders in excess of such capped amount. In exercising its discretion to limit the number of Shares created pursuant to Cash Orders, the Manager expects to take into consideration a number of factors, including (i) the availability of Liquidity Providers to facilitate Cash Orders and (ii) to the extent In-Kind Regulatory Approval has been obtained, the cost of processing Cash Orders relative to the cost of processing In-Kind Orders. If the Manager decides to limit Cash Orders and the Fund is otherwise unable to satisfy creation orders made in cash, the Fund’s ability to create new Shares could be negatively impacted or, if In-Kind Regulatory Approval has not been obtained as of such time, would be unavailable, which could impact the Shares’ liquidity and/or cause the Shares to trade at premiums to the NAV per Share, and otherwise have a negative impact on the value of the Shares. In addition, if the Manager decides to limit Cash Orders at a time when the Shares are trading at a premium to the NAV per Share, and In-Kind Regulatory Approval has not been obtained as of such time or the in-kind creation is otherwise unavailable for any reason, the arbitrage mechanism may fail to effectively function, which could impact the Shares’ liquidity and/or cause the Shares to trade at premiums to the NAV per Share, or otherwise have a negative impact on the value of the Shares. See “Risk Factors—Risk Factors Related to the Fund and the Shares—The lack of ability to facilitate in-kind creations and redemptions of Shares could have adverse consequences for the Fund.”

Creations pursuant to Cash Orders will take place as follows, where “T” is the trade date and each day in the sequence must be a business day. Before a creation order is placed, the Manager determines if such creation order will be a Variable Fee Cash Order or an Actual Execution Cash Order, which determination is communicated to the Authorized Participant.

Trade Date (T)	Settlement Date (T+1, or T+2, as established at the time of order placement)
•
The Authorized Participant places a creation order with the Transfer Agent.
•
The Marketing Agent accepts (or rejects) the creation order, which is communicated to the Authorized Participant by the Transfer Agent.
•
The Manager notifies the Liquidity Provider of the creation order.
•
The Manager determines the Total Basket NAV and any Variable Fee and Additional Creation Cash as soon as practicable after 4:00 p.m., New York time.

•
The Authorized Participant delivers to the Cash Account:

(x) in the case of a Variable Fee Cash Order, the Total Basket NAV, plus any Variable Fee; or

(y) in the case of an Actual Execution Cash Order, the Total Basket NAV, plus any Additional Creation Cash, less any Excess Creation Cash, if applicable (such amount, as applicable, the “Required Creation Cash”).

•
The Liquidity Provider transfers the Fund Components included in the Total Basket Amount to the Fund’s Vault Balance and the Cash Portion, if any, to the Cash Account.
•
Once the Fund is in simultaneous possession of (x) the Total Basket Amount and (y) the Required Creation Cash, the Fund issues the aggregate number of Shares corresponding to the Baskets ordered by the Authorized Participant, which the Transfer Agent holds for the benefit of the Authorized Participant.
•
Cash equal to the Required Creation Cash is delivered to the Liquidity Provider from the Cash Account.
•
The Transfer Agent delivers Shares to the Authorized Participant by crediting the number of Baskets created to the Authorized Participant’s DTC account.

Variable Fee Cash Orders

Unless the Manager determines otherwise in its sole discretion based on market conditions and other factors existing at the time of such Cash Order, all creations pursuant to Cash Orders are expected to be executed as Variable Fee Cash Orders, and any price differential between (x) the Total Basket NAV on the trade date and (y) the price realized in acquiring the corresponding Total Basket Amount will be borne solely by the Liquidity Provider until such Fund Components have been received by the Fund.

The Manager anticipates that the Fund’s cost to acquire the Total Basket Amount in connection with a Variable Fee Cash Order will equal the sum of the corresponding Total Basket NAV and Variable Fee to be delivered by the Authorized Participant to the Fund. In the event that, by 12:00 p.m., New York time on the settlement date of a creation pursuant to a Variable Fee Cash Order, either (x) the Fund’s Vault Balance has not been credited with Fund Components in an amount equal to the Fund Components included in the Total Basket Amount or (y) the Cash Account has not been credited with the Total Basket NAV, plus any Variable Fee, such Cash Order will be deemed a failed trade, with any consideration that has been delivered by the Authorized Participant or the Liquidity Provider in respect of such Cash Order being returned by the Fund.

The Transfer Agent shall under no circumstances cause the Fund to issue Shares in respect of a Variable Fee Cash Order until such time as each of (x) the Total Basket Amount and (y) the Total Basket NAV, plus any Variable Fee, has been delivered to the Fund, and the Fund is in simultaneous possession of both.

Actual Execution Cash Orders

With respect to a creation pursuant to an Actual Execution Cash Order, as between the Fund and an Authorized Participant, the Authorized Participant is responsible for the dollar cost of the difference between the Fund Components price utilized in calculating Total Basket NAV on the trade date and the price at which the Fund acquires the Fund Components on the settlement date. If the price realized in acquiring the corresponding Total Basket Amount is higher than the Total Basket NAV, the Authorized Participant will bear the dollar cost of such difference by delivering cash in the amount of such difference (the “Additional Creation Cash”) to the Cash Account. If the price realized in acquiring the corresponding Total Basket Amount is lower than the Total Basket NAV, the Authorized Participant will benefit from such difference, with the Fund promptly returning cash in the amount of such excess (the “Excess Creation Cash”) to the Authorized Participant.

In the event that, by 12:00 p.m., New York time on the settlement date of a creation pursuant to an Actual Execution Cash Order, either (x) the Fund’s Vault Balance has not been credited with Fund Components in an amount equal to the Fund Components included in the Total Basket Amount or (y) the Cash Account has not been credited with the Total Basket NAV (net of any Additional Creation Cash or Excess Creation Cash, if applicable), such Cash Order will be deemed a failed trade, with any consideration that has been delivered by the Authorized Participant or the Liquidity Provider in respect of such Cash Order being returned by the Fund.

The Transfer Agent shall under no circumstances cause the Fund to issue Shares in respect of a Cash Order until such time as each of (x) the Total Basket Amount and (y) the Total Basket NAV (net of any Additional Creation Cash or Excess Creation Cash, if applicable) has been delivered to the Fund, and the Fund is in simultaneous possession of both.

Redemption Procedures

The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place a redemption order specifying the number of Baskets to be redeemed.

The redemption of Shares pursuant to Cash Orders will only take place if approved by the Manager in writing, in its sole discretion and on a case-by-case basis. In exercising its discretion to approve the redemption of Shares pursuant to Cash Orders, the Manager expects to take into consideration a number of factors, including (i) the availability of Liquidity Providers to facilitate Cash Orders and (ii) to the extent In-Kind Regulatory Approval has been obtained, the cost of processing Cash Orders relative to the cost of processing In-Kind Orders. If the Manager decides to limit Cash Orders and the Fund is unable to satisfy redemption orders made in cash, the Fund’s ability to redeem new Shares could be negatively impacted or, if In-Kind Regulatory Approval has not been obtained as of such time, would be unavailable, which could impact the Shares’ liquidity and/or cause the Shares to trade at discounts, and could have a negative impact on the value of the Shares. In addition, if the Manager decides to limit Cash Orders at a time when the Shares are trading at a discount to the NAV per Share, and In-Kind Regulatory Approval has not been obtained as of such time or the in-kind redemption of Shares is otherwise unavailable, the arbitrage mechanism may fail to effectively function, which could impact the Shares’ liquidity and/or cause the Shares to trade at discounts to the NAV per Share, and otherwise have a negative impact on the value of the Shares. See “Risk Factors—Risk Factors Related to the Fund and the Shares—The lack of ability to facilitate in-kind creations and redemptions of Shares could have adverse consequences for the Fund.”

Cash Orders for redemption must be placed no later than 1:59:59 p.m., New York time on each business day. The Authorized Participants may only redeem Baskets and cannot redeem any Shares in an amount less than a Basket.

Redemptions pursuant to Cash Orders will take place as follows, where “T” is the trade date and each day in the sequence must be a business day. Before a redemption order is placed, the Manager determines if such redemption order will be a Variable Fee Cash Order or an Actual Execution Cash Order, which determination is communicated to the Authorized Participant.

Trade Date (T)	Settlement Date (T+1 (or T+2 on case-by-case basis, as approved by Manager))
•
The Authorized Participant places a redemption order with the Transfer Agent.
•
The Marketing Agent accepts (or rejects) the redemption order, which is communicated to the Authorized Participant by the Transfer Agent.
•
The Manager notifies the Liquidity Provider of the redemption order.
•
The Manager determines the Total Basket NAV and, in the case of a Variable Fee Cash Order, any Variable Fee, as soon as practicable after 4:00 p.m., New York time.

•
The Authorized Participant delivers Baskets to be redeemed from its DTC account to the Transfer Agent.
•
The Liquidity Provider delivers to the Cash Account:

(x) in the case of a Variable Fee Cash Order, the Total Basket NAV less any Variable Fee; or

(y) in the case of an Actual Execution Cash Order, the actual proceeds to the Fund from the liquidation of the Total Basket Amount (such amount, as applicable, the “Required Redemption Cash”).

•
Once the Fund is in simultaneous possession of (x) the Total Basket Amount and (y) the Required Redemption Cash, the Transfer Agent cancels the Shares comprising the number of Baskets redeemed by the Authorized Participant.
•
The Custodian sends the Liquidity Provider the Total Basket Amount, and cash equal to the Required Redemption Cash is delivered to the Authorized Participant from the Cash Account.

Variable Fee Cash Orders

Unless the Manager determines otherwise in its sole discretion based on market conditions and other factors existing at the time of such Cash Order, all redemptions pursuant to Cash Orders are expected to be executed as Variable Fee Cash Orders, and any price differential between (x) the Total Basket NAV on the trade date and (y) the price realized in disposing of the corresponding Total Basket Amount will be borne solely by the Liquidity Provider.

The Manager anticipates that the Fund’s proceeds from liquidating the Total Basket Amount in connection with a Variable Fee Cash Order will equal the corresponding Total Basket NAV less the Variable Fee to be delivered by the Liquidity Provider to the Fund. In the event that, by 12:00 p.m. (New York time) on the settlement date of a redemption pursuant to a Variable Fee Cash Order, either (x) the Transfer Agent’s account at DTC has not been credited with the total number of Shares corresponding to the total number of Baskets to be redeemed or (y) the Cash Account has not been credited with the Total Basket NAV, less any Variable Fee, such Cash Order will be deemed a failed trade, with any consideration that has been delivered by the Authorized Participant or the Liquidity Provider in respect of such Cash Order being returned by the Fund.

The Transfer Agent shall under no circumstances deliver the Required Redemption Cash to the Authorized Participant in respect of a Variable Fee Cash Order until such time as (x) the Baskets to be redeemed have been delivered to the Transfer Agent and (y) the Total Basket NAV, less any Variable Fee, has been delivered to the Cash Account, and the Fund and/or the Transfer Agent is in simultaneous possession of both.

Actual Execution Cash Orders

With respect to a redemption pursuant to an Actual Execution Cash Order, as between the Fund and an Authorized Participant, the Authorized Participant is responsible for the dollar cost of the difference between the Fund Components price utilized in calculating Total Basket NAV on the trade date and the price at which the Fund disposes of the Fund Components on the settlement date. If the price realized in disposing the corresponding Total Basket Amount on the settlement date is lower than the Total Basket NAV on the trade date, the Authorized Participant will bear the dollar cost of such difference (the “Redemption Cash Shortfall”), with the amount of cash to be delivered to the Authorized Participant being reduced by the amount of such Redemption Cash Shortfall. If the price realized in disposing the corresponding Total Basket Amount on the settlement date is higher than the Total Basket NAV on the trade date, the Fund will deliver cash in the amount of such excess (the “Additional Redemption Cash”) to the Authorized Participant.

In the event that, by 12:00 p.m. (New York time) on the settlement date of a redemption pursuant to an Actual Execution Cash Order, either (x) the Transfer Agent’s account at DTC has not been credited with the total number of Shares corresponding to the total number of Baskets to be redeemed or (y) the Cash Account has not been credited with the Total Basket NAV (plus any Additional Redemption Cash or net of any Redemption Cash Shortfall), such Cash Order will be deemed a failed trade, with any consideration that has been delivered by the Authorized Participant or the Liquidity Provider in respect of such Cash Order being returned by the Fund.

The Transfer Agent shall under no circumstances deliver the Required Redemption Cash to the Authorized Participant in respect of a Cash Order until such time as (x) the Total Basket Amount has been delivered to the Transfer Agent and (y) the Total Basket NAV (plus any Additional Redemption Cash or net of any Redemption Cash Shortfall, if applicable) has been delivered to the Fund, and the Fund and/or the Transfer Agent is in simultaneous possession of both.

Suspension or Rejection of Orders and Total Basket Amount

The creation or redemption of Shares may be suspended generally, or refused with respect to particular requested creations or redemptions, during any period when the transfer books of the Transfer Agent are closed or if circumstances outside the control of the Manager or its delegates make it for all practical purposes not feasible to process creation orders or redemption orders or for any other reason at any time or from time to time. The Marketing Agent may reject an order or, after accepting an order, may cancel such order, if: (i) such order is not presented in proper form as described in the Participant Agreement, (ii) to the extent In-Kind Regulatory Approval has been obtained, in the case of In-Kind Orders, the transfer of the Fund Component Basket Amount comes from an account other than a digital asset wallet address that is known to the Custodian as belonging to the Authorized Participant or its AP Designee or (iii) the fulfillment of the order, in the opinion of counsel, might be unlawful, among other reasons. None of the Manager or its delegates will be liable for the suspension, rejection or acceptance of any creation order or redemption order.

The Manager will notify investors of any suspension of creations or redemptions of Shares by filing a current report on Form 8-K. Suspension of the creation or redemption of Shares could negatively impact the Shares’ liquidity and/or cause the Shares to trade at premiums and discounts, and otherwise have a negative impact on the value of the Shares.

Tax Responsibility

Authorized Participants are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value-added tax or similar tax or governmental charge applicable to the creation and redemption of Baskets, regardless of whether such tax or charge is imposed directly on the Authorized Participant, and agree to indemnify the Manager and the Fund if the Manager or the Fund is required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Material CAYMAN ISLANDS AND U.S. FEDERAL INCOME Tax considerations

The following discussion of Cayman Islands and U.S. federal income tax considerations is not intended as a substitute for careful tax planning. It does not address all of the relevant tax principles that will apply to the Fund and its shareholders. In particular, it does not discuss the tax principles of countries other than the Cayman Islands and the United States or any state or local tax principles. Prospective investors in the Fund are urged to consult their professional advisers regarding the possible tax consequences of an investment in the Fund in light of their own situations.

Certain Cayman Islands Tax Considerations

Taxation—Cayman Islands

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Fund or the shareholders. Interest, dividends and gains payable to the Fund and all distributions by the Fund to shareholders will be received free of any Cayman Islands income or withholding taxes. The Fund has received an undertaking from the Financial Secretary of the Cayman Islands to the effect that, for a period of 50 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Fund or to any shareholder in respect of the operations or assets of the Fund or the Shares of a shareholder; and that any such taxes or any tax in the nature of estate duty or inheritance tax shall not be payable in respect of the obligations of the Fund or the interests of the shareholders therein. The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to or by the Fund.

Cayman Islands—Automatic Exchange of Financial Account Information

The Cayman Islands has signed an inter-governmental agreement to improve international tax compliance and the exchange of information with the United States (the “U.S. IGA”). The Cayman Islands has also signed, along with over 100 other countries, a multilateral competent authority agreement to implement the OECD Standard for Automatic Exchange of Financial Account Information—Common Reporting Standard (“CRS” and together with the U.S. IGA, “AEOI”).

Cayman Islands regulations have been issued to give effect to the U.S. IGA and CRS (collectively, the “AEOI Regulations”). Pursuant to the AEOI Regulations, the Cayman Islands Tax Information Authority (the “TIA”) has published guidance notes on the application of the U.S. IGA and CRS.

All Cayman Islands “Financial Institutions” are required to comply with the registration, due diligence and reporting requirements of the AEOI Regulations, unless they are able to rely on an exemption that allows them to become a “Non-Reporting Financial Institution” (as defined in the relevant AEOI Regulations) with respect to one or more of the AEOI regimes, in which case only the registration requirement would apply under CRS. The Fund does not propose to rely on any Non-Reporting Financial Institution exemption and therefore intends to comply with all of the requirements of the AEOI Regulations.

The AEOI Regulations require the Fund to, amongst other things (i) register with the IRS to obtain a Global Intermediary Identification Number (in the context of the U.S. IGA only), (ii) register with the TIA, and thereby notify the TIA of its status as a “Reporting Financial Institution,” (iii) adopt and implement written policies and procedures setting out how it will address its obligations under CRS, (iv) conduct due diligence on its accounts to identify whether any such accounts are considered “Reportable Accounts,” (v) report information on such Reportable Accounts to the TIA, and (vi) file a CRS Compliance Form with the TIA. The TIA will transmit the information reported to it to the overseas fiscal authority relevant to a reportable account (e.g., the IRS in the case of a US Reportable Account) annually on an automatic basis.

For information on any potential withholding tax that may be levied against the Fund, see also “—Material United States Tax Considerations.”

By investing in the Fund and/or continuing to invest in the Fund, investors shall be deemed to acknowledge that further information may need to be provided to the Fund, the Fund’s compliance with the AEOI Regulations may result in the disclosure of investor information, and investor information may be exchanged with overseas fiscal authorities. Where an investor fails to provide any requested information (regardless of the consequences), the Fund may be obliged, and/or reserves the right to take any action and/or pursue all remedies at its disposal including, without limitation, compulsory redemption of the investor concerned and/or closure of the investor’s account.

Material U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion addresses the material U.S. federal income tax consequences of the ownership of Shares by U.S. Holders (as defined below). Subject to the limitations and qualifications, and based on the assumptions described herein and in the opinion letter filed as Exhibit 8.1 to this registration statement, the statements of law and legal conclusions set forth in the following discussion constitute the opinion of Davis Polk & Wardwell LLP (“Davis Polk”) as to the material U.S. federal income tax consequences of the ownership and disposition of Shares that generally may apply to a U.S. Holder. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including tax consequences applicable to beneficial owners subject to special rules, such as:

•
financial institutions;
•
dealers in securities or commodities;
•
traders in securities or commodities that have elected to apply a mark-to-market method of tax accounting in respect thereof;
•
persons holding Shares as part of a hedge, “straddle,” integrated transaction or similar transaction;
•
Authorized Participants (as defined below);
•
persons whose functional currency is not the U.S. dollar;
•
entities or arrangements classified as partnerships for U.S. federal income tax purposes;
•
real estate investment trusts;
•
regulated investment companies;
•
tax-exempt entities, including individual retirement accounts; and
•
a U.S. Holder that owns, actually or constructively, more than 10% of the Shares.

This discussion applies only to Shares that are held as capital assets and does not address alternative minimum tax consequences or consequences of the Medicare contribution tax on net investment income.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Shares and partners in those partnerships are urged to consult their tax advisers about the particular U.S. federal income tax consequences of owning Shares.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. For the avoidance of doubt, this summary does not discuss any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Shareholders are urged to consult their tax advisers about the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Uncertainty Regarding the U.S. Federal Income Tax Treatment of Digital Assets

Due to the new and evolving nature of digital assets and the absence of comprehensive guidance with respect to digital assets, many significant aspects of the U.S. federal income tax treatment of digital assets are uncertain. The Manager does not intend to request a ruling from the Internal Revenue Service (the “IRS”) on these issues. Rather, the Manager will cause the Fund to take positions that it believes to be reasonable. There can be no assurance that the IRS will agree with the positions the Fund takes, and it is possible that the IRS will successfully challenge the Fund’s positions.

In 2014, the IRS released a notice (the “Notice”) discussing certain aspects of the treatment of “convertible virtual currency” (that is, digital assets that have an equivalent value in fiat currency or that act as substitutes for fiat currency) for U.S. federal income tax purposes. In the Notice, the IRS stated that, for U.S. federal income tax purposes, such digital assets (i) are “property,” (ii) are not “currency” for purposes of the rules of the Code relating to foreign currency and (iii) may be held as a capital asset. The IRS subsequently has released two revenue rulings (the “Rulings”) and a set of “Frequently Asked Questions” (the “FAQs”) that provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital assets are taxable events giving rise to ordinary income, guidance with respect to the timing of recognition of staking rewards and guidance with respect to the determination of the tax basis of digital assets. However, the Notice, the Rulings and the FAQs do not address other significant aspects of the U.S. federal income tax treatment of digital assets. For example, there is no guidance directly addressing whether, and in what circumstances, trading in digital assets might give rise to income that is effectively connected with the conduct of a trade or business in the United States (“effectively connected income”). In addition, although the Notice contemplates that rewards earned from “mining” will constitute taxable income, and one of the Rulings concludes that rewards from staking similarly will constitute current taxable income, there is no guidance directly addressing amounts received in connection with digital asset lending activities, including with respect to whether and when engaging in staking or digital asset lending might rise to the level of a trade or business. It is likely, however, that the IRS would assert that lending digital assets gives rise to current, ordinary income with respect to any compensation received for such lending activities. More generally, there also is no guidance directly addressing the U.S. federal income tax consequences of lending digital assets, and it is possible that a lending transaction could be treated as a taxable disposition of the lent digital assets. Because the treatment of digital assets is uncertain, it is possible that the treatment of ownership of any particular digital asset may be adverse to the Fund. For example, ownership of a digital asset could be treated as ownership in an entity, in which case the consequences of ownership of that digital asset would depend on the type and place of organization of the deemed entity. Moreover, although the FAQs and one of the Rulings address the treatment of hard forks, there continues to be uncertainty with respect to the timing and amount of the income inclusions. While the Rulings and the FAQs do not address most situations in which airdrops occur, it is clear from the reasoning of the Rulings and the FAQs that the IRS generally would treat an airdrop as a taxable event giving rise to ordinary income. Therefore, although the Manager has committed to causing the Fund to abandon all Forked Assets to which the Fund otherwise might become entitled, it is possible that the IRS could treat the Fund’s receipt of digital assets as a result of a fork, airdrop or similar occurrence as ordinary income.

There can be no assurance that the IRS will not alter its position with respect to digital assets in the future or that a court would uphold the treatment set forth in the Notice, the Rulings and the FAQs. It is also unclear what additional guidance on the treatment of digital assets for U.S. federal income tax purposes may be issued in the future. Any such alteration of the current IRS positions or additional guidance could result in adverse tax consequences for investors in the Fund and could have an adverse effect on the value of digital assets. Future developments that may arise with respect to digital assets may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income tax purposes. For example, the Notice addresses only digital assets that are “convertible virtual currency,” and it is conceivable that, as a result of a fork, airdrop or similar occurrence, the Fund could hold certain types of digital assets that are not within the scope of the Notice, in the event the Manager seeks to change the Fund’s policy with respect to Forked Assets, subject to NYSE Arca obtaining regulatory approval from the SEC.

The remainder of this discussion assumes that any digital assets that the Fund may hold are properly treated for U.S. federal income tax purposes as property that may be held as a capital asset and that is not currency for purposes of the rules with respect to foreign currency gain and loss.

U.S. Entity-Level Taxation of the Fund

The Fund has elected to be treated as a corporation for U.S. federal income tax purposes.

The Manager believes that the Fund will not be treated as engaged in a trade or business in the United States and thus will not derive income that is treated as effectively connected income. There can, however, be no complete assurance in this regard. In particular, as discussed above, there is no guidance directly addressing whether, and in what circumstances, trading in digital assets might give rise to effectively connected income. Although the Manager expects to take the position that the Fund is an investor, rather than a trader, in digital assets, and investing in commodities for one’s own account generally does not give rise to effectively connected income, there is some uncertainty regarding the application of these rules to digital assets and the Fund. As discussed above, there also is no guidance directly addressing the U.S. federal income taxation of lending digital assets or with respect to whether and when engaging in staking or digital asset lending might rise to the level of a trade or business. If the Fund were treated as engaged in a trade or business in the United States, it would be subject to U.S. federal income tax, at the rates applicable to U.S. corporations (currently, at the rate of 21%), on its net effectively connected income. Any such income might also be subject to U.S. state and local income taxes. In addition, the Fund would be subject to a 30% U.S. branch profits tax in respect of its “dividend equivalent amount,” as defined in Section 884 of the Code, attributable to its effectively connected income (generally, the after-tax amount of certain effectively connected income that is not treated as reinvested in the trade or business). If the Fund were treated as engaged in a trade or business in the United States during any taxable year, it would be required to file a U.S. federal income tax return for that year, regardless of whether it recognized any effectively connected income. If the Fund did not file U.S. federal income tax returns and were later determined to have engaged in a U.S. trade or business, it would generally not be entitled to offset its effectively connected income and gains against its effectively connected losses and deductions (and, therefore, would be taxable on its gross, rather than net, effectively connected income). If the Fund recognizes any effectively connected income, the imposition of U.S. taxes on such income may have a substantial adverse effect on the return to shareholders.

Provided that it does not constitute effectively connected income, any U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income received, or treated as received, by the Fund would generally be subject to U.S. withholding tax at the rate of 30% (subject to statutory exemptions such as the portfolio interest exemption). Although there is no guidance on point, ordinary income recognized by the Fund as a result of a fork, airdrop or similar occurrence, in the event the Manager seeks to change the Fund’s policy with respect to Forked Assets, subject to NYSE Arca obtaining regulatory approval from the SEC, would presumably constitute FDAP income. If, in the future, the Fund engages in staking or digital asset lending activities, it is also possible that the receipt of staking rewards or compensation received in respect of lending activities will be considered FDAP income. It is unclear, however, whether any such FDAP income would be properly treated as U.S.-source or foreign-source FDAP income. In the absence of guidance, it is possible that a withholding agent will withhold 30% from any income derived by the Fund as a consequence of a fork, airdrop or similar occurrence, or from staking or digital asset lending activities.

Tax Consequences to U.S. Holders

The discussion that follows applies to you if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Share for U.S. federal income tax purposes that is:

•
an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;
•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or
•
an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as specifically noted, the discussion below assumes that you will acquire all of your Shares on the same date solely for cash.

Although there is no certainty in this regard, the Fund may be a “passive foreign investment company,” as defined in Section 1297 of the Code (a “PFIC”) for U.S. federal income tax purposes. The material consequences of the PFIC rules are set forth below. In addition, under certain circumstances, the Fund may be a “controlled foreign corporation” (a “CFC”) for U.S. federal income tax purposes. If the Fund is a CFC, the CFC rules, rather than the PFIC rules discussed below, will apply to you if you are a 10% U.S. Shareholder, as defined below, of the Fund. A “10% U.S. Shareholder” is a United States person that owns, directly or under applicable constructive ownership rules, at least 10% of the value or voting power of the non-U.S. corporation’s stock. You should consult your tax adviser if you are or may become a 10% U.S. Shareholder, as the U.S. federal income tax consequences of an investment in the Fund may differ materially from the discussion below if the Fund is a CFC and you are a 10% U.S. Shareholder of the Fund.

You should consult your tax adviser concerning the Fund’s potential PFIC status and CFC status, and the tax considerations relevant to an investment in a PFIC or CFC. You should also read the discussion under the headings “—Information Reporting and Backup Withholding,” “—Information Reporting by Shareholders” and “—FATCA Tax” below.

Taxation of Distributions

Subject to the PFIC rules described below, distributions paid on Shares, other than certain pro rata distributions of Shares, will be treated as dividends to the extent paid out of the Fund’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to applicable limitations including the PFIC rules discussed below, dividends paid to certain non-corporate U.S. Holders may be “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. You should consult your tax adviser regarding the availability of these favorable tax rates on dividends in your particular circumstances. Dividends paid by us would not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. The dividend income will generally be treated as foreign-source income for U.S. foreign tax credit purposes. However, depending on the composition of our income and whether we are a “United States-owned foreign corporation” (generally, a foreign corporation more than 50% of the stock of which (by vote or value) is owned or, under certain constructive ownership rules, treated as owned by United States persons), a portion of any dividends paid by us may be treated as U.S.-source income for purposes of determining your foreign tax credit limitation. You should consult with your tax advisor regarding these rules.

Risk of Constructive Distributions

The Fund issues Shares to, and redeems Shares from, Authorized Participants on an ongoing basis. In certain circumstances, redemption proceeds delivered to an Authorized Participant could be treated as a dividend for U.S. federal income tax purposes and, in that case, it is possible that other shareholders of the Fund whose percentage interests in the Fund increase as a result of such redemption will be treated as having received a taxable distribution (generally treated as described above in “—Taxation of Distributions”) from the Fund to the extent of such increase.

Sale or Other Disposition of Shares

Subject to the PFIC described below, for U.S. federal income tax purposes, gain or loss realized on the sale or other taxable disposition of Shares will be capital gain or loss, and will be long-term capital gain or loss if you held the Shares for more than one year. The amount of gain or loss will equal the difference between your tax basis in the Shares and the amount realized on the disposition. This gain or loss generally will be U.S. source gain or loss for foreign tax credit purposes.

PFIC Rules

It is not clear whether the Fund is a PFIC for U.S. federal income tax purposes, the guidance in the Rulings and the FAQs has increased the uncertainty in this regard, and Davis Polk expresses no opinion regarding the Fund’s PFIC status. However, because it is possible that the Fund is a PFIC, the Fund will provide to each U.S. Holder, and to any other shareholder upon request, PFIC Annual Information Statements that will include the required information and representations to permit such U.S. Holder (or any direct or indirect beneficial owner of an interest in any shareholder) to make a “qualified electing fund” election (a “QEF Election”) or “mark to market” election (an “MTM Election”) with respect to the Fund. You should consult your tax adviser as to whether you should make a QEF Election or MTM Election. Assuming that the Fund is a PFIC, failure to make a QEF Election or MTM Election with respect to an investment in the Fund could result in materially adverse tax consequences to you, as described below.

For simplicity of presentation, it is assumed for purposes of the following disclosure that the Fund is a PFIC.

Consequences in Absence of QEF Election or MTM Election

If you do not make a QEF Election or MTM Election with respect to the Fund, any “excess distribution” received by you from the Fund, and any gain recognized by you on a sale or other disposition (including, under certain circumstances, a pledge) of Shares, will be treated as having been earned ratably (on a straight-line basis) over your holding period for your Shares. The portion allocated to the taxable year of the “excess distribution,” or to the year of the sale or other disposition, will be treated as ordinary income. The portion allocated to each prior taxable year will be subject to U.S. federal income tax at the highest marginal rate applicable to you (as a corporate or individual taxpayer, as the case may be) for such taxable year, and an interest charge for the deemed deferral benefit will be imposed on the resulting tax liability for each prior taxable year.

If you do not make a QEF Election or MTM Election, distributions by the Fund to you, other than “excess distributions,” will be taxable as ordinary income (and not as “qualified dividend income” as discussed above) to the extent such distributions are made out of the Fund’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that a distribution (other than an “excess distribution”) exceeds the Fund’s current and accumulated earnings and profits, the distribution will be treated, first, as a return of capital that will reduce your tax basis in your Shares and, after such tax basis has been reduced to zero, as gain from a sale or exchange of your Shares, which will be subject to U.S. federal income tax as described above. Although the Manager has committed to causing the Fund to abandon all Forked Assets to which the Fund otherwise might become entitled, these rules would apply to any in-kind distribution of a Forked Asset that the Fund makes to you in the future, with the amount of the distribution equal to the fair market value of such Forked Asset on the date of the distribution.

Consequences Pursuant to QEF Election

You can mitigate the consequences described above by making a QEF Election with respect to the Fund. You can make a QEF Election by attaching a properly executed IRS Form 8621 to your U.S. federal income tax return for the first taxable year in which you wish the election to apply. However, if you do not make a QEF Election with respect to the Fund for the first taxable year in which you hold any Shares, a later QEF Election with respect to the Fund will not apply with respect to your investment in the Fund unless you elect to recognize gain, if any, as if you sold your Shares on the first day of the first taxable year to which the QEF Election applies. Any gain that you recognize as a consequence of such an election will be subject to U.S. federal income tax as described above under “—Consequences in Absence of QEF Election or MTM Election.”

If you make a valid QEF Election with respect to your Shares, you will be required to report on your U.S. federal income tax return, and thus to take into account in determining its U.S. federal income tax liability, your pro rata share of the Fund’s ordinary earnings and net capital gain for the taxable year of the Fund ending within or with your taxable year, regardless of whether the Fund makes any distributions to you. You will include your pro rata share of the Fund’s ordinary earnings (which includes net short-term capital gains) as ordinary income, and will include your pro rata share of the Fund’s net capital gain (that is, the excess of net long-term capital gain over net short-term capital loss) as long-term capital gain. You will not be entitled to claim deductions for any net losses incurred by the Fund, and the Fund will not be entitled to carry its net losses for any taxable year back or forward in computing its ordinary earnings and net capital gain for other taxable years. In addition, you will not be entitled to claim a foreign tax credit for any non-U.S. taxes borne by the Fund, but these taxes will reduce the amount of income that you would otherwise be required to include pursuant to the QEF Election. Your tax basis in your Shares will be increased by the amounts you include in income as a consequence of the QEF Election and decreased by the amount of distributions you receive from the Fund out of earnings that you previously included in income as a consequence of the QEF Election.

The Manager believes that, in general, gains and losses recognized by the Fund from the sale or other disposition of digital assets will be treated as capital gains or losses pursuant to the Notice. The Fund may sell digital assets for U.S. dollars or other fiat currency to fund redemptions, in connection with rebalancings, in order to pay Additional Fund Expenses and in connection with its liquidation. In addition, the Fund’s payment of the Manager’s Fee or any Additional Fund Expenses through a transfer of digital assets will be treated for U.S. federal income tax purposes as a sale of the relevant digital assets for their fair market value on the date of such transfer or distribution, except that, solely in the case of a distribution to the shareholders (or their agent), the Fund will not recognize any loss realized by it on such deemed sale. In addition, any gain or loss the Fund recognizes on a disposition of a fiat currency other than the U.S. dollar will generally be treated as ordinary income or loss. Accordingly, if you make a QEF Election with respect to the Fund, you may be required to include significant amounts of taxable income or gain each taxable year with respect to your investment in the Fund, even if you receive no distributions from the Fund during that taxable year.

As discussed above, there is uncertainty with respect to many significant aspects of the U.S. federal income tax treatment of digital assets, including the timing and character of income earned as a result of lending activities. If the IRS successfully challenges the Fund’s determination of its income, the Fund may be required to issue revised PFIC Annual Information Statements for prior taxable years, and you may be required to amend your tax return for those years.

Assuming that you make a QEF Election with respect to your Shares, a distribution by the Fund to you will be taxable as ordinary income (and not as “qualified dividend income”) to the extent such distributions are made out of the Fund’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, except to the extent that you can establish that the distributions are made out of earnings that were previously included in income by any U.S. person as a consequence of a QEF Election. The portion of any such distribution that you can establish as being made out of earnings that were previously included in a U.S. person’s income pursuant to a QEF Election will not be subject to U.S. federal income tax. To the extent that a distribution exceeds the Fund’s current and accumulated earnings and profits, the distribution will be treated, first, as a return of capital that will reduce your tax basis in your Shares and, after such tax basis has been reduced to zero, as gain from a sale or exchange of your Shares.

Upon a sale or other exchange of Shares, you will generally recognize gain or loss equal to the difference between the amount realized and your tax basis in your Shares. Assuming that you have made a QEF Election with respect to its Shares, any such gain or loss will constitute capital gain or loss, and will be long-term capital gain or loss if your holding period for the Shares was more than one year as of the date of the sale or other exchange.

If you make a QEF Election with respect to your Shares, you may also elect to defer the payment of the taxes in respect of your share of the Fund’s undistributed ordinary earnings and net capital gain, subject to the payment of an interest charge on the deferred tax liability. If you make this election, the deferred tax liability with respect to the undistributed earnings attributable to your Shares will generally become payable on the due date (determined without regard to extensions) of your U.S. federal income tax return for the taxable year in which you sell or pledge such Shares. If the Fund makes a distribution, however, the deferred tax liability with respect to your share of the distributed earnings will become payable on the due date (determined without regard to extensions) of your U.S. federal income tax return for the taxable year in which the distribution occurs.

Consequences Pursuant to MTM Election

If the Shares are “regularly traded” on a “qualified exchange” (such as NYSE Arca), you may make an MTM Election that would result in tax treatment different from the general tax treatment for PFICs described above. The Shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the Shares is traded on a qualified exchange on at least 15 days during each calendar quarter.

If you make an MTM Election, you generally will recognize as ordinary income any excess of the fair market value of the Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the MTM Election). If you make the MTM Election, your tax basis in the Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Shares in a year when the Fund is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the MTM Election). Distributions paid on Shares will be treated as described in “—Taxation of Distributions” above, except that they will not be eligible to be treated as “qualified dividend income.”

Information Reporting and Backup Withholding

Payments of Fund dividends, and of proceeds from sales of Shares, that are made to you within the United States or through certain U.S.-related financial intermediaries will generally be subject to U.S. information reporting, and may be subject to U.S. backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Information Reporting by Shareholders

You may be subject to various information reporting requirements as a consequence of an investment in the Fund. Failure to satisfy these requirements may result in substantial penalties. Certain U.S. federal information reporting requirements are summarized below, but this summary does not purport to provide an exhaustive list of such requirements. Prospective investors are urged to consult their tax advisers concerning the information reporting requirements to which they may be subject as a consequence of an investment in the Fund.

If you are an individual U.S. Holder, unless you hold your Shares in a financial account maintained by a financial institution, you will be required to report information relating to your ownership of Shares on IRS Form 8938 for each taxable year in which you hold interests in “specified foreign financial assets,” as defined in Section 6038D of the Code, including Shares, with an aggregate value in excess of an applicable threshold amount. Certain U.S. Holders that are entities may be subject to similar rules.

If the Fund is a PFIC, you will generally be required to file IRS Form 8621 with respect to the Fund for each year in which you hold Shares. Additional reporting requirements will apply to you if you own (actually or constructively) a 10% or greater interest in the Fund.

FATCA Tax

Under certain provisions of the Code and Treasury regulations promulgated thereunder (commonly referred to as “FATCA”), as well as certain intergovernmental agreements between the United States and certain other countries (including the Cayman Islands)

together with expected local country implementing legislation, certain payments made in respect of the Shares may be subject to withholding (“FATCA withholding”).

The Fund (or a relevant intermediary) may be required to impose FATCA withholding on payments in respect of the Shares to the extent that such payments are “foreign passthru payments,” made to non-U.S. financial institutions (including intermediaries) that have not entered into agreements with the IRS pursuant to FATCA or otherwise established an exemption from FATCA, and other shareholders that fail to provide sufficient identifying information to the Fund or any relevant intermediary. The term “foreign passthru payment” is not yet defined. It is not clear whether and to what extent payments on the Shares will be considered foreign passthru payments subject to FATCA withholding or how intergovernmental agreements will address foreign passthru payments (including whether withholding on foreign passthru payments will be required under such agreements). Withholding on foreign passthru payments will not apply prior to the date that is two years after the publication of the final regulations defining “foreign passthru payments.” You should consult your tax adviser as to how these rules may apply to payments you receive under the Shares.

ERISA and Related Considerations

ERISA and Section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts (“IRAs”) and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Section 4975 of the Code (collectively, “Plans”), and on persons who are fiduciaries with respect to the investment of Plan assets. Government plans, non-U.S. plans and certain church plans (collectively, “Non-ERISA Arrangements”) are not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, but may be subject to similar rules under other federal, state, local, non-U.S. or other applicable laws (“Similar Laws”).

General Fiduciary Matters

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the risks discussed in this prospectus, and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to (i) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument, (ii) whether the investment would constitute a direct or indirect non-exempt prohibited transaction under ERISA or the Code, (iii) the Plan’s funding objectives, and (iv) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due. Fiduciaries of Non-ERISA Arrangements should carefully consider whether an investment in Shares would violate any applicable Similar Laws.

Plan Asset Issues

Under the Department of Labor’s regulations at section 2510.3-101, as amended by Section 3(42) of ERISA (the “Plan Asset Regulations”), if a Plan invests in an equity interest of an entity that is “a publicly-offered security,” the entity will not be deemed to hold “plan assets” subject to ERISA, and a party managing the assets of such entity will not be subject to the fiduciary responsibility and prohibited transaction rules of ERISA and Section 4975 of the Code. A “publicly-offered security” is a security that is freely transferable, part of a class of securities that is widely held, and is either (i) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act or (ii) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is “freely transferable” is a factual question determined on the basis of facts and circumstances. A class of securities is “widely-held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. It is anticipated that the Shares will constitute “publicly-offered securities” as defined in the Plan Asset Regulations. Accordingly, only Shares held by a Plan, and not the underlying digital assets held in the Fund represented by the Shares, should be treated as assets of the Plan, for purposes of applying the fiduciary responsibility and prohibited transaction rules of ERISA and the Code.

Investment by Certain Retirement Plans

IRAs and participant-directed accounts under tax-qualified retirement plans are limited in the types of investments they may make under the Code. Potential purchasers of Shares that are IRAs or participant-directed accounts under a Code Section 401(a) plan should consult with their own advisors as to the consequences of an investment in Shares.

Ineligible Purchasers

In general, Shares may not be purchased with the assets of a Plan if the Manager, the distributor or any of their respective affiliates or employees either: (i) has investment discretion with respect to the investment of such Plan assets; (ii) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets, for a fee, and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan; or (iii) is an employer maintaining or contributing to such Plan. A party that is described in clause (i) or (ii) of the preceding sentence is a fiduciary under ERISA and the Code with respect to the Plan, and any such purchase might result in a prohibited transaction under ERISA and/or the Code, unless an exemption is available.

Representation

Accordingly, by acceptance of Shares, each purchaser and subsequent transferee of Shares will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Shares constitutes assets of any Plan or Non-ERISA Arrangement or (ii) the acquisition, holding and subsequent disposition of the Shares by such purchaser or transferee will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any applicable Similar Law.

Except as otherwise set forth, the foregoing statements regarding the consequences under ERISA and the Code of an investment in the Fund are based on the provisions of ERISA and the Code as currently in effect, and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes will not occur that may make the foregoing statements incorrect or incomplete.

ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF PLANS OR NON-ERISA ARRANGEMENTS IS IN NO RESPECT A REPRESENTATION BY THE MANAGER OR ANY OTHER PARTY RELATED TO THE FUND THAT THIS INVESTMENT MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR NON-ERISA ARRANGEMENT OR PLANS OR NON-ERISA ARRANGEMENTS GENERALLY, OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN OR NON-ERISA ARRANGEMENT OR PLANS OR NON-ERISA ARRANGEMENTS GENERALLY. THE PERSON WITH INVESTMENT DISCRETION WITH RESPECT TO ANY PLAN OR NON-ERISA ARRANGEMENT SHOULD CONSULT WITH ITS OWN COUNSEL AND ADVISERS AS TO THE PROPRIETY OF AN INVESTMENT IN THE FUND, IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN OR NON-ERISA ARRANGEMENT BEFORE PURCHASING SHARES. NEITHER THIS DISCUSSION NOR ANYTHING IN THIS PROSPECTUS IS OR IS INTENDED TO BE INVESTMENT ADVICE DIRECTED AT ANY POTENTIAL PURCHASER THAT IS A PLAN OR NON-ERISA ARRANGEMENT, OR AT SUCH PURCHASERS GENERALLY.

Plan of Distribution

The Fund issues Shares in Baskets only to Authorized Participants in exchange for deposits of whole and fractional tokens of each Fund Component plus cash representing the Cash Portion, if any, via a Liquidity Provider, together with corresponding deposits of cash from such Authorized Participants, on an ongoing continuous basis. The Fund does not issue fractions of a Basket. Although the Fund creates Baskets only upon the receipt of Fund Components plus cash representing the Cash Portion, if any, at this time an Authorized Participant can only submit Cash Orders, pursuant to which the Authorized Participant will deposit cash into the Cash Account (and a Liquidity Provider will transfer to the Fund’s Vault Balance the corresponding Fund Components and to the Cash Account the Cash Portion, if any) in connection with the creation and redemption of Baskets. Subject to In-Kind Regulatory Approval, in the future the Fund may also create and redeem Baskets via In-Kind Orders, pursuant to which an Authorized Participant or its AP Designee would deposit Fund Components directly with the Fund or receive Fund Components directly from the Fund. However, because In-Kind Regulatory Approval has not been obtained, at this time Baskets will not be created or redeemed through In-Kind Orders and will only be created or redeemed through Cash Orders. There can be no assurance as to when In-Kind Regulatory Approval will be sought or obtained, if at all.

Cash Orders will be facilitated by the Transfer Agent and Grayscale Investments Sponsors, LLC, which will engage one or more eligible companies (each, a “Liquidity Provider”) that is not an agent of, or otherwise acting on behalf of, any Authorized Participant to obtain or receive Fund Components plus cash representing the Cash Portion, if any, in connection with such orders. Authorized Participants may create a Basket pursuant to a Cash Order by delivering to the Cash Account (x) in the case of a Variable Fee Cash Order, the Basket NAV and any Variable Fee, or (y) in the case of an Actual Execution Cash Order, the Basket NAV, plus any Additional Creation Cash, less any Excess Creation Cash (such amount, as applicable, the “Required Creation Cash”), and the Liquidity Provider transferring the corresponding Fund Components included in the Basket Amount to the Fund’s Vault Balance and the Cash Portion, if any, to the Cash Account. For any Trade Date, the Basket Amount equals the sum of (x) the Fund Component Basket Amounts for all Fund Components and (y) the Cash Portion, in each case, as of such Trade Date. The Basket NAV equals the U.S. dollar value of a Basket calculated by multiplying the Fund Component Basket Amounts for all Fund Components by their respective Index Price or Digital Asset Reference Rate as of the trade date and adding such product to the Cash Portion, if any. Shares will only be created and delivered to the Authorized Participant after the Fund is in simultaneous possession of (i) the Basket Amount and (ii) the Required Creation Cash.

It is expected that Authorized Participants that create Shares will sell Shares to the public at varying prices to be determined by reference to, among other considerations, the prices of the Fund Components and the trading price of the Shares on the NYSE Arca at the time of each sale. There will not be an “initial” creation of Baskets upon the Fund’s listing on NYSE Arca given that the Fund already has created Baskets of Shares that will continue to be outstanding as of such date.

While the arbitrage mechanism is expected to keep the value of the Shares closely linked to the Index Price, due to price volatility and differentials, trading volume, and closings of Digital Asset Trading Platforms due to fraud, failure, security breaches or otherwise, there can be no assurance that the value of the Shares will reflect the value of the Fund’s Digital Assets, plus any cash held by the Fund and reduced by the Fund’s expenses and other liabilities, and the Shares may trade at a substantial premium over, or a substantial discount to, the value of the Fund Components, plus any cash held by the Fund and reduced by the Fund’s expenses and other liabilities. This risk may be exacerbated to the extent in-kind creations and redemptions of Shares continue to be unavailable for any reason. See “Risk Factors—Risk Factors Related to the Fund and the Shares—The lack of ability to facilitate in-kind creations and redemptions of Shares could have adverse consequences for the Fund.” Moreover, there may be variances in the prices of digital assets on the various Digital Asset Trading Platforms, including as a result of differences in fee structures or administrative procedures on different Digital Asset Trading Platforms, which could enhance or inhibit the arbitrage mechanism in a manner that is beyond our control.

Because new Shares can be created and issued on an ongoing basis at any point during the life of the Fund, a “distribution,” as such term is used in the Securities Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Fund, breaks the Basket down into its constituent Shares and sells the Shares directly to its customers, or if it chooses to couple the creation of a new Basket with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that could lead to designation as an underwriter and subject them to the prospectus delivery and liability provisions of the Securities Act.

Investors that purchase shares through a brokerage account (whether commission-based or fee-based) may pay commissions or fees charged by the brokerage account.

Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus delivery exemption provided by Section 4(3) of the Securities Act.

The Manager intends to qualify the Shares in states selected by the Manager and that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

Authorized Participants will not receive from the Fund or the Manager any compensation in connection with an offering or reoffering of the Shares. Accordingly, there is, and will be, no payment of underwriting compensation in connection with any such offering of Shares in excess of 10% of the gross proceeds of the offering.

Pursuant to a Marketing Agent Agreement (the “Marketing Agent Agreement”) to be entered into between the Manager and Foreside Fund Services, LLC, as Marketing Agent (the “Marketing Agent”), the Marketing Agent will be paid by the Manager an annual fee. In addition, the Manager will pay certain out-of-pocket fees and expenses of the Marketing Agent incurred in connection with its assistance in the marketing of the Fund and its Shares.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, Grayscale Securities, LLC, an affiliate of the Manager and an affiliate and related party of the Fund, serves as the marketing agent for the Fund pursuant to a distribution and marketing agreement. Prior to, and in connection with the effectiveness of this registration statement and the listing of the Shares on NYSE Arca, the Manager intends to amend such distribution and marketing agreement to remove the Fund as an entity covered by such agreement, and enter into the Marketing Agent Agreement with the Marketing Agent.

Under the Marketing Agent Agreement, the Marketing Agent will provide the following services to the Manager:

•
Assist the Manager in facilitating Participation Agreements between and among Authorized Participants, the Fund, the Transfer Agent;
•
Provide prospectuses to Authorized Participants;
•
Work with the Transfer Agent to review and approve orders placed by the Authorized Participants and transmitted to the Transfer Agent;
•
Review and file applicable marketing materials with FINRA; and
•
Maintain, reproduce and store applicable books and records related to the services provided under the Marketing Agent Agreement.

The Shares have been approved for listing on NYSE Arca under the symbol “GDLC.”

Legal Matters

The validity of the Shares will be passed upon by Maples and Calder (Cayman) LLP, as Cayman Islands counsel to the Fund. Davis Polk & Wardwell LLP, as special tax counsel to the Fund, will render an opinion regarding the material U.S. federal income tax consequences of the ownership of Shares.

Experts

The financial statements of the Fund as of and for the year ended June 30, 2025, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Marcum LLP, an independent registered public accounting firm, has audited the financial statements of the Fund as of June 30, 2024, and for the two years ended June 30, 2024, which are incorporated by reference in this prospectus. Such financial statements are in reliance upon the report of Marcum LLP, given upon their authority as an expert in accounting and auditing. Marcum LLP was dismissed as auditors on September 6, 2024 and, accordingly, have not performed any audit or review procedures with respect to any financial statements for the periods after the date of such dismissal.

The report of Marcum on the financial statements of the Fund for the year ended June 30, 2024 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle, except for the inclusion of an emphasis of matter paragraph with respect to investments in digital assets. In connection with the audit of the year ended June 30, 2024 and the subsequent interim period from July 1, 2024 through September 6, 2024, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”) and the related instructions thereto) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference thereto in their report on the financial statements for such year.

Where You Can Find More Information;
Incorporation of Certain Information By Reference

The Manager has filed on behalf of the Fund a registration statement on Form S-3 with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We file annual, quarterly and periodic reports and other information with the SEC. These filings contain important information which does not appear in this prospectus but is incorporated by reference herein. Our filings are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. Our filings are also available, free of charge, on our website at www.grayscale.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website does not constitute a part of this prospectus or any applicable prospectus supplement (or any document incorporated by reference herein or therein).

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below.

•
Annual Report on Form 10-K for the fiscal year ended June 30, 2025; and
•
Any Current Reports on Form 8-K filed with the SEC prior to the effectiveness of the registration statement of which this prospectus forms a part.

Any future filings the Manager or the Fund makes with the SEC pursuant to Sections 13(a), 13(c) 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K), on or after the date of this prospectus and before the termination or completion of this offering of our Shares shall be deemed to be incorporated by reference in this prospectus and to become a part of it from the dates that such documents are filed with the SEC. Certain statements and portions of this prospectus will automatically update and may replace information in the above listed documents incorporated by reference. Likewise, information that becomes a part of this prospectus after the date of this prospectus will automatically update and may replace statements in and portions of this prospectus and information previously filed with the SEC.

Notwithstanding the foregoing paragraphs, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents, other than information in future filings that is deemed not to be filed. Please direct your written or telephone requests to Grayscale Investments Sponsors, LLC, 290 Harbor Drive, 4th Floor, Stamford, Connecticut 06902, (212) 668-1427.

Glossary of Defined Terms

In this prospectus, each of the following quoted terms have the meanings set forth after such term:

“Actual Exchange Rate”—With respect to any particular asset, at any time, the price per single unit of such asset (determined net of any associated fees) at which the Fund is able to sell such asset for U.S. dollars (or other applicable fiat currency) at such time to enable the Fund to timely pay any Additional Fund Expenses, through use of the Manager’s commercially reasonable efforts to obtain the highest such price.

“Actual Execution Cash Order”—A Cash Order pursuant to which any price differential between (x) the Total Basket NAV on the trade date and (y) the price realized in acquiring or disposing of the corresponding Total Basket Amount, as the case may be, will be borne solely by the Authorized Participant.

“Additional Creation Cash”—In connection with a creation pursuant to an Actual Execution Cash Order, the amount of additional cash required to be delivered by the Authorized Participant in the event the price realized in acquiring the corresponding Total Basket Amount is higher than the Total Basket NAV on the trade date.

“Additional Redemption Cash”—In connection with a redemption pursuant to an Actual Execution Cash Order, the amount of additional cash to be delivered to the Authorized Participant in the event the price realized in disposing the corresponding Total Basket Amount is higher than the Total Basket NAV on the trade date.

“Additional Fund Expenses”—Together, any expenses incurred by the Fund in addition to the Manager’s Fee that are not Manager-paid Expenses, including, but not limited to, (i) taxes and governmental charges, (ii) expenses and costs of any extraordinary services performed by the Manager (or any other service provider) on behalf of the Fund to protect the Fund or the interests of shareholders, (iii) any indemnification of the Custodian or other agents, service providers or counterparties of the Fund, (iv) the fees and expenses related to the listing, quotation or trading of the Shares on any Secondary Market (including legal, marketing and audit fees and expenses) to the extent exceeding $600,000 in any given fiscal year and (v) extraordinary legal fees and expenses, including any legal fees and expenses incurred in connection with litigation, regulatory enforcement or investigation matters.

“Administrator”—The Bank of New York Mellon, a New York corporation authorized to conduct banking business.

“Administrator Fee”—The fee payable to any administrator of the Fund for services it provides to the Fund, which the Manager will pay such administrator as a Manager-paid Expense.

“AEOI Regulations”—Cayman Islands regulations have been issued to give effect to the Automatic Exchange of Information, which consists of the U.S. IGA and the CRS.

“Affirmative Action”—A decision by the Fund to acquire or abandon specific Forked Assets at any time prior to the time of a creation or redemption of Shares.

“AP Designee”—An Authorized Participant’s designee in connection with In-Kind Orders (to the extent In-Kind Regulatory Approval is obtained).

“Approved Components”—Fund Components which are commodities that are the primary investment underlying exchange-traded products previously approved by the SEC to list and trade on a national securities exchange. As of the date of this prospectus, the only Fund Components that are Approved Components are Bitcoin and Ether.

“Authorized Participant”—Certain eligible financial institutions that have entered into an agreement with the Fund and the Manager concerning the creation or redemption of Shares. Each Authorized Participant (i) is a registered broker-dealer and (ii) has entered into a Participant Agreement with the Manager and the Transfer Agent. Subject to In-Kind Regulatory Approval, in the future any Authorized Participants creating and redeeming Shares through In-Kind Orders must also own, or their AP Designee (as defined above) must own, digital asset wallet addresses and bank accounts that are recognized by the Manager and the Custodian as belonging to the Authorized Participant or its AP Designee and maintain an account with the Custodian.

“Avalanche” or “AVAX”—A type of digital asset based on an open-source cryptographic protocol existing on the Avalanche network.

“Basket”—A block of 10,000 Shares.

“Basket Amount”—The sum of (x) the Fund Component Basket Amounts for all Fund Components and (y) the Cash Portion, in each case, as of such trade date.

“Basket NAV”—The U.S. dollar value of a Basket calculated by multiplying the Basket Amount by the Index Price as of the trade date.

“Bitcoin”—A type of digital asset based on an open-source cryptographic protocol existing on the Bitcoin network.

“Blockchain” or “blockchain”— The public transaction ledger of a Digital Asset Network on which miners or validators add records of recent transactions (called “blocks”) to the chain of transactions in exchange for an award of digital assets from a Digital Asset Network and the payment of transaction fees, if any, from users whose transactions are recorded in the block being added.

“Cardano” or “ADA”—A type of digital asset based on an open-source cryptographic protocol existing on the Cardano network.

“Cash Account”—The segregated account maintained by the Transfer Agent in the name of the Fund for purposes of receiving cash from Authorized Participants and Liquidity Providers in connection with creations of Shares and distributing cash to Authorized Participants and Liquidity Providers in connection with redemptions of Shares.

“Cash Order”—An order for the creation or redemption of Shares pursuant to procedures facilitated by the Transfer Agent and pursuant to which a Liquidity Provider is engaged to facilitate the purchase or sale of Fund Components. A Cash Order may be executed as either a Variable Fee Cash Order or an Actual Execution Cash Order. Unless the Manager determines otherwise in its sole discretion based on market conditions and other factors existing at the time of such Cash Order, all creations and redemptions pursuant to Cash Orders are expected to be executed as Variable Fee Cash Orders.

“Cash Portion”—For any trade date, the amount of U.S. dollars determined by dividing (x) the amount of U.S. dollars or other fiat currency (as converted into U.S. dollars at the applicable exchange rate as of 4:00 p.m., New York time) held by the Fund at 4:00 p.m., New York time, on such trade date by (y) the number of Shares outstanding at such time (with the quotient so obtained calculated to one one-hundred-millionth), and multiplying such quotient by 10,000.

“CoinDesk CCIXber Reference Rate”—As to a Fund Component, a U.S. dollar-denominated reference rate for the spot price of such Fund Component, leveraging real-time prices from multiple constituent trading platforms to provide a representative spot price.

“CD5”—The CoinDesk 5 Index (CD5).

“CEA”—Commodity Exchange Act of 1936, as amended.

“CFTC”—The U.S. Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States.

“Code”—The U.S. Internal Revenue Code of 1986, as amended.

“Coinbase Credit”—Coinbase Credit, Inc.

“Creation Basket”—Basket of Shares issued by the Fund upon deposit of the Basket Amount required for each such Creation Basket.

“Creation Time”—With respect to the creation of any Shares by the Fund, the time at which the Fund creates such Shares.

“Custodial and Prime Broker Services”—The services of the Custodian and the Prime Broker that provide for: (i) holding of the Fund Components in the Vault Balance and the Settlement Balance; (ii) transfer of the Fund Components between the relevant Vault Balance and the Settlement Balance; (iii) the deposit of Fund Components from a public blockchain address into the respective account or accounts in which the Vault Balance or the Settlement Balance are maintained; and (iv) the withdrawal of Fund Components from the Vault Balance to a public blockchain address the Fund controls.

“Custodian”—Coinbase Custody Trust Company, LLC.

“Custodian Fee”—Fee payable to the Custodian and the Prime Broker for services they provide to the Fund, which the Manager shall pay to the Custodian and the Prime Broker as a Manager-paid Expense.

“DCG”—Digital Currency Group, Inc.

“Digital Asset Market”—A “Brokered Market,” “Dealer Market,” “Principal-to-Principal Market” or “Exchange Market,” (referred to as “Trading Platform Market” in this prospectus) as each such term is defined in the Financial Accounting Standards Board Accounting Standards Codification Master Glossary.

“Digital Asset Network”—The online, end-user-to-end-user network hosting a public transaction ledger, known as a Blockchain, and the source code comprising the basis for the cryptographic and algorithmic protocols governing such Digital Asset Network.

“Digital Asset Reference Rate”—With respect to any Fund Component as of any business day, the price in U.S. dollars of such Fund Component, as determined by reference to the DLCS Index Price or an Indicative Price reported by CoinDesk Indices, Inc. for such Fund Component as of 4:00 p.m., New York time, on any business day.

“Digital Asset Trading Platform”—An electronic marketplace where trading platform participants may trade, buy and sell digital assets, including those that are Fund Components, based on bid-ask trading. The largest Digital Asset Trading Platforms are online and typically trade on a 24-hour basis, publishing transaction price and volume data.

“Digital Asset Trading Platform Market”—The global exchange market for the trading of Fund Components, which consists of transactions on electronic Digital Asset Trading Platforms.

“DLCS”—The CoinDesk Large Cap Select Index (DLCS).

“DLCS Fund Rebalancing Period”—Prior to June 5, 2025, any period during which the Manager reviews for rebalancing the Fund’s portfolio in accordance with the policies and procedures set forth in our Annual Report on Form 10-K.

“DLCS Index Components”—The digital assets that make up the DLCS.

“DLCS Index Price”— A price for a Fund Component determined by the Reference Rate Provider by further cleansing and compiling the trade data used to determine the Indicative Price in such a manner as to algorithmically reduce the impact of anomalistic or manipulative trading.

“DLCS Index Rebalancing Period”—Prior to June 5, 2025, any period during which the Index Provider reviews for rebalancing the DLCS in accordance with the policies and procedures set forth in our Annual Report on Form 10-K.

“DLCS Index Universe”—The universe of investable digital assets meeting the following criteria, (i) the digital asset must be ranked in the top 250 in the Index Provider’s Digital Asset Classification Standard (“DACS”) report, (ii) custodian services for the digital asset must be available from Coinbase Custody, a division of Coinbase Global Inc., and must be accessible to U.S. investors, (iii) the digital asset must not be a stablecoin or categorized as a meme coin as determined by the Index Provider and (iv) the digital asset must have been listed on a Constituent Trading Platform for a minimum of 30 days leading up to the DLCS Index Rebalancing Period.

“DLCS Methodology”—The criteria that a digital asset must meet to be eligible for inclusion in the DLCS, as determined from time to time by the Index Provider.

“DTC”—The Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the U.S. Federal Reserve System and a clearing agency registered with the SEC. DTC will act as the securities depository for the Shares.

“Ether”— Ethereum tokens, which are a type of digital asset based on an open-source cryptographic protocol existing on the Ethereum network.

“ERISA”—The U.S. Employee Retirement Income Security Act of 1974, as amended.

“Excess Creation Cash”—In connection with a creation pursuant to an Actual Execution Cash Order, the amount of excess cash to be returned to the Authorized Participant in the event the price realized in acquiring the corresponding Total Basket Amount is lower than the Total Basket NAV on the trade date.

“Exchange Act”—The Securities Exchange Act of 1934, as amended.

“FDIC”—The Federal Deposit Insurance Corporation.

“FinCEN”—The Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury.

“FINRA”—The Financial Industry Regulatory Authority, Inc., which is the primary regulator in the United States for broker-dealers, including Authorized Participants.

“Forked Asset”—Any asset other than cash that is held by the Fund at any time other than a Fund Component, including (i) any right, arising from a fork, airdrop or similar occurrence, to acquire (or otherwise establish dominion and control over) any digital asset or other asset or right and (ii) any digital asset or other asset or right acquired by the Fund through the exercise of a right described in the preceding clause (i), in each case, until such time as the Manager designates such asset as a Fund Component.

“FRA”—The Financial Reporting Authority of the Cayman Islands.

“Fund”—Grayscale CoinDesk Crypto 5 ETF (formerly known as Grayscale Digital Large Cap Fund LLC), a Cayman Islands limited liability company, which was formed on January 25, 2018.

“Fund Component”—A digital asset designated as such by the Manager for inclusion in the Fund in accordance with the policies and procedures set forth in this prospectus and our Annual Report on Form 10-K, which is incorporated herein by reference.

“Fund Component Aggregate Liability Amount”—For any Fund Component and any trade date, an amount of tokens of such Fund Component equal to the sum of (x) all accrued but unpaid Fund Component Fee Amounts for such Fund Component as of 4:00 p.m., New York time, on such trade date and (y) the Fund Component Expense Amount as of 4:00 p.m., New York time, on such trade date.

“Fund Component Basket Amount”—As of any trade date, the amount of tokens of such Fund Component of such Fund Component required to be delivered in connection with the creation or redemption of a Basket, as determined by dividing the amount of tokens of such Fund Component held by the Fund at 4:00 p.m., New York time, on such trade date, after deducting the applicable Fund Component Aggregate Liability Amount, by the number of Shares outstanding at such time (the quotient so obtained calculated to one one-millionth (i.e., carried to the sixth decimal place)) and multiplying the quotient so obtained for the Fund Component by 10,000.

“Fund Component Fee Amount”—For any day, the amount of tokens of each Fund Component payable as the Manager’s Fee.

“Fund Component Expense Amount”—For any day, the amount of tokens of each Fund Component payable as expenses.

“Fund Rebalancing Period”—Any period during which the Manager reviews for rebalancing the Fund's portfolio in accordance with the policies and procedures set forth in our Annual Report on Form 10-K and this prospectus, as applicable. Prior to June 5, 2025, “Fund Rebalancing Period” refers to the DLCS Fund Rebalancing Period.

“Fund Weighting”—For any Fund Component, the percentage of the total U.S. dollar value of the aggregate Fund Components at any time that is represented by tokens of such Fund Component.

“GAAP”—United States generally accepted accounting principles.

“GSI”—Grayscale Investments, LLC, the Manager of the Fund until December 31, 2024.

“GSIS”—Grayscale Investments Sponsors, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Grayscale Operating, LLC.

“GSO”—Grayscale Operating, LLC, a Delaware limited liability company and a wholly owned indirect subsidiary of Digital Currency Group, Inc.

“Index Components”—The digital assets that make up the CD5 or, prior to June 5, 2025, the DLCS Index Components, as the context may require.

“Index License Agreement”—The license agreement, dated as of February 1, 2022, between the Index Provider and the Manager governing the Manager’s use of the Index for calculation of the Index Price, as amended by Amendment No. 1 thereto and as the same may be amended from time to time.

“Index Price”—The U.S. dollar value of a Fund Component derived from the Digital Asset Trading Platforms that are reflected in each respective Fund Components’ CoinDesk CCIXber Reference Rate, calculated at 4:00 p.m., New York time, on each business day. Prior to July 1, 2025, “Index Price” refers to the DLCS Index Price.

“Index Provider”—CoinDesk Indices, Inc., a Delaware corporation that publishes the DLCS and the Index, as applicable. Prior to its sale to an unaffiliated third party on November 20, 2023, DCG was the indirect parent company of CoinDesk Indices, Inc. As a result, CoinDesk Indices, Inc. was an affiliate of the Manager and the Fund and was considered a related party of the Fund.

“Index Rebalancing Period”—Any period during which the Index Provider reviews for rebalancing the CD5 in accordance with the policies and procedures set forth in our Annual Report on Form 10-K and this prospectus, as applicable. Prior to June 5, 2025, “Index Rebalancing Period” refers to the DLCS Index Rebalancing Period.

“Index Universe”—The universe of investable digital assets meeting the following criteria, (i) the digital asset must be ranked in the top 250 by market capitalization, excluding stablecoins; (ii) the digital asset must be able to support an applicable index price by nature of its inclusion on a sufficient amount of digital asset trading platforms and volume metrics; (iii) the digital asset must not be a “wrapped token,” “pegged token,” or “liquid-staked asset,” a “gas-only token,” a “memecoin,” a “privacy-focused” token, each as defined by the Index Provider, or an asset that meets the definition of a security as determined by the Index Provider; and (iv) the digital asset must be listed as a USD and/or USDC pair on a minimum of three trading platforms that contribute to the applicable Index Price and such trading platform must meet the following requirements: (a) at least one listing has existed for the previous 90 days; (b) at least one digital trading platform is a Category 1 Trading Platform; and (c) there has been 30 consecutive days of non-zero volume on all three trading platforms described above. Prior to June 5, 2025, “the Index Universe” refers to the DLCS Index Universe.

“Indicative Price”—A volume-weighted average price in U.S. dollars for a Fund Component as of 4:00 p.m., New York time, for the immediately preceding 60-minute period derived from data collected from Digital Asset Trading Platforms trading such Fund Component selected by the Reference Rate Provider.

“In-Kind Order”—An order for the creation or redemption of Shares pursuant to which the Authorized Participant (or its AP Designee) will deliver or receive digital assets directly from the Fund’s Vault Balance. Because In-Kind Regulatory Approval has not been obtained, at this time Shares will not be created or redeemed through In-Kind Orders.

“In-Kind Regulatory Approval”—The necessary regulatory approval to permit NYSE Arca to list the Shares of the Fund utilizing a structure that allows the Fund to create and redeem Shares via in-kind transactions with Authorized Participants or their AP Designees in exchange for Fund Components. Although the SEC recently approved orders to permit in-kind creations and redemptions by authorized participants for certain spot digital asset ETP shares, the Fund is not at this time able to create and redeem shares via in-kind transactions with Authorized Participants. In light of new SEC staff orders, NYSE Arca may seek the necessary regulatory approval to amend its listing rules to permit the Fund to create and redeem Shares through In-Kind Orders. There can be no assurance as to when NYSE Arca will seek or obtain such regulatory approval, if at all.

“IRS”—The U.S. Internal Revenue Service, a bureau of the U.S. Department of the Treasury.

“Investment Company Act”-U.S. Investment Company Act of 1940, as amended.

“Liquidity Engager”—Grayscale Investments Sponsors, LLC, acting other than in its capacity as Manager, and in its capacity to engage one or more Liquidity Providers.

“Liquidity Provider”—One or more eligible companies that facilitate the purchase and sale of digital assets in connection with creations or redemptions pursuant to Cash Orders. The Liquidity Providers with which Grayscale Investments Sponsors, LLC, acting in its capacity as the Liquidity Engager, will engage in digital assets transactions are third parties that are not affiliated with the Manager or the Fund and are not acting as agents of the Fund, the Manager, or any Authorized Participant, and all transactions will be done on an arms-length basis. Except for the contractual relationships between each Liquidity Provider and Grayscale Investments Sponsors, LLC in its capacity as the Liquidity Engager, there is no contractual relationship between each Liquidity Provider and the Fund, the Manager, or any Authorized Participant.

“LLC Act”—Limited Liability Companies Act (As Revised) of the Cayman Islands (as amended or any successor statute thereto).

“LLC Agreement”—The Third Amended and Restated Limited Liability Company Agreement establishing and governing the operations of the Fund.

“Manager”—The manager of the Fund. Grayscale Investments, LLC was the manager of the Fund before January 1, 2025, Grayscale Operating, LLC was the co-manager of the Fund from January 1, 2025 to May 3, 2025, and Grayscale Investments Sponsors, LLC was the co-manager of the Fund from January 1, 2025 to May 3, 2025 and is and will be the sole remaining manager thereafter.

“Manager-paid Expenses”—The fees and expenses incurred by the Fund in the ordinary course of its affairs that the Manager is obligated to assume and pay, excluding taxes, but including: (i) the Marketing Fee, (ii) the Administrator Fee, (iii) the Custodian Fee and fees for any other security vendor engaged by the Fund, (iv) the Transfer Agent fee, (vi) the fees and expenses related to the listing, quotation or trading of the Shares on any Secondary Market (including customary legal, marketing and audit fees and expenses) in an amount up to $600,000 in any given fiscal year, (vii) ordinary course, legal fees and expenses, (viii) audit fees, (ix) regulatory fees, including, if applicable, any fees relating to the registration of the Shares under the Securities Act or the Exchange Act, (x) printing and mailing costs, (xi) costs of maintaining the Fund’s website and (xii) applicable license fees, provided that any expense that qualifies as an Additional Fund Expense will be deemed to be an Additional Fund Expense and not a Manager-paid Expense.

“Manager’s Fee”—A fee that accrues daily in U.S. dollars at an annual rate of 0.59% of the Fund’s NAV Fee Basis Amount as of 4:00 p.m., New York time, and will generally be paid in the Fund Components then held by the Fund in proportion to such Fund Components’ respective Fund Weightings. For any day that is not a business day or in a Fund Rebalancing Period, the Manager’s Fee will accrue in U.S. dollars at a rate of 0.59% of the most recently calculated NAV Fee Basis Amount of the Fund. The Manager’s Fee is payable to the Manager daily in arrears.

“Marketing Agent”—Foreside Fund Services, LLC.

“Marketing Fee”—Fee payable to the marketer for services it provides to the Fund, which the Manager will pay to the marketer as a Manager-paid Expense.

“NAV”—The aggregate value, expressed in U.S. dollars, of the Fund’s assets, less its liabilities and expenses, a Non-GAAP metric, calculated in the manner set forth under “Part I—Item 1. Business—Valuation of ETH and Determination of NAV” in the Annual Report. See also “Determination of Principal Market NAV and NAV” in this prospectus for a description of the Fund’s Principal Market NAV, as calculated in accordance with GAAP. Prior to February 7, 2024, NAV was referred to as Digital Asset Holdings. For purposes of the LLC Agreement, the term Digital Assets Holdings shall mean the NAV as defined herein.

“NAV Fee Basis Amount”—The amount on which the Manager’s Fee for the Fund is based, as calculated in the manner set forth under “Part I—Item 1. Business—Valuation of ETH and Determination of NAV” of the Annual Report.

“NYSE Arca”—NYSE Arca, Inc.

“OTCQX”—The OTCQX tier of OTC Markets Group Inc.

“Participant Agreement”—An agreement entered into by an Authorized Participant with the Manager and the Transfer Agent, that provides the procedures for the creation and redemption of Baskets via a Liquidity Provider.

“Pre-Creation Abandonment Notice”—A notice, delivered to the Custodian on July 29, 2019, stating that the Fund is abandoning irrevocably for no direct or indirect consideration, effective immediately prior to a Creation Time for the Fund, all Forked Assets to which it would otherwise be entitled as of such time and with respect to which the Fund has not taken any Affirmative Action at or prior to such time.

“Pre-Creation/Redemption Abandonment”—The abandonment by the Fund, irrevocably for no direct or indirect consideration, all Forked Assets to which the Fund would otherwise be entitled, effective immediately prior to a Creation Time or a Redemption Time (as the case may be) for the Fund.

“Pre-Creation/Redemption Abandonment Notices”—Together, the Pre-Creation Abandonment Notice and the Pre-Redemption Abandonment Notice.

“Pre-Redemption Abandonment Notice”—A provision, as amended or supplemented from time to time, in the Prime Broker Agreement that provides that the Fund will abandon irrevocably for no direct or indirect consideration, effective immediately prior to each Creation Time and each Redemption Time for the Fund, all Forked Assets to which it would otherwise be entitled as of such time and with respect to which the Fund has not taken any Affirmative Action at or prior to such time.

“Prime Broker”—Coinbase, Inc.

“Prime Broker Agreement”—The Prime Broker Agreement, dated as of June 25, 2025, by and among the Fund, the Manager and the Prime Broker, on behalf of itself, the Custodian and Coinbase Credit, that governs the Fund’s and the Manager’s use of the Custodial and Prime Broker Services provided by the Custodian and the Prime Broker.

“Principal Market NAV”—The net asset value of the Fund determined on a GAAP basis. Prior to February 7, 2024, Principal Market NAV was referred to as NAV.

“Redemption Cash Shortfall”—In connection with a redemption pursuant to an Actual Execution Cash Order, the amount by which the cash to be delivered to the Authorized Participant is reduced in the event the price realized in disposing the corresponding Total Basket Amount is lower than the Total Basket NAV on the trade date.

“Redemption Time”—With respect to the redemption of any Shares by the Fund, the time at which the Fund redeems such Shares.

“Reference Rate Provider”—CoinDesk Indices, Inc., a Delaware corporation that publishes the Digital Asset Reference Rates. Prior to its sale to an unaffiliated third party on November 20, 2023, DCG was the indirect parent company of CoinDesk Indices, Inc. As a result, CoinDesk Indices, Inc. was an affiliate of the Manager and the Fund and was considered a related party of the Fund.

“SEC”—The U.S. Securities and Exchange Commission.

“Secondary Market”—Any marketplace or other alternative trading system, as determined by the Manager, on which the Shares may then be listed, quoted or traded, including but not limited to, NYSE Arca and the OTCQX tier of the OTC Markets Group Inc.

“Securities Act”—The Securities Act of 1933, as amended.

“Settlement Balance”—An account controlled and maintained by the Custodian to which cash and digital assets of the Fund are credited on the Fund’s behalf.

“Shares”—Equal, fractional undivided interests in the profits, losses, distributions, capital and assets of, and ownership of, the Fund.

“Solana” or “SOL”—A type of digital asset based on an open-source cryptographic protocol existing on the Solana network.

“Staking”—Using digital assets, or permitting digital assets to be used, directly or indirectly, through an agent or otherwise, in a Digital Asset Network’s proof-of-stake validation protocol, in exchange for the receipt of consideration, including, but not limited to, staking rewards paid in kind.

“Total Basket Amount”—With respect to any creation or redemption order, the applicable Basket Amount multiplied by the number of Baskets being created or redeemed.

“Total Basket NAV”—The applicable Basket NAV Amount multiplied by the number of Baskets being created or redeemed.

“Transfer Agency and Service Agreement”—The agreement between the Manager and the Transfer Agent which sets forth the obligations and responsibilities of the Transfer Agent with respect to transfer agency services and related matters.

“Transfer Agent”—The Bank of New York Mellon, a New York corporation authorized to conduct banking business.

“Transfer Agent Fee”—Fee payable to the Transfer Agent for services it provides to the Fund, which the Manager will pay to the Transfer Agent as a Manager-paid Expense.

“U.S.”—United States.

“U.S. dollar” or “$”—United States dollar or dollars.

“Variable Fee”—An amount in cash based on the Total Basket NAV, which shall be paid by the Authorized Participant in connection with Variable Fee Cash Orders. The amount may be changed by the Manager in its sole discretion at any time.

“Variable Fee Cash Order”—A Cash Order pursuant to which any price differential between (x) the Total Basket NAV on the trade date and (y) the price realized in acquiring or disposing of the corresponding Total Basket Amount, as the case may be, will be borne solely by the applicable Liquidity Provider.

“Vault Balance”—A segregated custody account controlled and secured by the Custodian to store private keys, which allow for the transfer of ownership or control of the Fund’s digital assets on the Fund’s behalf.

“Weightings Floor”—A floor providing that at least 85% of the total Fund Components will consist of Approved Components.

“XRP”—XRP tokens, which are a type of digital asset based on a cryptographic protocol existing on the Ripple network.

GRAYSCALE

COINDESK CRYPTO 5 ETF